Exhibit 10.1

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

EXECUTION VERSION

TRANSACTION AGREEMENT

by and among

OB GLOBAL HOLDINGS LLC,

THE COMPANIES LISTED ON ANNEX A

and

WME IMG, LLC

Dated as of November 11, 2024

i

Disclosure Letter

Annexes and Exhibits

Annex A	Companies
Exhibit A	Equity Commitment Letter
Exhibit B	Transferor Note
Exhibit C	Transition Services Agreement
Exhibit D	Pre-Closing Restructuring
Exhibit E	Purchase Price Allocation Methodology

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of November 11, 2024, is entered into by and among WME IMG, LLC, a Delaware limited liability company (“Transferor”), each of the Persons listed on Annex A attached hereto (each, a “Company” and, collectively, the “Companies”), and OB Global Holdings LLC, a Delaware limited liability company (“Acquiror”). All capitalized terms used but not defined herein shall have the meanings specified in Article I.

RECITALS

WHEREAS, Transferor owns one hundred percent (100%) of the issued and outstanding equity interests of the Companies (the “Company Equity Interests”);

WHEREAS, (a) Transferor operates the Business through the Companies and certain other of Transferor’s Affiliates and (b) prior to the Closing, Transferor will cause the Pre-Closing Restructuring to be effected;

WHEREAS, the parties desire that, at the Closing, (a) Transferor shall contribute, assign and transfer to Acquiror all of the Company Equity Interests (the “Transferred Equity Interests”) and (b) Acquiror shall acquire and accept from Transferor the Transferred Equity Interests, in each case, upon the terms and subject to the conditions set forth herein (the “Transfer”);

WHEREAS, Acquiror acknowledges that the Business is currently operated as a business unit of Transferor, and relies upon resources of the Remaining Transferor Group that will not be transferred to Acquiror in connection with this Agreement, but certain of which will continue under the terms of a separate Transition Services Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means GAAP using and applying the same accounting principles, practices, procedures, policies and methods used and applied by Transferor in the preparation of the Financial Statements.

“Action” means any complaint, claim, demand, cause of action, suit, litigation, arbitration, audit, hearing, investigation or other proceeding (whether civil, commercial, administrative, criminal or investigative) by or before any Governmental Authority (including any arbitrator).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management or policies of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise. For the avoidance of doubt, with respect to any period following the Closing, each of the Transferred Entities shall be deemed to be an “Affiliate” of Acquiror and not an “Affiliate” of Transferor. Notwithstanding the foregoing and anything to the contrary herein, except for purposes of Section 10.04 (Procedures), Section 12.13 (Non-Recourse), Section 12.15 (Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege) and the definitions of “Transferor Indemnified Parties” and “Transferor Related Parties” in this Agreement, no investor in any of Endeavor Group Holdings, Inc., Endeavor Manager, LLC, Endeavor Operating Company, LLC, TKO Group Holdings, Inc., TKO Operating Company, LLC, or any of their respective Affiliates (other than, in each case, Endeavor Group Holdings, Inc. and its Subsidiaries) shall be considered Affiliates of the Transferor for any purposes herein.

“Ancillary Agreements” means the Equity Commitment Letter, Transition Services Agreement, the Transferor Note and each other agreement entered into by a party hereto or its Affiliates in connection with the Transaction.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to corruption or bribery, including, where applicable, the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Anti-Money Laundering Laws” means all applicable U.S. and non-U.S. Laws relating to terrorist financing or money laundering, including know-your-customer (KYC) and the financial recordkeeping and reporting requirements contained therein, and including the Bank Secrecy Act of 1970, applicable provisions of the USA Patriot Act of 2001, the Money Laundering Control Act of 1986, the Anti-Money Laundering Act of 2020, the UK Proceeds of Crime Act 2002, the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the UK Sanctions and Anti-Money Laundering Act 2018 and the UK Terrorism Act 2000.

“Antitrust Laws” means the HSR Act, the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, and any other federal, state, or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Gaming Law” means, with respect to any Gaming Regulatory Authority, all applicable laws, statutes, regulations, by-laws, rules, codes, orders, subordinate legislation, regulatory policies (including any requirement, standard, guidance, announcement or notice) of such Gaming Regulatory Authority.

“Assumed Benefit Plan” means any (i) Benefit Plan which is (a) maintained, sponsored, entered into solely by a Transferred Entity or (b) set forth on Section 3.16(a) of the Disclosure Letter and (ii) any plan, program or agreement required by, or sponsored or maintained in whole or in part by, any Governmental Authority and applicable to the Business Employees.

“Assumed Employee Liabilities” means any and all Employee Liabilities (i) arising out of, relating to, resulting from, or with respect to, the employment or engagement or termination of employment or engagement of any Business Employee, or any independent contractor or former service provider performing services for the Business (including any M&A qualified beneficiary (within the meaning of U.S. Treasury Regulation §54.4980B-9)), whenever incurred (including Liabilities under any Benefit Plan (including any Transferor Plan) with respect to such individuals (other than (x) with respect to former service providers, any Employee Liabilities under Transferor Plans, (y) as a result of any act or omission of Transferor and its Affiliates (not including the Acquiror) solely to the extent such act or omission is a breach of the terms of a Benefit Plan or applicable Law and (z) under any Transferor Plan, other than an Assumed Benefit Plan, where such Employee Liabilities are incurred solely due to events or circumstances arising following the Closing)), (ii) arising out of, relating to, resulting from, or with respect to, any Assumed Benefit Plan, whenever incurred, (iii) in respect of severance or termination payments arising out of, relating to, resulting from, or with respect to, the termination of employment of any Business Employee (A) following the Closing [***] (other than such severance or termination payments arising out of, relating to, resulting from, or with respect to any act or omission of Transferor and its Affiliates (not including the Acquiror and its Affiliates) to the extent such act or omission is a breach of the terms of a Benefit Plan or applicable Law), and (B) in connection with any terminations of employment or reductions in force effectuated on or prior to the Closing at the written direction of Acquiror (or one or more of its Affiliates) or (iv) expressly assumed by the Acquiror or their Affiliates in accordance with the provisions of Article VII.

“Back-to-Back Arrangement” means with respect to any Specified Third-Party Contract, a commercially reasonable pass-through arrangement entered into by the Companies (or another applicable Transferred Entity) and Transferor (or one or more of its Affiliates) that provides such parties with (subject to any applicable legal rights of any third party or Governmental Authority and applicable Law) substantially similar economic rights and benefits (and economic burdens) that would have been provided by such Specified Third-Party Contract if the applicable Specified Third-Party Consent had been obtained at or prior to Closing.

“Base Cash Purchase Price” means $100,000,000.

“Benefit Plan” means each employment, consulting, retirement, pension, profit-sharing, savings, deferred compensation, medical, dental, disability, death benefit, life, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, severance, salary continuation, change-in-control, retention, termination, garden leave, gross-up, vacation, sick leave, incentive compensation, bonus, stock purchase, stock option, phantom stock and other equity-based compensation, clawback, educational assistance or fringe benefit plan, program, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other employee benefit plan, program, policy, practice, agreement or arrangement, in each case, (x) that is sponsored, maintained or entered into by the Transferred Entities, (y) pursuant to which the Transferred Entities have any current or future obligation or any direct or indirect Liability, whether contingent or otherwise, or (z) that is maintained, administered, sponsored by, contributed to or required to be contributed to or entered into by Transferor or any of its Affiliates for the benefit of any Business Employee or Former Business Employee (or dependent thereof) or pursuant to which the Transferor or any of its Affiliates has any current or future obligation or any direct or indirect Liability with respect to any Business Employee or Former Business Employee (or dependent thereof), excluding (a) any plan, program or agreement required by, or sponsored or maintained in whole or in part by, any Governmental Authority and (b) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

“Business” means the business and assets of the Transferred Entities as and where conducted by the Transferred Entities assuming the consummation of the Pre-Closing Restructuring, as constituted as of the date hereof and as of the Closing, but including such business and assets as conducted, owned or operated by the Transferred Entities prior to the Pre-Closing Restructuring (giving effect to the Pre-Closing Restructuring).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Business Employee” means each (a) employee of the Transferred Entities and (b) each employee of the Transferor Group whose duties or responsibilities primarily relate to the Business, but excluding (c) Excluded Employees. For the avoidance of doubt, any seasonal or temporary worker engaged through a third party shall not be a Business Employee.

“Calculation Time” means 12:01 a.m. (Eastern time) on the Closing Date.

“Cash and Cash Equivalents” means, as of any date or time, the aggregate amount of cash and cash equivalents of the Transferred Entities calculated in accordance with the Accounting Principles and otherwise in accordance with Section 2.04(c). Notwithstanding the foregoing, “Cash and Cash Equivalents” shall include the aggregate amount of checks which are in the possession of the Transferred Entities but which have not yet been deposited, or that have been deposited to a bank account held by a Transferred Entity but have not cleared and any other wire transfers or drafts deposited or received and available for deposit by the Transferred Entities, but shall exclude the amount of any checks issued by the Transferred Entities which have not yet been deposited or that have been deposited but have not cleared.

“Chiswick Floor 3 Lease” means that certain Underlease dated November 28, 2014, by and between Aker Engineering and Technology, as landlord, and International Management Group (UK) Limited, as tenant, as affected by the Break Option Side Letter, dated as of November 28, 2014, the Services Side Letter, dated as of November 28, 2014, and the License to Underlet, dated as of November 28, 2014, pertaining to the leased premises located at Third Floor at Building 6, Chiswick Park, London W4.

“Closing Payment” means an amount equal to (a) the Base Cash Purchase Price, minus (b) the Estimated Closing Indebtedness, plus (c) the Estimated Closing Cash.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar applicable state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, waiver or other authorization of any Person or Governmental Authority.

“Contract” means any legally binding contract (written or oral), lease, indenture, agreement or other commitment.

“Data Breach” means any access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Sensitive Data or the IT Systems, or that triggers any reporting requirement under any breach notification Law or Contract, including any ransomware or denial of service attacks that prevent or materially degrade access to Sensitive Data or the IT Systems.

“Debt Commitment Letter” means that certain debt commitment letter addressed to Acquiror (together with all exhibits, schedules, annexes and terms sheets attached thereto and, as amended, supplemented or replaced in compliance with this Agreement), pursuant to which the Debt Financing Sources party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the Debt Financing described therein.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including:

(a) all credit agreements, and security agreements, and guarantee agreements relating to the Debt Financing;

(b) all officer, secretary, solvency and perfection certificates, and legal opinions to be provided in connection with the Debt Financing; and

(c) agreements, documents or certificates relating to the creation, perfection or enforcement of liens securing the Debt Financing, including control agreements, access letters and similar arrangements, surveys and title insurance with respect to real property, and intellectual property security agreements.

“Debt Financing Source” means each party that has committed to provide or arrange, or otherwise entered into agreements (including the Debt Commitment Letter), in each case, subject to the Financing Conditions, in connection with, the Debt Financing, and each party to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“Delayed Transfer Business Employee” means each of the Business Employees employed in Australia, Hong Kong, New Zealand, United Arab Emirates and such other jurisdictions as mutually agreed, such agreement not to be unreasonably withheld, conditioned or delayed.

“Disclosure Letter” means the disclosure Letter delivered with and attached hereto.

“EDR Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 2, 2024, by and among Wildcat EGH Holdco, L.P., a Delaware limited partnership, Wildcat OpCo Holdco, L.P., a Delaware limited partnership, Wildcat PubCo Merger Sub, Inc., a Delaware corporation, Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company, Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company, Endeavor Group Holdings, Inc., a Delaware corporation, Endeavor Manager, LLC, a Delaware limited liability company, and Endeavor Operating Company, LLC, a Delaware limited liability company and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time).

“EDR Merger Closing” means the consummation of the Mergers (as defined in the EDR Merger Agreement).

“Employee Liabilities” means all Liabilities of the Transferor Group or any of its Affiliates (including any Transferred Entity), members of their respective groups and predecessors and former Affiliates of the foregoing, arising out of, by reason of, or otherwise in connection with or related to, the employment or engagement of, or termination of the employment or engagement of, any employee (which, for the avoidance of doubt, shall include any employee leased or engaged through a third-party entity) or individual service provider (including global employee mobility), or any applicant’s application for employment or engagement (including Liabilities under any Benefit Plan with respect to such individuals).

“Endeavor Credit Agreement” means that certain First Lien Credit Agreement, dated as of May 6, 2014 (as amended, supplemented, refinanced or otherwise modified from time to time), by and among Transferor, WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, IMG Worldwide Holdings, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement relating to hazardous or toxic substances, contaminants, pollutants or pollution or protection of the environment.

“Equity Commitment Letter” means the equity commitment letter attached as Exhibit A hereto, by and between Acquiror and Ariel Emanuel, dated as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations issued thereunder.

“ERISA Affiliates” means, with respect to any Person, trade or business or entity, any other Person, trade or entity, that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA that includes or included the first Person, trade or business, or entity that is, or was at the relevant time, a member of the same “controlled group” as the first Person, trade or business, or entity pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” means (a) all assets and properties of Transferor and its Affiliates, as of immediately prior to the Closing (after giving effect to the Pre-Closing Restructuring) other than the Transferred Assets, including any and all causes of action, lawsuits, judgments, Actions, claims and demands of any nature available to or being pursued by the Transferor Group or any of their Affiliates (including counterclaims) and defenses against third parties to the extent relating to any of the Excluded Liabilities, and (b) any and all rights of the Transferor Group pursuant to this Agreement or any Ancillary Agreement.

“Excluded Employees” means any employee of the Transferred Entities as listed on the Excluded Employee List (as may be updated from time to time by Transferor in accordance with the terms of this Agreement).

“Excluded Employees List” means the list provided to counsel to the Acquiror by email from counsel to the Transferor on the date hereof and which list identifies each Excluded Employee together with such individual’s name (as may be updated from time to time by the Transferor Parties in accordance with the terms of this Agreement).

“Excluded Liabilities” means any and all Liabilities of the Transferor Group or the Transferred Entities, whether arising before, on or after the Closing Date, and that are not, in each case, Transferred Liabilities, and for the avoidance of doubt including any and all obligations of the Transferor Group (a) pursuant to (i) this Agreement or any Ancillary Agreement, in each case regardless of which entity is named in any Action associated with any Liability, or (ii) the agreement set forth on Section 1.01(a) of the Disclosure Letter, or (b) arising out of, relating to, resulting from, or with respect to, the employment or engagement or termination of employment or engagement of any Excluded Employee. Notwithstanding the foregoing, Excluded Liabilities shall not include any Tax Liabilities.

“Final Closing Payment” means an amount equal to the (a) the Base Cash Purchase Price, minus (b) Closing Indebtedness, plus (c) the Closing Cash.

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letter.

“Foreign Investment Law” means any applicable Law in the relevant jurisdiction that is designed or intended to prohibit, restrict or regulate actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests on national security or public order grounds.

“Foreign Plan” means each Assumed Benefit Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any Business Employee that is primarily based outside of the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction.

“Former Business Employee” means each former employee of the Transferred Entities.

“Fraud” means (a) a false representation made herein (with respect to Transferor, the making of the representations and warranties expressly set forth in Article III, and with respect to Acquiror, the making of the representations and warranties expressly set forth in Article IV), (b) with actual knowledge that such representation is false, (c) with an intention to induce the party to whom such representation is made to act or refrain from acting, (d) the action or inaction of the party to whom such false representation is made in reliance on such representation, and (e) damage to the party to whom such representation was made as a result of such reliance.

“Fundamental Representations and Warranties” means (a) the representations and warranties of Transferor set forth in Section 3.01, Section 3.04, and Section 3.05 and (b) the representations and warranties of Acquiror set forth in Section 4.01, Section 4.05, and Section 4.08.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gaming Regulatory Authority” means the competent Governmental Authority in any jurisdiction regulating gambling, betting and gaming activities (if any), including, for the avoidance of doubt, the Governmental Authorities issuing the Relevant Licenses.

“Governing Documents” means with respect to any corporation, the articles or certificate of incorporation, as applicable, and the bylaws or code of regulations, as applicable, of such corporation; with respect to any limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement, as applicable, of such limited liability company; with respect to any general partnership or limited partnership, the certificate of partnership or certificate of limited partnership, as applicable, and the partnership agreement or limited partnership agreement, as applicable, of such general partnership or limited partnership; and with respect to any other form of entity, the charter or similar document adopted or filed in connection with creation, formation or organization of such entity.

“Government Consents” means any material consents required to be obtained from any Governmental Authority in order to consummate the Transaction, including the expiration or termination of any applicable waiting period under the HSR Act or approval or clearance under any other Antitrust Law or Foreign Investment Law.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, national, foreign, international, state, local, supranational or other government, governmental, regulatory or administrative authority, agency, instrumentality, or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction (including, for the avoidance of doubt, the Gaming Regulatory Authorities).

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, directive, assessment, subpoena, verdict, determination or award issued, promulgated or entered, by or with any Governmental Authority of competent jurisdiction, arbitrator or arbitral tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IMG Arena Business” the business and assets of IMG Arena Parent and its Subsidiaries as and where conducted by IMG Arena Parent and its Subsidiaries assuming the consummation of the Pre-Closing Restructuring, as constituted as of the date hereof and as of the Closing, but including such business and assets as conducted, owned or operated by IMG Arena Parent and its Subsidiaries prior to the Pre-Closing Restructuring (giving effect to the Pre-Closing Restructuring).

“IMG Arena Parent” means IMG Arena US Parent, LLC, a Delaware limited liability company.

“Income Tax Adjustment” means an amount equal to (i) the unpaid income Tax liabilities of the Transferred Entities for Pre-Closing Tax Periods beginning on or after January 1, 2023, and ending on or prior to the Closing Date in respect of income Tax Returns for which the original filing of the Tax Return reporting such Taxes is first due after Closing (and which Tax Returns have not been filed as of the Closing); minus (ii) the income Tax refund receivables to which the Transferred Entities are entitled in respect of Pre-Closing Tax Periods. The Income Tax Adjustment shall be (x) calculated after giving effect in each applicable jurisdiction to any loss carryforward, interest expense carryforward or similar attributes available to offset income in such jurisdiction under applicable Law, and (y) notwithstanding anything else in this Agreement, determined (A) without regard to any accruals or reserves established or required to be established under GAAP methodologies for contingent income Taxes or with respect to uncertain Tax positions, and by excluding any Tax liability or reduction to any income Tax refund receivable attributable to any action taken by Acquiror or any of its Affiliates (including, after the Closing, the Transferred Entities) on the Closing Date after the Closing outside the Ordinary Course of Business; (B) in accordance with the accounting methodologies and the past practices (including reporting positions, elections and accounting methods) of the applicable Transferred Entities in preparing Tax Returns with respect to income Taxes, except as otherwise required by applicable Law; (C) by applying applicable Tax Laws, rather than by applying the Accounting Principles; and (D) by taking into account any pre-Closing estimated income Tax payments or overpayments of income Taxes or other income Tax refund receivables available to the Transferred Entities. For the avoidance of doubt, in no event will the Income Tax Adjustment include (I) any U.S. federal income tax liabilities payable by Transferor or its Affiliates (other than the Transferred Entities) on a flow-through basis (or other consolidated group liabilities for which Transferor or its Affiliates (other than the Transferred Entities) are primarily liable that constitute Pre-Closing Tax Liabilities); or (II) any refunds of the Taxes described in clause (I). If the Income Tax Adjustment is a negative amount, then for purposes of determining the Closing Payment and the Final Closing Payment, the absolute value of the Income Tax Adjustment shall increase Closing Cash.

“Indebtedness” means, as of any date and time, without duplication, any of the following with respect to the Transferred Entities (or of the Transferor Group that constitute Transferred Liabilities): [ * * * ]

“Independent Auditor” means Grant Thornton LLP, or if Grant Thornton LLP declines to act in such capacity, any other independent accounting firm of international repute mutually acceptable to Acquiror and Transferor, or if the parties cannot mutually agree on an Independent Auditor within ten (10) Business Days, an accounting firm of international repute mutually selected by (a) an accounting firm of national repute selected by Acquiror and (b) an accounting firm of national repute selected by Transferor.

“Intellectual Property” means all (a) patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, divisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, (b) trademarks, service marks, trade names, trade dress, logos and slogans, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software (including source codes), database rights and the benefit of contractual waivers of moral rights, (d) registered domain names, social media accounts, Internet and World Wide Web URLs or addresses, (e) trade secrets and common law and statutory rights associated with confidential and/or proprietary information and know-how, (“Trade Secrets”), (f) rights in priority, registrations and applications for registration of the foregoing, in each case whether registered or unregistered and any equivalent rights to any of the foregoing in any jurisdiction, and (g) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the rights set forth hereinabove.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means the information technology systems and infrastructure used, owned, leased or licensed by or for the Business, including software, firmware, hardware, networks, interfaces, applications, platforms, and related systems.

“Key Customer” means each of the top five (5) customers of each of the IMG Arena Business and OpenBet Business who receive goods and services of such business through Contracts directly with the applicable Companies or the Transferred Entities, or any of their respective Subsidiaries, determined on the basis of expected aggregate revenue of such business for the fiscal year ending December 31, 2024.

“Key Supplier” means each of the top five (5) suppliers or vendors of each of the IMG Arena Business and OpenBet Business who provide goods and services to such business through Contracts directly with the applicable Companies or the Transferred Entities, or any of their respective Subsidiaries, determined on the basis of expected aggregate spend of such business for the fiscal year ending December 31, 2024.

“Law” means any federal, national, supranational, provincial, state, local, foreign or similar statute, constitution, law, ordinance, regulation, rule, executive order, code, income tax treaty, requirement, order, consent decree, judgment or rule of law (including common law) or other binding directives promulgated, issued, entered into or in effect by any Governmental Authority.

“Liability” means any and all debts, liabilities, guarantees, assurances, commitments, Losses and obligations of any nature, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, due or to become due, reflected on a balance sheet or otherwise, whenever or however arising, including but not limited to those arising under any Law or Governmental Order, Contract, or tort on negligence or strict liability.

“Liens” means all liens, mortgages, deeds of trust, use restrictions, easements, encroachments, leases and subleases (excluding Transferred Real Property Leases), collateral assignments, security interests, conditional sale agreements, title retention agreements, charges, pledges, hypothecations, claims, proxy, voting trusts or similar agreements with respect to equity securities (other than provided in the Governing Documents of any Transferred Entity), options, rights of first refusal, rights of first offer, preemptive rights, transfer restrictions or other encumbrances or limitations of any kind whatsoever. For clarity, the foregoing shall not include licenses of or other grants of rights to use Intellectual Property.

“Loss” means any loss, liability, damage, claim, cost and expense, fines, interest, award, judgment, penalty or payments (including those arising out of any settlement or Governmental Order relating to any Action or proceeding), obligations, fees and costs and expenses of any kind (including reasonable accountants’ attorneys’ and consultants’ fees and expenses) actually suffered or incurred. Notwithstanding anything to the contrary contained herein, except to the extent actually awarded to a third party, punitive and exemplary Losses shall not be included in the definition of “Loss.”

“made available” means that the applicable documents, materials or other information have been provided to Acquiror and its requested representatives in any “data room” at least two (2) Business Days prior to the date hereof.

“Malware” means any ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

“Managed Account” has the meaning set forth on Section 2.05 of the Disclosure Letter.

“Managed Account Payment” has the meaning set forth on Section 2.05 of the Disclosure Letter.

“Material Adverse Effect” means any event, circumstance, development, change or effect (collectively, an “Effect”) that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the results of operations or the financial condition of the Business (taken as a whole) or (ii) prevents or would reasonably be expected to prevent the or materially delay ability of Transferor or the Companies to consummate the Transaction by the Outside Date; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” solely in the case of the foregoing clause (i): (a) Effects that generally affect the industry or markets in which the Business operates (including legal and regulatory changes); (b) any change in national or international political, economic or social conditions or the securities markets, including Effects caused by any outbreak or escalation of war, hostile act of foreign enemies, hostilities, terrorist activities or other social unrest; (c) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters or any other act of God or force majeure events; (d) any changes in Laws, regulatory policies or accounting requirements or principles (including GAAP) or the interpretations thereof; (e) any stoppage or shut down of any Governmental Authority; (f) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (g) cyberattack or other cybersecurity incident; (h) any failure in and of itself (as distinguished from any Effect giving rise to or contributing to such failure) by the Business to meet projections or forecasts; (i) Effects arising from or related to the announcement, execution or performance of this Agreement, or the pendency or consummation of the Transaction, including losses or threatened losses of employees, customers, vendors or others having relationships with the Business (other than for purposes of Section 3.02 or Section 3.03 to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby); (j) the existence, occurrence or continuation of Effects caused by COVID-19 or any other pandemic or public health emergency; and (k) any Effect arising from or related to (x) any action required to be taken pursuant to this Agreement, at the express written request of Acquiror or as required by Law, or (y) Acquiror’s failure to consent in a timely manner to any of the actions restricted by Section 5.01 if such consent was required to be provided by Section 5.01; provided, that an Effect referenced in the foregoing clauses (a) – (f) shall only be excluded for the purpose of determining whether there has been a “Material Adverse Effect” to the extent such Effect does not affect the Business in a disproportionate manner as compared to other businesses in the same industry as the Business.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

[***]

“Open Source” means open source, public source or freeware Intellectual Property or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, any derivative of the foregoing, or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes.

“OpenBet” means OB US Parent, LLC, a Delaware limited liability company.

“OpenBet Business” means the business and assets of OpenBet and its Subsidiaries as and where conducted by OpenBet and its Subsidiaries assuming the consummation of the Pre-Closing Restructuring, as constituted as of the date hereof and as of the Closing, but including such business and assets as conducted, owned or operated by the Transferred Entities prior to the Pre-Closing Restructuring that will be Subsidiaries of OpenBet immediately following the Pre-Closing Restructuring.

“Ordinary Course of Business” means, with respect to any Person, an action taken in the ordinary course of operations consistent with past practice of such Person.

“Outside Date” means the Outside Date as defined in the EDR Merger Agreement (as may be extended pursuant to the terms thereof, the “Extended Outside Date”).

“PCI DSS” means the PCI Data Security Standard, issued by the PCI Security Standards Council, as revised from time to time.

“Permit” means any license, franchise, approval, authorization, consent, registration, exemption, certificate or permit issued or required by any Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes that are not yet due and payable or the validity or amount of which is being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Law arising or incurred in the Ordinary Course of Business and the amounts of which are not yet due and payable and which would not, in the aggregate, have a Material Adverse Effect, or the validity or amount of which is being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, or pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations arising under workers’ compensation, unemployment insurance or other social security legislation, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities which are not violated in any material respect by the present use of the assets of the Business, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, and other similar charges and encumbrances of record arising in the Ordinary Course of Business or identified on title policies, title opinions or preliminary title reports or other documents or writings made available to Acquiror on or prior to the date hereof to the extent available and other Liens which, in each case, do not materially interfere with or materially adversely impact the present use or occupancy of the Transferred Leased Real Property, (e) Liens securing payment, or other obligations, of the Transferor Group with respect to any indebtedness to the extent terminated or repaid in its entirety in connection with the Closing, (f) Liens associated with any capital lease obligations of the Business, (g) Liens referred to in the Financial Statements, (h) with respect to the Transferred Equity Interests, restrictions under applicable securities Laws, (i) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business and (j) Liens described in Section 1.01(e) of the Disclosure Letter.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Personal Information” means any individually identifiable information (or information that, in combination with other information, could reasonably allow the identification of an individual or household, or could reasonably be linked, directly or indirectly, to an individual or household), including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, IP addresses, unique network and hardware identifiers, employee information, that is protected under any applicable Privacy and Data Security Law.

“Post-Closing Business Tax Liabilities” means (i) any Taxes attributable to the operation of the OpenBet Business or OpenBet and its Subsidiaries during Post-Closing Tax Periods, and (ii) any Transfer Taxes allocated to Acquiror pursuant to Section 8.03; provided that in no event will Post-Closing Business Tax Liabilities include any Taxes attributable to a breach of the covenants set forth in Article VIII of Transferor or its Affiliates (excluding Acquiror, its Subsidiaries, and any Person that owns an interest in Acquiror other than through Transferor).

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date, including the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Flow-Thru Tax Returns” means any income Tax Returns of or to be filed by the Transferred Entities with respect to a taxable period ending on or before or including the Closing Date for which items of income, deductions, credits, gains or losses with respect to such Tax Return are passed through to Transferor (or direct or indirect equity holders in Transferor) under applicable Law.

“Pre-Closing Tax Liabilities” means (i) any and all unpaid Taxes of the Transferred Entities that are due and payable for any Pre-Closing Tax Period, (ii) any and all Taxes of any member (other than a Transferred Entity) of an affiliated, consolidated, combined or unitary group of which any of the Transferred Entities (or any predecessor of any of the Transferred Entities) was a member on or prior to the Closing Date for which a Transferred Entity is held responsible as a result of being a member of such group on or prior to the Closing Date, including liabilities pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or non-U.S. Law or regulation (but excluding (A) any Taxes of a Transferred Entity, and (B) Taxes for which a Transferred Entity is responsible, in each case, as a result of its participation in an affiliated, consolidated, combined or unitary group after the Closing, which Taxes shall not constitute Pre-Closing Tax Liabilities), (iii) any and all Taxes for a Pre-Closing Tax Period of any person (other than the Transferred Entities) imposed on a Transferred Entity as a transferee or successor as a result of an event or transaction occurring before the Closing that created such transferee or successor liability of a Transferred Entity, (iv) any and all Taxes arising out of or resulting from the Pre-Closing Restructuring, the IMG Arena Sale or any income that is earned with respect to the funds maintained in the Managed Account, and (v) all Transfer Taxes allocated to the Transferor pursuant to Section 8.03; provided that in no event will Pre-Closing Tax Liabilities include: (x) any Taxes attributable to any action taken after the Closing on the Closing Date that is outside the Ordinary Course of Business (other than actions required to be taken pursuant to the terms of this Agreement); (y) any Taxes attributable to a breach of the covenants set forth in Article VIII by Acquiror or any of its Affiliates (including, after the Closing, the Transferred Entities); and (z) any Taxes that were included as a liability in the determination of the Final Closing Payment and any Post-Closing Business Tax Liabilities.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy and Data Security Laws” means all applicable Laws that apply to the Transferred Entities (solely in respect of the Business) pertaining to Personal Information, data protection, data privacy, data security, data breach notification, cross-border data transfer, data localization requirements, and self-regulatory standards to which the Transferred Entities are bound, including if applicable those related to PCI DSS.

“Relevant Licenses” means all Consents issued by any Gaming Regulatory Authority to any of the Companies or any officers, directors or employees thereof which are necessary to operate the Business in accordance with the Applicable Gaming Laws.

“Remaining Transferor Group” means each member of the Transferor Group other than the Transferred Entities.

“Required Financial Information” means all financial statements and quality of earnings reports required to satisfy the conditions set forth in Section 3 of Exhibit C to the Debt Commitment Letter and such other information with respect to the business, operations, financial condition, projections and prospects of the Companies as may be reasonably requested by Acquiror or the Debt Financing Sources and is reasonably available to the Companies to permit Acquiror to perform due diligence with respect to the Debt Financing.

“Sanctioned Person” means any Person that is: (a) the subject or target of Sanctions Laws, including, any Person listed on any Sanctions Laws-related list of designated or blocked persons such as OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List, the Consolidated List of Persons subject to European Union financial sanctions, the United Kingdom Consolidated List of Financial Sanctions Targets, as well as any European Union or United Kingdom list of persons or entities designated as being subject to specific financial or trade restrictions or an investment ban; (b) located or resident in or organized under the Laws of a country or territory that is the target of comprehensive Sanctions Laws from time to time (which, as of the date of this Agreement, are Cuba, Iran, North Korea, Syria, Crimea/Sevastopol, Kherson and Zaporizhzhia regions and the so-called Donetsk People’s Republic and Luhansk People’s Republic) or whose government is the target of Sanctions Laws (which, as of the date of this Agreement, is Venezuela) (collectively, “Sanctioned Country”) or (c) owned or controlled by one or more Person(s) described in the foregoing clauses (a) and/or (b) (as such terms are defined in applicable Sanctions Laws).“Sanctions Laws” means all Laws relating to economic, financial or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Data” means all Personal Information, material confidential information, proprietary information and any other material information protected by applicable Law or Contract that is collected, maintained, stored, transmitted, used, disclosed, or otherwise processed by or on behalf of the Business.

“Source Code” means computer software code in a form that may be printed out or displayed in human readable form, including related programmer comments, notes, annotations and documentation.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having a majority of the ordinary voting power or the right or other power to elect or designate a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” or “Taxation” means any U.S. federal, state, local, or non-U.S. income, gross receipts, license, lease, service, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, duty, assessment or governmental charge in the nature of a tax, including any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, in each case, imposed by a Governmental Authority.

“Tax Benefit” means, for any Indemnified Party with respect to any taxable period, an amount equal to the excess of (a) the liabilities for Taxes of Acquiror and its Subsidiaries (with respect to Acquiror Indemnified Parties) or Transferor and its Subsidiaries (with respect to Transferor Indemnified Parties) for such taxable period, disregarding the Tax effects of the Losses giving rise to the relevant indemnity claim over (b) the liabilities for Taxes of such persons for such taxable period, taking into account the Tax effects of the Losses giving rise to the relevant indemnity claim.

“Tax Returns” means any returns, reports, claims for refunds and forms (including declarations, amendments, schedules, computations, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“to the Knowledge of the Business” or similar terms used in this Agreement means the actual knowledge, after reasonable inquiry of their direct reports of any of the Persons set forth in Section 1.01(f) of the Disclosure Letter.

“Trade Laws” means applicable Laws related to (i) export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the Council of the EU’s Regulation 2021/821 as well as the UK’s Export Control Order 2008 and the (retained) Council Regulation (EC) No 428/2009, (ii) import controls and customs Laws, including those administered by U.S. Customs and Border Protection as well as the competent EU (Member State) and UK authorities, and (iii) antiboycott laws, including those administered by the U.S. Department of Commerce and U.S. Department of the Treasury.

“Transaction” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Deductions” means all Tax deductions of or with respect to any Transferred Entity or the Business arising as a result of or in connection with the Transaction or the sale process in connection with the Transaction and in connection with the payment of any fees or expenses relating to existing indebtedness or other expenses of the Transferred Entities (including any deferred financing costs, loan fees, any costs related to the redemption of any indebtedness, any costs related to prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any indebtedness), the payment of any compensatory amounts to service providers to the Transferred Entities or the Business in connection with the Transaction or any other deductions or amounts attributable to liabilities incurred in connection with the Transaction, in each case, to the extent the cost, expense, payment or other amount giving rise to the Tax deduction(s) was paid by Transferor or its Affiliates (other than the Transferred Entities) at any time or by the Transferred Entities prior to the Calculation Time, was included as a liability in the determination of Final Closing Payment, was indemnified by Transferor under this Agreement or was otherwise economically borne by Transferor and its Affiliates.

“Transferor Group” means Transferor and each Affiliate thereof.

“Transferor Marks” means all trademarks, tradenames and other source identifiers of the Remaining Transferor Group and those that incorporate the terms or associated logos of “Endeavor” or “IMG”, either alone or in combination with other words and all marks, trade dress, logos, domain names and other source identifiers confusing similar to or embodying any of the foregoing either alone or in combination with other words.

“Transferor Name” means the name(s) “Endeavor” or “IMG” and any derivations thereof used either alone or in combination with other words.

“Transferor Note” means the unsecured promissory note substantially in the form attached hereto as Exhibit B to be issued by Acquiror to Transferor on the Closing Date.

“Transferor Note Face Amount” means an initial principal amount equal to $198,599,400 (subject to adjustment pursuant to Section 12.12).

“Transferor Plan” means a Benefit Plan that is not an Assumed Benefit Plan.

“Transferor Tax Filings” means: (a) any Tax Return or other Tax filing with respect to a consolidated, combined, unitary or other Tax group that includes Transferor or any of Transferor’s Affiliates (other than such a group that consists of only Transferred Entities); and (b) any Tax Return or other Tax filing of Transferor or any of its Affiliates (other than the Transferred Entities).

“Transferred Assets” means all assets and properties of the Transferred Entities, including the assets and properties transferred to the Transferred Entities pursuant to the Pre-Closing Restructuring (and excluding the assets and properties transferred out of the Transferred Entities pursuant to the Pre-Closing Restructuring).

“Transferred Entities” means the Companies and their Subsidiaries following the consummation of the Pre-Closing Restructuring.

“Transferred Intellectual Property” means all Intellectual Property included in the Transferred Assets.

“Transferred Leased Real Property” means all real property leased, subleased, licensed or otherwise held, occupied or operated by the Transferred Entities.

“Transferred Liabilities” means any and all Liabilities to the extent arising from or in connection with any Transferred Asset, Transferred Entity or the Business (including the Assumed Employee Liabilities), in each case, whether such Liabilities arise or occur prior to, on or following the Closing, including for the avoidance of doubt any such Liabilities which become Liabilities of, or otherwise transfer to, the Acquiror or its Affiliates (including the Transferred Entities) by operation of Law, including the Liabilities transferred to the Transferred Entities pursuant to the Pre-Closing Restructuring. Transferred Liabilities shall not include any Pre-Closing Tax Liabilities.

“Transition Services Agreement” means the transition services agreement, substantially in the form attached hereto as Exhibit C, to be dated as of the Closing Date between Transferor and Acquiror.

Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

“Acquiror Equity Interests”	Section 2.01(a)
“Acquiror Equity Issuance”	Section 2.01(a)
“Acquiror Indemnified Parties”	Section 10.02
“Acquiror Plans”	Section 7.02
“Acquiror Related Party”	Section 10.10(b)
“Acquiror Releasing Party”	Section 10.10(a)
“Acquiror Tax Returns”	Section 8.01(a)
“Acquiror Waived Matters”	Section 10.10(a)
“Acquiror”	Preamble
“Agreement”	Preamble
“Allocation”	Section 8.01(d)
“Alternative Financing”	Section 5.10
“Board”	Section 7.05(a)
“Business Employee List”	Section 3.17(a)
“Cash Purchase Price”	Section 2.04(c)
“CIF”	Section 3.11(e)
“Closing Cash”	Section 2.04(b)
“Closing Date”	Section 2.02
“Closing Indebtedness”	Section 2.04(b)
“Closing”	Section 2.02
“Commitment Letters”	Section 4.04
“Companies”	Preamble
“Company Equity Interests”	Recitals
“Company”	Preamble
“Confidential Information”	Section 12.03(a)
“D&O Indemnitees”	Section 5.05(a)
“D&O Insurance”	Section 5.05(b)
“Delayed Transfer Period”	Section 7.01(c)
“Designated Individual”	Section 12.16
“Designated Person”	Section 12.15(a)
“Determination Date”	Section 10.04(a)

“DOJ”	Section 5.03(b)
“Effect”	Section 1.01
“Equity Financing”	Section 4.04
“Estimated Closing Statement”	Section 2.04(a)
“Existing Representation”	Section 12.15(a)
“Extraordinary Action”	Section 5.04(b)
“Filings”	Section 3.03
“Final Closing Statement”	Section 2.04(b)
“Financial Statements”	Section 3.07(a)
“Financing”	Section 4.04
“FTC”	Section 5.03(b)
“Inactive Employee”	Section 7.01(b)
“Indemnified Party”	Section 10.04(a)
“Indemnifying Party”	Section 10.04(a)
“Labor Agreement”	Section 3.17(b)
“Labor Union”	Section 3.17(b)
“Management Incentive Plan”	Section 7.05(a)
“Material Contracts”	Section 3.19(a)
“Negative Adjustment Amount”	Section 2.04(e)(ii)
“OB Holdings 2”	Section 2.01(a)
“Other Party”	Section 6.02(a)
“Positive Adjustment Amount”	Section 2.04(e)(i)
“Post-Closing Matter”	Section 12.15(a)
“Post-Closing Representation”	Section 12.15(a)
“Pre-Closing Designated Persons”	Section 12.15(b)
“Pre-Closing Period”	Section 5.01
“Pre-Closing Privileges”	Section 12.15(b)
“Pre-Closing Restructuring”	Section 5.08
“Prior Company Counsel”	Section 12.15(a)
“Privileged Materials”	Section 12.15(c)
“Receiving Party”	Section 6.02(a)
“Redemption”	Section 2.01(b)
“Registered IP”	Section 3.14(a)
“Regulatory Approvals”	Section 9.01(b)(ii)
“Released Party”	Section 10.10(b)
“Releasing Party”	Section 10.10(b)
“Remedies Exceptions”	Section 3.01(b)
“SEC”	Section 2.04(a)
“Section 1542”	Section 10.10(c)
“Securities Act”	Section 2.04(a)
“Shared Action”	Section 6.04(b)
“Specified Third-Party Consents”	Section 5.04(b)
“Specified Third-Party Contract”	Section 6.02(a)
“Surviving Covenant”	Section 10.01(b)
“Surviving Transferor Guarantees”	Section 6.01(b)
“Tail Period”	Section 5.05(b)

“Tax Contest”	Section 8.05
“Third-Party Claim”	Section 10.04(a)
“Transfer Taxes”	Section 8.03
“Transfer Time”	Section 7.01(a)
“Transfer”	Recitals
“Transferor Guarantees”	Section 3.22(b)
“Transferor Indemnified Parties”	Section 10.03
“Transferor Insurance Policies”	Section 6.04(a)
“Transferor Related Parties”	Section 10.01(a)
“Transferor Releasing Party”	Section 10.10(b)
“Transferor Tax Return”	Section 8.01(a)
“Transferor Waived Matters”	Section 10.10(b)
“Transferor”	Preamble
“Transferred Employee”	Section 7.01(a)(ii)
“Transferred Employees”	Section 7.01(d)
“Transferred Equity Interests”	Recitals
“Transferred Insurance Policies”	Section 3.21
“Transferred Real Property Leases”	Section 3.15(b)
“WARN Act”	Section 3.15(b)
“Work Permit Employee”	Section 7.04

Section 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents, titles and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the word “or” shall be disjunctive but not exclusive;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specified;

(f) the word “will” shall be deemed to have the same meaning as the word “shall”;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i) the gender of all words used in this Agreement includes the masculine, feminine, and neuter;

(j) references to a Person are also to its successors (whether by way of merger, amalgamation, consolidation or other business combination) and permitted assigns;

(k) unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1);

(l) references to dollars or $ shall, unless otherwise stated herein, be to the legal currency of the United States, and all balances held in currencies other than that of the United States shall be converted to United States currency equivalent using the prevailing F/X exchange rate published by the Wall Street Journal for the Closing Date;

(m) whenever the words “day” or “days” are used in this Agreement, they are deemed to refer to calendar days unless expressly stated to be Business Days;

(n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and

(o) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented.

ARTICLE II.

PURCHASE AND SALE

Section 2.01 Transfer; Equity Issuance and Redemption.

(a) Transfer of Transferred Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Transferor will contribute, transfer, convey, assign and deliver to Acquiror, and Acquiror will acquire and accept, the Transferred Equity Interests free and clear of all Liens (other than restrictions under applicable securities Laws) in exchange for (i) the issuance by Acquiror of the Transferor Note having an initial principal amount equal to the Transferor Note Face Amount and (ii) the issuance by Acquiror of a number of common equity interests in Acquiror having an aggregate value equal to the Closing Payment (the “Acquiror Equity Interests” and, such issuance, the “Acquiror Equity Issuance”).

(b) Redemption. Immediately following the Acquiror Equity Issuance, at the Closing, Acquiror shall redeem from Transferor the Acquiror Equity Interests in exchange for payments in cash as set forth herein (the “Redemption”) on the terms set forth in Section 2.03 and Section 2.05, and immediately following the Closing the Acquiror Equity Interests shall be automatically cancelled and no longer issued and outstanding.

(c) Contribution. Immediately following the Redemption, at the Closing, Acquiror shall contribute (i) the Transferred Equity Interests in respect of OpenBet to a wholly-owned subsidiary of Acquiror, which subsidiary will in turn immediately contribute such Transferred Equity Interests to a second wholly-owned subsidiary, OB Global OpenBet Holdings 2 LLC, a Delaware limited liability company (“OB Holdings 2”), formed for the purpose of holding such Transferred Equity Interests, and (ii) the Transferred Equity Interests in respect of IMG Arena Parent to a third wholly-owned subsidiary of Acquiror formed for the purpose of holding such Transferred Equity Interests.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transfer (the “Closing”) shall take place remotely by means of email or other electronic transmission on the date of the EDR Merger Closing (but in any event effective prior to the EDR Merger Closing on such date); provided, that the Closing shall be subject to the satisfaction or waiver of each of the conditions to the obligations of the parties hereto set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time or on such other date as Transferor and Acquiror may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided further that Acquiror and Transferor will not consummate the Closing prior to March 19, 2025, unless otherwise mutually agreed by Transferor and Acquiror. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date across all applicable time zones.

Section 2.03 Closing Deliveries.

(a) At the Closing, Acquiror shall:

(i) (x) deliver to Transferor evidence of the Acquiror Equity Issuance, effective as of the Closing, and (y) immediately following the Acquiror Equity Issuance on the Closing Date, pay or cause to be paid to Transferor in cash by wire transfer of immediately available funds to the account designated by Transferor a portion of the Closing Payment in an amount equal to the Closing Payment minus the Managed Account Payment;

(ii) deliver to and deposit in the Managed Account the remaining portion of the Closing Payment (which payment will be an amount in cash equal to the Managed Account Payment);

(iii) issue and deliver to Transferor the Transferor Note, duly executed by Acquiror;

(iv) deliver to Transferor the Transition Services Agreement, duly executed by Acquiror; and

(v) deliver to Transferor and the Companies a certificate executed by an officer of Acquiror, dated as of the Closing Date, stating that the condition set forth in Section 9.01(a) has been satisfied

(b) At the Closing, Transferor shall deliver or cause to be delivered to Acquiror:

(i) duly executed instruments of transfer sufficient to vest in Acquiror all right, title and interest in the Transferred Equity Interests free and clear of all Liens (other than restrictions under applicable securities Laws) (it being understood that in connection with any such instruments of transfer, Transferor and its Affiliates shall not be required to make any additional representations or warranties, express or implied, not contained in this Agreement or incur any additional Liability beyond what Transferor is otherwise liable for pursuant to the terms of this Agreement);

(ii) the Transferor Note, duly executed by Transferor;

(iii) the Transition Services Agreement, duly executed by Transferor;

(iv) an IRS Form W-9, duly completed and executed by Transferor (or the entity from which Transferor is disregarded as a separate entity for U.S. federal income tax purposes) (provided, that the only remedy for any failure of Transferor to deliver such form shall be for Acquiror to make any withholding that is required by Law as a result of such failure as provided in Section 2.06);

(v) a copy of the payoff letter in respect of the Endeavor Credit Agreement required to be delivered by Affiliates of Transferor pursuant to Section 7.14 of the EDR Merger Agreement; and

(vi) a certificate executed by an officer of Transferor, dated as of the Closing Date, stating that the condition set forth in Section 9.02(a) has been satisfied.

Section 2.04 Adjustments.

(a) Estimated Closing Statement. Not later than three (3) Business Days prior to the Closing, Transferor shall deliver to Acquiror a written statement (the “Estimated Closing Statement”) consisting of calculations, along with reasonable documentation, as of the Calculation Time prepared in accordance with Accounting Principles and, based thereon, a good faith estimate of: (i) Cash and Cash Equivalents as of the Calculation Time (the “Estimated Closing Cash”), (ii) Indebtedness as of the Calculation Time (the “Estimated Closing Indebtedness”), and (iii) the resulting Closing Payment. Prior to the Closing, the Transferor shall consider in good faith Acquiror’s reasonable comments to the Estimated Closing Statement and/or any of the components thereof or calculations therein; provided, however, that in no event shall the Closing be delayed, and if the Transferor and Acquiror cannot agree on any such changes, then the calculations delivered by the Transferor shall be used for purposes of the Estimated Closing Statement and the calculation of the Closing Payment.

(b) Post-Closing Purchase Price Adjustment. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter (the “Review Period”), Acquiror shall deliver to Transferor a written statement (the “Final Closing Statement”) consisting of calculations as of the Calculation Time prepared in accordance with the Accounting Principles and Section 2.04(c) and, based thereon, a calculation of: (i) Cash and Cash Equivalents as of the Calculation Time (the “Closing Cash”), (ii) Indebtedness as of the Calculation Time (the “Closing Indebtedness”), and (iii) the resulting Final Closing Payment. During the Review Period, Transferor shall (and shall cause their Affiliates and Representatives to), provide to Acquiror and its representatives reasonable access during normal business hours to the books and records, personnel, accountants and other advisors of Transferor, as reasonably requested by Acquiror and to the extent reasonably necessary for the preparation of the Final Closing Statement and each of the components of the calculation of the Final Closing Payment (in each case, to the extent any such books and records are not then in the possession of the Transferred Entities).

(c) Methodologies. The Base Cash Purchase Price shall be subject to adjustment as set forth in this Section 2.04, and the Base Cash Purchase Price as finally adjusted pursuant to this Section 2.04 shall be the “Cash Purchase Price”. The Final Closing Statement shall be prepared in accordance with the Accounting Principles; provided, that the Final Closing Statement (x) shall not give effect to the consummation of the Transaction, including any payments of cash in respect of the Closing Payment or any financing transactions in connection therewith or, after the Closing, any other action or omission by Acquiror or the Transferred Entities and (y) shall not reflect any Liability for which Acquiror is expressly responsible under this Agreement. For the avoidance of doubt, the Final Closing Statement shall be prepared on a basis consistent with the preparation of the Estimated Closing Statement and this Section 2.04(c).

(d) Access; Disputes. Upon delivery of the Final Closing Statement, Acquiror will provide to Transferor and its accountants and advisors reasonable access during normal business hours to the books and records of the Transferred Entities and the Business as reasonably requested by the Transferor to the extent reasonably related to its evaluation of the calculation of the Final Closing Statement and each of the components of the Final Closing Payment. If Transferor disagrees with any amount set forth on the Final Closing Statement or the calculation of the Final Closing Payment or any component thereof, Transferor shall notify Acquiror of such disagreement in writing within thirty (30) days after its receipt of the Final Closing Statement, which notice shall set forth in reasonable detail the particulars of such disagreement. In the event that Transferor does not provide such a notice of disagreement within such thirty (30)-day period, Transferor shall be deemed to have accepted the Final Closing Statement delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided within such thirty (30)-day period by Transferor, Acquiror and Transferor shall negotiate in good faith for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the amounts set forth on the Final Closing Statement. If, at the end of such period, Acquiror and Transferor are unable to resolve such disagreements, then Acquiror and Transferor shall refer the matter to the Independent Auditor and the Independent Auditor shall resolve any remaining disagreements. Acquiror and Transferor acknowledge and agree that the Independent Auditor shall function solely as an expert and not as an arbitrator. The Independent Auditor shall be instructed to determine as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Independent Auditor, based solely on written submissions provided by Acquiror and Transferor to the Independent Auditor within ten (10) days following the date on which such dispute is referred to the Independent Auditor, whether the Final Closing Statement was prepared in accordance with the standards set forth herein and any remaining disagreements submitted to the Independent Auditor. In resolving any such dispute, the Independent Auditor (A) may not assign a value to any item greater than the greatest value claimed for such item by either Acquiror or Transferor or less than the smallest value claimed for such item by either Acquiror or Transferor, (B) shall base its determination solely on written materials submitted by Acquiror and Transferor and the terms and provisions of this Agreement (and not on any independent review) and (C) shall deliver to Acquiror and Transferor a report setting forth its calculation thereof (as well as the allocation of the fees and expenses of the Independent Auditor as described in the immediately following sentence) and the resulting Final Closing Statement and Final Closing Payment taking into account such resolution. The fees and expenses of the Independent Auditor shall be allocated between Acquiror and Transferor based upon the percentage of such fees and expenses equal to the dollar value of the disputed amounts determined in favor of the other party by the Independent Auditor divided by the aggregate dollar value of all disputed items submitted to the Independent Auditor, which determination shall be made by the Independent Auditor and included in its report delivered in accordance with subclause (C) of this Section 2.04(d). For example, if Transferor challenges the Final Closing Statement in the net amount of $1,000,000, and the Independent Auditor determines that Acquiror has a valid claim for $400,000 of the $1,000,000, Acquiror shall bear 60% of the fees and expenses of the Independent Auditor and Transferor shall bear the remaining 40% of the fees and expenses. The determination of the Independent Auditor shall be final, conclusive and binding on the parties. The date on which the Final Closing Statement (including the Final Closing Payment and the components thereof) is finally determined in accordance with this Section 2.04(d) is referred as to the “Determination Date.”

(e) Adjustments to Closing Payments.

(i) If the Final Closing Payment (as finally determined in accordance with Section 2.04(d)) exceeds the Closing Payment (such excess, the “Positive Adjustment Amount”) then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Acquiror shall pay to Transferor by wire transfer of immediately available funds to the account designated by Transferor an amount in cash equal to the Positive Adjustment Amount.

(ii) If the Closing Payment (as finally determined in accordance with Section 2.04(d)) exceeds the Final Closing Payment (such excess, the “Negative Adjustment Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Transferor shall pay to Acquiror by wire transfer of immediately available funds to the account designated by Acquiror an amount in cash equal to the Negative Adjustment Amount.

Section 2.05 Managed Account. The parties hereto will take the actions and comply with the obligations set forth Section 2.05 of the Disclosure Letter.

Section 2.06 Withholding. Each of the Companies, Transferor and Acquiror (and their Affiliates) shall each be entitled to deduct or withhold from amounts payable pursuant to this Agreement such amounts as the Companies, Transferor or Acquiror (or their Affiliates), as applicable, are required to deduct or withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and the Companies,

Transferor or Acquiror, as applicable, shall timely remit such amounts to the appropriate Governmental Authority. Acquiror shall use reasonable best efforts to (A) provide to Transferor fifteen (15) days’ advance written notice of the intention to make any deduction or withholding on amounts payable to the Transferor in connection with the Transaction or, if Acquiror becomes aware of the requirement to withhold on amounts payable to Transferor in connection with the Transaction fewer than fifteen (15) days prior to the date on which such withholding is required, promptly upon becoming so aware (in each case, other than as a result of not being provided with the Tax documentation contemplated by Section 2.03(b)(iv)), which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and (B) Acquiror will reasonably cooperate with the Transferor to obtain reduction of or relief from such deduction or withholding; provided, that a failure to so notify the Transferor shall not prevent the Acquiror from withholding as required by applicable law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by any of the Companies, Transferor or Acquiror (or their Affiliates), as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made by such Company, Transferor or Acquiror (or their applicable Affiliate), as applicable.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR AND THE COMPANIES

Except as disclosed in the Disclosure Letter, Transferor hereby represents and warrants to Acquiror, the following as of the date hereof:

Section 3.01 Organization, Authority and Qualification.

(a) Each of Transferor and the Transferred Entities is duly organized, validly existing and in good standing under the Laws of its state of incorporation or organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, other than, in each case, as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

(b) Each of Transferor and each of the Companies has all necessary authority and legal capacity to enter into this Agreement and each Ancillary Agreement to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The consummation of the Transaction has been duly authorized by all necessary corporate action by Transferor and the Transferred Entities, as applicable, and no other approval, authorization or corporate action on the part of Transferor to authorize this Agreement or on the part of each of Transferor or the Transferred Entities is necessary to authorize any other agreement to which it is, or is specified to be, a party. This Agreement has been duly executed and delivered by Transferor and the Companies, and (assuming due authorization, execution and delivery by Acquiror) this Agreement constitutes legal, valid and binding obligations of Transferor and the Companies, enforceable against Transferor and the Companies in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable Law) (collectively, the “Remedies Exceptions”).

Section 3.02 No Conflict. Assuming that all applicable requirements of the Regulatory Approvals have been satisfied, the execution, delivery and performance of this Agreement by Transferor and the Companies does not and will not (a) violate or conflict with the Governing Documents of Transferor or the Companies, (b) conflict with or violate any Law, Governmental Order or Applicable Gaming Law applicable to Transferor or the Companies, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract, except in the case of clauses (b) and (c), as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

Section 3.03 Government Consents and Approvals. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement and except as may result from any facts or circumstances relating solely to Acquiror or any of its Affiliates, the execution, delivery and performance of this Agreement by Transferor or the Companies does not and will not require any Government Consent, except (a) where failure to obtain such Government Consent or filing with or notification to, or registration or qualification with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or other Governmental Authority, would not prevent or materially delay the consummation of the Transaction by Transferor or the Companies and would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business, (b) applicable requirements of the Regulatory Approvals or (c) compliance with and filings under HSR Act.

Section 3.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Transferor Group that may be payable by the Transferred Entities or Acquiror at or following the Closing.

Section 3.05 Capitalization.

(a) Transferor owns (or will own following the Pre-Closing Restructuring), directly or indirectly, beneficially and of record, the Transferred Equity Interests, free and clear of all Liens other than restrictions under applicable securities Laws. At the Closing, Transferor will transfer to Acquiror good title to the Transferred Equity Interests, free and clear of any Liens other than restrictions under applicable securities Laws.

(b) Section 3.05(b)(i) of the Disclosure Letter sets forth a list of the Transferred Entities, and, with respect to the Companies and each of their Subsidiaries, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the issued and outstanding equity interests thereof owned, directly or indirectly, by Transferor. All of the equity interests of the Companies and their Subsidiaries are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance in all material respects with all applicable Laws and not in violation of preemptive or similar rights of any other Person. The Transferred Entities do not own, beneficially or of record, directly or indirectly, any Subsidiary or any capital stock or other voting securities of, or other ownership interests in, any Person other than as set forth in Section 3.05(b)(ii) of the Disclosure Letter. Except as set forth on Section 3.05(b)(iii) of the Disclosure Letter, no Person other than the Transferor (or a Transferred Entity) will own, beneficially or of record, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Transferred Entity as of immediately prior to the Closing.

(c) Other than as contemplated by this Agreement or as set forth in Section 3.05(c) of the Disclosure Letter, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, call rights, redemption rights, phantom interests, profits interests, restricted units, other compensatory equity or equity-linked rights, convertible securities, subscription rights, exchange rights or conversion rights, in each case, either directly or indirectly, relating to any securities or other interest of or in the Companies or the Transferred Entities or that relate to any securities or instruments convertible into or exchangeable for securities or any other interests in the Companies or the Transferred Entities.

(d) Section 3.05(d) of the Disclosure Letter sets forth a true and complete list of each agreement to which Transferor or any Transferred Entity is a party with respect to the voting of the Transferred Equity Interests. There are no outstanding contractual obligations of any Transferred Entity to repurchase, redeem or otherwise acquire any Transferred Equity Interests.

(e) Each of the Governing Documents of the Companies and the Transferred Entities is in full force and effect, and the Companies and the Transferred Entities are not in default under or in violation of any provision of their Governing Documents.

Section 3.06 Qualification. Each of Transferor (solely in respect of the Business), the Companies and each Transferred Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07 Financial Information.

(a) Section 3.07 of the Disclosure Letter includes (i) the unaudited profit and loss statements of the OpenBet Business for the twelve (12) months ended as of December 31, 2023 and for the six (6) months ended as of June 30, 2024, (ii) the unaudited statements of cash flows of the OpenBet Business as of and for the twelve (12) months ended December 31, 2023, (iii) the unaudited consolidated balance sheet of the OpenBet Business as of June 30, 2024, (iv) the unaudited profit and loss statements of the IMG Arena Business for the twelve (12) months ended as of December 31, 2023 and for the six (6) months ended as of June 30, 2024, (v) the unaudited statements of cash flows for the IMG Arena Business as of and for the twelve (12) months ended December 31, 2023 and (vi) the unaudited consolidated balance sheet of the IMG Arena Business as of December 31, 2023 and for the six (6) months ended as of June 30, 2024 (the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (b) have been prepared from, and are consistent with, the books and records of the Transferor Group and (c) fairly present in all material respects the financial condition, results of operations, assets, liabilities and changes in financial position of the Business for the period covered thereby except for the absence of footnotes and other presentation items and for normal year-end adjustments. Acquiror acknowledges that (i) the Business has not been conducted on a standalone basis, and no representations are made that the estimated stand-alone overhead costs included in the Financial Statements are an accurate reflection of the overhead costs that Acquiror would incur to operate the Business, (ii) stand-alone financial statements have not historically been prepared for the Business and (iii) the Financial Statements are not necessarily indicative of what the financial position and results of operations of the Business will be in the future. Since June 30, 2024, there has been no material change in the accounting methods or principles of the Business that would be required to be disclosed in the Financial Statements in accordance with GAAP, except as described in the notes thereto.

(b) Transferor Group has established and maintains a system of internal accounting controls designed to provide reasonable assurance that, with respect to the Business’ transactions, (i) including transactions between the Business, on the one hand, and the Transferor Group (other than the Business), on the other hand, are recorded as necessary based upon group accounting guidelines and procedures of the Transferor to permit preparation of Transferor Group’s consolidated financial statements in conformity with GAAP and to maintain asset accountability therein and (ii) involving the Business are recorded as necessary based upon group accounting guidelines and procedures of the Transferor to permit preparation of the Transferor Group’s consolidated financial statements that are free from material misstatement, except, in the case of each of clauses (i) through (ii), for any deficiency that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Transferred Entities, taken as a whole.

Section 3.08 Absence of Undisclosed Liabilities.

(a) There are no Liabilities of the Transferred Entities or the Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) incurred since June 30, 2024 in the Ordinary Course of Business, (iii) incurred in connection with the Transaction, (iv) that will be discharged or paid off prior to or at Closing or (v) that would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect.

(b) None of Transferor or any of the Companies or, to the Knowledge of the Business, any employee of the foregoing or any of the foregoing’s independent auditors has identified or been made aware of (i) any fraud that involves the management or other employees of Transferor or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Companies or the Business or (ii) any written claim or written allegation regarding the foregoing.

Section 3.09 Absence of Certain Changes. Since June 30, 2024, the Business has been conducted in the Ordinary Course of Business, and except as set forth in Section 3.09 of the Disclosure Letter or as otherwise contemplated by this Agreement, (a) there has not been any event, occurrence or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) none of the Transferred Entities or the Transferor (with respect to the Business) have taken, or failed to take, any action that if taken, or failed to be taken, after the date hereof would have been required to be disclosed pursuant to Section 5.01 (other than Section 5.01(e), Section 5.01(f) and Section 5.01(g)).

Section 3.10 Compliance with Laws.

(a) Except with respect to compliance with Laws related to employment or labor (as to which certain representations and warranties are made exclusively pursuant to Section 3.17), to the Knowledge of the Business, (i) the Business is being conducted in compliance with all applicable Laws except where the failure to so comply would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business, and (ii) no member of the Transferor Group (solely in respect of the Business) has, for the past three (3) years, (x) received or entered into, nor is there any basis for any citations, complaints, consent orders, or other similar Governmental Orders, or (y) received any written, or to the Knowledge of the Business, oral, notice or other communication from any Governmental Authority that indicates any material non-compliance with, or material liability under, any Laws, in each case, that has not been finally resolved.

(b) The Companies hold, or at the Closing will hold, all Consents of all Governmental Authority required to own, lease and operate their properties and assets relating to the Business and to conduct the Business as currently conducted and are in compliance with the terms of such Consents, except where the failure to hold or be in compliance with such Consents would not, individually or in the aggregate, reasonably be expected to be material to the Business or to the Companies, taken as a whole. No Action is pending or, to the Knowledge of the Business, threatened, seeking the revocation, cancellation, suspension or adverse modification of any such Consent.

Section 3.11 Data Privacy and Cybersecurity.

(a) For the past three (3) years, the Transferred Entities (solely in respect of the Business) are and have been in material compliance with all Privacy and Data Security Laws, and their obligations under any Contracts and their then-applicable privacy policies to which they are or were bound, relating to Personal Information and the acquisition, collection, storage, confidentiality, use, disclosure, transfer, cross-border transfer, destruction, and any other processing of Personal Information. For the past three (3) years, the Transferred Entities have in place, and have complied in all material respects, with their published written policies and procedures related to the acquisition, collection, storage, confidentiality, use, disclosure, transfer, cross-border transfer, destruction, and any other processing of Personal Information.

(b) For the past three (3) years, the Transferred Entities (solely in respect of the Business) have adopted and implemented, in all material respects reasonable administrative, physical, and technical safeguards, designed to protect the confidentiality, integrity, availability and security of Sensitive Data against unauthorized access, use, modification, disclosure or other misuse. The Transferred Entities (solely in respect of the Businesses) carry out regular penetration tests and vulnerability assessments of the IT Systems and have remediated all identified critical or high risk vulnerabilities except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities or the Business, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities or the Business, taken as a whole, the IT Systems (i) are in good working order; (ii) function in all material respects in accordance with all specifications and any other descriptions under which they were supplied; and (iii) are sufficient for the existing needs of the Transferred Entities and the Business. For the past three (3) years, the Transferred Entities (solely with respect of the Business) have not suffered any material Data Breach.

(c) For the past three (3) years, to the Knowledge of the Business, the Business has not been under investigation by any Governmental Authority in respect of its use of Personal Information or otherwise under Privacy and Data Security Laws, nor has it received any written notice of any claims or allegations of, or been charged with, any material violation of any Privacy and Data Security Laws. To the Knowledge of the Business there are no facts or circumstances that are reasonably likely to form the basis for any such claims, investigations, or allegations which would, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities or the Business, taken as a whole.

(d) Except as would not have a Material Adverse Effect, the Transferred Entities (with respect to the Business) comply with their stated policy that any company with which the Transferred Entities do business has a current Compliance Initiation Form (“CIF”) on file that outlines the diligence conducted, results, and any conditions on approval, or has conducted a comparable process through the Transferor’s vendor approval system. For the past three (3) years, to the Knowledge of the Business, no vendor (in the course of providing services for or on behalf of the Business) has suffered a material Data Breach.

(e) The execution of this Agreement and the consummation of the transactions contemplated hereunder do not violate any privacy policy, terms of use, Contract or applicable Law relating to the use, dissemination, transfer or other processing of any Personal Information, except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities or the Business, taken as a whole.

Section 3.12 Litigation and Governmental Orders. There are no, and for the past three (3) years there have been no, Actions pending or, to the Knowledge of the Business, threatened in writing against the Business that, if resolved adversely to the Business, would, individually or in the aggregate, reasonably be expected to be material to the operation of the Business, taken as a whole, and, as of the date hereof, the Transferor Group (solely in respect of the Business) is not subject to any Governmental Order relating specifically to the Business. For the past three (3) years, no Transferred Entity or any other member of the Transferor Group (in the case of a member of the Transferor Group, solely in respect of the Business or Business Employees as of the date hereof) has received any written notice (or, to the Knowledge of the Business, other notice) from any Governmental Authority indicating that it or any of the assets of the Business is subject to any material Governmental Order relating to the Business. There is no and for the past three (3) years has not been any, Governmental Order outstanding against any Transferred Entity or to which any Transferred Entity is subject that is material to the Business or that challenges and seeks to prevent or enjoin or would reasonably be expected to restrict or materially delay the consummation of the Transaction.

Section 3.13 Permits. Except with respect to (i) licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.20) and (ii) licenses, certificates, registrations or findings of suitability under Applicable Gaming Law (as to which certain representations and warranties are made pursuant to Section 3.25), the Transferred Entities or the Transferor Group has all Permits required for the conduct of the Business as it is currently conducted, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business. All of the Permits held by or issued to the Transferor Group in respect of the Business are in full force and effect, and the Transferor Group is in compliance with each such Permit held by or issued to it in respect of the Business except where the failure to be effective or to so comply would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Letter sets forth a true and complete list of all of the following to the extent included in the Transferred Intellectual Property and material to the Business: unexpired patents and patent applications, unexpired registered trademarks and trademark applications, unexpired registered copyrights and copyright applications, and domain name registrations (“Registered IP”). All Registered IP is subsisting and, to the Knowledge of the Business, if registered, valid and enforceable.

(b) The Transferor Group exclusively owns and/or has the right to use all Registered IP and other Intellectual Property that is material to the Business (“Business Intellectual Property”), free and clear of all Liens other than Permitted Liens. The consummation of the transactions contemplated herein shall not adversely impact, restrict, or otherwise impair the Business’ ownership or use rights in and to any material Business Intellectual Property.

(c) To the Knowledge of the Business, no Person is engaging in any activity that infringes, violates, dilutes or misappropriates any Transferred Intellectual Property in any material respect. To the Knowledge of the Business, except as set forth in Section 3.14(c) of the Disclosure Letter, the conduct of the Business as currently conducted and the use of the Transferred Intellectual Property does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person in any material respect. For the past five (5) years, no claim has been asserted in writing to the Transferor Group that the use of any Transferred Intellectual Property or the conduct of the Business infringes, violates, dilutes, or misappropriates the Intellectual Property of any third party in any material respect. The Transferred Entities have not sent any written claim asserting or threatening to assert any material Action against any Person relating to any Transferred Intellectual Property for which any such claim or Action has not been resolved.

(d) The Business has taken and continues to take commercially reasonable steps to protect (i) the confidentiality of any Trade Secrets included in the Transferred Intellectual Property that are material to the Business and (ii) material IT Systems currently used to provide material products and services to customers in the conduct of the Business as it is currently conducted from, and such material IT Systems do not contain, any Malware that would reasonably be expected to materially and adversely affect such IT Systems. To the Knowledge of the Business, there has not been any unauthorized use or disclosure of any such Trade Secret. The Business has in place commercially reasonable disaster recovery plans, procedures and facilities for the IT Systems.

(e) Except as set forth in Section 3.14(e) of the Disclosure Letter, the Transferred Intellectual Property, and the licenses and services to be provided through the Transition Services Agreement (subject to obtaining any necessary consents thereunder) will constitute all the Intellectual Property that is material and necessary for the operation of the Business in all material respects in the manner in which it is currently conducted, provided, that the foregoing representation and warranty is not intended to cover existence of any Intellectual Property infringement, dilution or misappropriation by the Business, which is addressed exclusively in Section 3.14(a) above.

(f) To the Knowledge of the Business, no material software or software application included in Transferred Intellectual Property (“Material Business Software”) that is distributed, licensed, or made available by the Business to others incorporates, uses or interacts with Open Source in a manner that imposes or would impose a requirement or condition that the Business grant a license to such Material Business Software, or that any such Material Business Software or part thereof be disclosed to others or made available to any Person at no or nominal charge. The Business (i) is in compliance with all licenses for Open Source in all material respects and (ii) has not received any notices concerning any allegation of breach of any licenses for Open Source except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole).

Section 3.15 Real Property.

(a) No Transferred Entity owns, or has ever owned, any real property in fee.

(b) Section 3.15(b) of the Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, all Transferred Leased Real Property, and of all leases, licenses, occupancy agreements, access agreements, lease guaranties, agreements and documents, and all amendments, modifications and addenda thereto, in each case pursuant to which the Transferred Entities lease, license, occupy or otherwise have the right to use any Transferred Leased Real Property (the “Transferred Real Property Leases”), including a description of each Transferred Real Property Lease (including the name of the third-party lessor or lessee, licensee, licensor, grantee or grantor, as applicable), the address of the real property covered by each such Transferred Real Property Lease, and the date of each such Transferred Real Property Lease and all amendments, modifications and addenda thereto. Transferor has delivered or made available to Acquiror a true, correct, and complete copy of each of the Transferred Real Property Leases, together with the following to the extent in existence: all extension notices and other material correspondence, estoppel certificates, and subordination, non-disturbance and attornment agreements related thereto. With respect to the Transferred Real Property Leases, (i) the Transferred Real Property Leases are valid, binding and enforceable against the Transferred Entity party thereto and, to the Knowledge of the Business, any other party thereto in accordance with their terms subject to the Remedies Exceptions and are in full force and effect, (ii) no Transferred Entity nor, to the Knowledge of the Business, any other party to any Transferred Real Property Lease, is in material breach or material default under such Transferred Real Property Lease, (iii)

no event has occurred or circumstance exists that (whether with or without notice, lapse of time or both) would reasonably be expected to result in a material breach or material default, or permit the termination, modification or acceleration of rent thereunder on the part of any Transferred Entity, (iv) to the Knowledge of the Business, no security deposit or portion thereof deposited with respect to any Transferred Real Property Lease has been applied in respect of a breach or default under any Transferred Real Property Lease which has not been re-deposited in full, and (v) to the Knowledge of the Business, no party to any Transferred Real Property Lease has exercised any termination rights with respect thereto. The applicable Transferred Entity holds a valid leasehold interest under each Transferred Real Property Lease, free and clear of all Liens, other than Permitted Liens. No Transferred Entity has subleased, sublicensed or otherwise granted to any other third party the right to use or occupy any part of the Transferred Leased Real Property. No Transferred Entity has pledged, assigned, mortgaged or otherwise encumbered any of the Transferred Real Property Leases or the leasehold estates, rights or interests created by such Transferred Real Property Leases.

(c) No Transferred Entity has received any written notice in the past three (3) months from any Governmental Authority that the Transferred Leased Real Property (or any portion thereof) is not in material compliance with applicable Laws including, without limitation, fire, health, building, use, occupancy and zoning Laws.

(d) No Transferred Entity owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, sell, assign or dispose of any real property or interest therein.

(e) There does not exist any actual, and, to the Knowledge of the Business, there is no threatened or contemplated, condemnation or eminent domain proceeding (or any consensual agreement in lieu thereof) or rezoning application with respect to any Transferred Leased Real Property.

(f) Section 3.15(f) of the Disclosure Letter lists, as of the date of this Agreement, all real property that is leased by a member of the Remaining Transferor Group, as tenant, that is used by the Business (the “Retained Leased Real Property”), and all of the leases, licenses, occupancy agreements, access agreements, lease guaranties, agreements and documents, and all amendments, modifications and addenda thereto, in each case pursuant to which the Remaining Transferor Group leases, licenses, occupies or otherwise has the right to use any Retained Leased Real Property (the “Retained Real Property Leases”). None of the Transferred Entities has (i) any obligations under, or have any Liabilities under or with respect to the Retained Real Property Leases other than the Chiswick Floor 3 Lease, or (ii) any relationship (contractual or otherwise) with any party with respect to the Retained Real Property Leases other than the Chiswick Floor 3 Lease, including, without limitation, any tenants, subtenants, licensees or sublicensees that are a party thereto. Without limitation of the foregoing, no Transferred Entity directly or indirectly guarantees nor acts as a surety with respect to any Retained Real Property Lease, nor has posted any letter of credit, bond or other credit support with respect to any Retained Real Property Lease.

Section 3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Disclosure Letter lists, as of the date of this Agreement, each Assumed Benefit Plan and each material Transferor Plan and indicates whether such Benefit Plan is an Assumed Benefit Plan or a Transferor Plan and separately identifies the non-United States jurisdiction applicable to each Foreign Plan, in each case, excluding (i) employment contracts or agreements (A) with employees whose annual base salary or annualized wage rage is below $250,000 and (B) that provide for severance payments or benefits equal to or less than three (3) months of base compensation or, if greater, the amount required by applicable Law and (ii) individual consulting or independent contractor agreements with independent contractors that are terminable with thirty (30) days’ notice and without Liability (other than fees accrued but unpaid). Transferor has made, or will make within 30 days following the date of this Agreement, available to Acquiror (i) a true and complete copy of each Assumed Benefit Plan and each material Transferor Plan and all material amendments thereto and (ii) with respect to each material Assumed Benefit Plan, as applicable, (A) the most recent summary plan description; (B) any trust documents or funding arrangements relating thereto (including group insurance contracts); (C) the most recent annual report with accompanying schedules and attachments, filed with the IRS or other equivalent Governmental Authority; and (D) the most recent opinion or determination letter from the IRS or other equivalent Governmental Authority.

(b) Each Assumed Benefit Plan, and except as would not result in Liability to the Transferred Entities, each Transferor Plan, has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Other than routine claims for benefits, there is no material claim or lawsuit pending or, to the Knowledge of the Business, threatened, against or arising out of an Assumed Benefit Plan, or except as would not result in Liability to the Transferred Entities, a Transferor Plan.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS, (ii) has been established under a pre-approved plan for which a current favorable IRS opinion letter has been obtained by the pre-approved plan provider, or (iii) has time remaining under applicable Law to apply for a determination letter from the IRS or to make any amendments necessary to obtain a favorable determination letter from the IRS, and, in each case, to the Knowledge of the Business, there are no facts and circumstances that would reasonably be expected to cause the loss of such qualification.

(d) No Assumed Benefit Plan or Transferor Plan is, and none of the Companies nor any of their Subsidiaries nor any of the Transferred Entities nor any of their respective ERISA Affiliates maintain, sponsor, contribute to or have any obligation to contribute to, or have in the past six (6) years maintained, sponsored, contributed to, or had any obligation to contribute to, or had any Liability under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA (including any “multiemployer plan” (as defined in Section 3(37) of ERISA)). No Transferor Plan is, and none of the Companies nor any of their Subsidiaries nor any of the Transferred Entities sponsor or maintain a “multiple employer plan” (as defined in Section 413(c) of the Code or Section 210 of ERISA) or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Companies nor any of their Subsidiaries nor any of the Transferred Entities has in the past six (6) years, or would reasonably be expected to incur, any current or potential Liability under Title IV of ERISA, including by reason of any ERISA Affiliate.

(e) No Assumed Benefit Plan provides for post-retirement or post-termination medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA, for which the covered individual pays the full cost of coverage) or is a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f) None of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in (i) any of the following with respect to any Business Employee: (A) any increase in severance pay upon any termination of employment or service after the date of this Agreement or any increase thereof, (B) any payment, compensation or benefit becoming due, or (C) the acceleration of the payment timing, vesting or funding of any compensation or benefit, (ii) any limitation or restriction on the right of any of the Transferred Entities’ ability to merge, amend or terminate any of the Assumed Benefit Plans or (iii) the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither any of the Companies nor any of their Subsidiaries nor any of the Transferred Entities is a party to or has any obligation under any Benefit Plan to gross-up or indemnify any person for Taxes payable pursuant to Section 409A, Section 105(h) and/or Section 4999 of the Code.

(g) Except as would not result in material Liability to Companies, their Subsidiaries or any of the Transferred Entities, each Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d) of the Code) has been administered, documented and maintained in all material respects in accordance with Section 409A of the Code and the rules and regulations promulgated thereunder, and no Tax, interest or penalty is or has, in the past three years, been due and owing under Section 409A of the Code in respect of any Business Employee.

(h) Except as would not result in material Liability to the Transferred Entities, (i) each, Foreign Plan has been established, maintained, and administered in all material respects in accordance with its terms and applicable Law, and, if intended to qualify for special tax treatment, meets all the requirements for such treatment and, to the Knowledge of the Business, there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect such special tax treatment; (ii) all employer and employee contributions to each Foreign Plan required by its terms or applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been timely paid in full, in each case in all material respects; (iii) the fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuation most recently used to determine employer contributions for such Foreign Plan, and no transactions contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each Foreign Plan required to be registered has been registered and, to the Knowledge of the Business, has been maintained in good standing with applicable regulatory authorities.

Section 3.17 Labor Matters.

(a) The Transferor Group has provided a true, correct, and complete list of all of the Business Employees, as of October 23, 2024, along with each such Business Employee’s name or unique identifier, job title, employing entity, and location of employment (the “Business Employee List”). For each Business Employee located in the United States, the Business Employee list shall also include annual salary or hourly wage rate and exempt or non-exempt status.

(b) Except as set forth in Section 3.17(b) of the Disclosure Letter, none of the Transferred Entities are party to any collective bargaining agreement, works council, labor union, trade union or similar labor agreement with respect to the Business Employees (each, a “Labor Agreement”) as of the date hereof with any labor union, works council or similar employee representative organization (each, a “Labor Union”), and as of the date hereof, no Labor Agreement is being negotiated by any Transferred Entity or member of the Transferor Group with respect to the Business Employees with any Labor Union. To the Knowledge of the Business, within the past three (3) years, and except as may be applicable to any organized workforce subject to a Labor Agreement as set forth in Section 3.17(b) of the Disclosure Letter, no Labor Union has (i) attempted to organize the Business Employees with respect to their employment with the Transferred Entities or any member of the Transferor Group, (ii) demanded recognition from any Transferred Entity with respect to any Business Employees, or (iii) filed a petition for recognition with any Governmental Authority with respect to any Business Employees. Within the past three (3) years, there has been no actual or, to the Knowledge of the Business, threatened labor strike, walk out, slowdown, boycott, handbilling, picketing, demonstration, leafletting, sit-in, sick-out, lockout, labor disturbance, work stoppage or other form of organized labor disruption with respect to a Transferred Entity or any other member of the Transferor Group (solely in respect of the Business), except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole).

(c) As of the date of this Agreement, the Transferred Entities are in compliance with applicable Laws respecting labor relations, employment and employment practices, workers’ compensation, occupational safety and health requirements, plant closings, hiring, termination of employment, wages and hours, employee classification, employment discrimination, harassment, retaliation, disability rights or benefits, equal employment opportunity, visa and work status, background checks, vacation and paid time off, employee leave and unemployment insurance, in each case with respect to the Business Employees, except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole).

(d) Each Business Employee has all work permits, immigration permits, visas or other authorization required by applicable Law for such Business Employee given the duties and nature of such Business Employee’s employment, and the Transferred Entities and/or Transferor Group have on file for each such Business Employee a Form I-9 (or equivalent form required by any other applicable jurisdiction) that is validly and properly completed in all material respects in accordance with applicable Law for each Business Employee or independent contractor with respect to whom such form is required under applicable Law, in each case, to the Knowledge of the Business.

(e) Except as set forth on Section 3.17(e) of the Disclosure Letter, at all times in the past three (3) years, (i) no Transferred Entity has failed to provide advance notice of layoffs or termination as would have been required by the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law or any similar Law for employees outside of the United States (collectively and individually, the “WARN Act”), nor has any Transferred Entity incurred any material liability or material obligation under the WARN Act; (ii) no management or executive level Business Employee has been or is being investigated by the Transferred Entities in connection with any misconduct in such individual’s capacity as a Business Employee, nor is subject to any disciplinary action in connection with such misconduct, in any case that could reasonably be expected to cause any material damage to the reputation or business of the Transferred Entities or Transferor Group; and (iii) to the Knowledge of the Business, no Business Employee has engaged in any conduct or cover-up of such conduct that would cause or has caused any material damage to the reputation or business of the Transferred Entities or Transferor Group, including but not limited to any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination, or retaliation.

Section 3.18 Taxes.

Except for such matters that would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operation of the Business (taken as a whole):

(a) all Tax Returns required to have been filed by the Transferred Entities have been filed with the proper Governmental Authority, and all such Tax Returns are true, correct and complete;

(b) all Taxes due and payable by the Transferred Entities (or Taxes for which a Transferred Entity would be responsible) have been paid in full;

(c) all Taxes required to be deducted or withheld by any Transferred Entity have been deducted and withheld and have been paid to the proper Governmental Authority and the Transferred Entities have complied in all material respects with all related information reporting (and related withholding), record retention and backup withholding provisions of applicable law;

(d) no Tax deficiency, proposed adjustment or underpayment of Taxes or Tax Returns has been asserted or assessed by a Governmental Authority in writing (or, to the Knowledge of the Business, otherwise) against any Transferred Entity that has not been satisfied by payment, settled, withdrawn or otherwise resolved;

(e) there are no ongoing or pending Tax audits, Actions, investigations, inquiries, examinations or other judicial or administrative proceedings with respect to Taxes or Tax Returns of any of the Transferred Entities (or with respect to Taxes for which a Transferred Entity would be responsible) and no such proceeding has been threatened in writing;

(f) there are no Tax Liens on any assets of any Transferred Entity (other than Permitted Liens);

(g) the entity classification of each Transferred Entity for U.S. federal income tax purposes is set forth in Section 3.18(g) of the Disclosure Letter;

(h) no Transferred Entity has any outstanding agreements, consents or waivers extending the statutory period of limitations (or requests for any such extension) applicable to the payment or assessment of any Taxes, which extension is currently in effect (other than automatic extensions arising from an extension of the due date for filing a Tax Return or other extensions obtained in the ordinary course);

(i) no Transferred Entity (i) has any unpaid Tax Liability that is required to have been paid as a result of its participation in an affiliated group filing a combined, consolidated or unitary U.S. federal income Tax Return (other than a group of which a Transferred Entity is the common parent) or other comparable group for state, local or foreign Tax purposes or (ii) has any unpaid liability or obligation that is required to have been paid for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) or as a transferee or successor under any provision of applicable Law or by Contract (other than a Contract entered into in the Ordinary Course of Business the primary purpose of which is not Taxes);

(j) no Transferred Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or foreign Law) entered into prior to the Closing; (B) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code with respect to transactions entered into prior to the Closing; (C) change in method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date that was made or required to be made prior to the Closing; (D) installment sale or open transaction doctrine made prior to the Closing; or (E) prepaid amount received or deferred revenue accrued outside the Ordinary Course of Business prior to the Closing;

(k) no claim has ever been made in writing (or, to the Knowledge of the Business, otherwise) by any Governmental Authority within the last three (3) years in a jurisdiction where a Transferred Entity does not file a Tax Return that such Transferred Entity is or may be subject to Taxation by, or required to file Tax Returns with respect Taxation in that jurisdiction;

(l) with respect to any taxable period for which the applicable statute of limitations remains open as of the date hereof, no Transferred Entity is a party to or has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations (or any comparable, analogous or similar provision of state, local or foreign Law); and

(m) within the past three (3) years, no Transferred Entity has been a “controlled corporation” or “distributing corporation” in a distribution intended to qualify under Section 355 of the Code.

Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties set forth in this Section 3.18 and Section 3.16 are the sole and exclusive representations and warranties of Transferor relating to Tax matters and (ii) the representations and warranties set forth in this Section 3.18 may not be relied upon with respect to any Post-Closing Tax Period or with respect to any Tax positions taken by Acquiror or Acquiror’s Affiliates after the Closing.

Section 3.19 Certain Contracts.

(a) Section 3.19(a) of the Disclosure Letter lists, as of the date of this Agreement, each of the following Contracts to which a Transferred Entity is, or following the consummation of the Pre-Closing Restructuring, will be, a party other than Contracts relating to Transferred Insurance Policies, leases with respect to the Transferred Leased Real Property or Assumed Benefit Plans (such Contracts required to be listed in Section 3.15(b) and Section 3.19(a) of the Disclosure Letter being “Material Contracts”):

(i) each note, debenture, loan or credit agreement or other Contract for money borrowed by the Transferred Entities, in each case, other than intercompany balances and having an outstanding principal amount in excess of $5,000,000;

(ii) all Contracts that limit the ability of the Transferred Entities or another member of the Transferor Group (or, following the Closing, Acquiror or its Affiliates) to compete or carry on the Business in any material respect or with any Person or in any geographic area, other than any such limitation that is not material to the Business as currently conducted, taken as a whole;

(iii) all Contracts that relate to the acquisition of any Person or any business division, capital stock or other equity interest thereof (whether by merger, transfer of stock, transfer of assets or otherwise) or the disposition of any material assets of the Business, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing that are outside the Ordinary Course of Business or any contingent payment obligations;

(iv) all material joint venture Contracts or partnership agreements or limited liability company agreements with a third party that involve the sharing of profits, losses or revenues with such Person or the making of an equity investment in any Person;

(v) all material licenses or other grants of rights of (a) Intellectual Property from any Person (other than a Transferred Entity) to a Transferred Entity and (b) any Transferred Intellectual Property to any Person (other than a Transferred Entity), except, in each case, as applicable: (i) Contracts with employees or contractors granting rights in Transferred Intellectual Property or other Intellectual Property to a Transferred Entity entered into in the Ordinary Course of Business; (ii) non-disclosure, confidentiality and similar agreements entered into in the Ordinary Course of Business; (iii) “click wrap,” “shrink wrap” and other licenses of commercially available off-the-shelf-software; (iv) licenses to Open Source; and (v) Contracts with rightsholders or customers of the Business entered in the Ordinary Course of Business that include licenses of Intellectual Property in association with the sale of goods and services of Business;

(vi) all Contracts (including with a Governmental Authority) relating to the settlement of, conciliation, consent decree or other arrangements or agreements with respect to, any current or former Action (A) that imposes any material restrictions on the operation of the Business or otherwise materially limits the operation of the Business, in each case, as currently conducted (taken as a whole) or (B) that would require the Transferred Entities or Acquiror to pay consideration of more than $2,000,000 after the date of this Agreement;

(vii) any Contract relating to any future capital expenditures by the Businesses or the Companies in excess of $2,000,000 in the aggregate over the next twelve (12) months;

(viii) any Contract with a Key Customer;

(ix) any contract with a Key Supplier; and

(x) all Labor Agreements.

(b) Except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business: (i) each Material Contract is valid, binding and enforceable in accordance with its terms on the member of the Transferor Group party thereto and, to the Knowledge of the Business, the counterparties thereto, and is in full force and effect, subject to the Remedies Exceptions, and (ii) no member of the Transferor Group nor, to the Knowledge of the Business, any other counterparty to any Material Contract is, in material breach of, or material default under, any Material Contract except, in the case of the foregoing clause (ii), as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business. To the Knowledge of the Business, no party to any Material Contract has indicated in a written communication any claim or notice of a material breach of or material default under any such Material Contract, nor has any event occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or default under any such Material Contract (in each case, with or without notice, lapse of time or both). No event has occurred which, with or without the lapse of time or giving of notice, or both, would reasonably be expected to result in a breach of or default under any Material Contract, give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract or the right to accelerate the performance of any obligation under, or cancel, modify or terminate, any Material Contract, except, in each case, as would not reasonably be expected to materially and adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business. There exists no actual or, to the Knowledge of the Business, threatened termination or cancellation of any Material Contract, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. True and complete copies of each such written Material Contract (or written summaries of the terms of any such oral Material Contracts) have been made available to Acquiror.

Section 3.20 Environmental Matters.

(a) As of the date of this Agreement, the Transferred Entities and each other member of the Transferor Group (solely in respect of the Business) are in substantial compliance with all Environmental Laws, except for any such instance of non-compliance that would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business. As of the date of this Agreement, the Transferred Entities hold, and are in material compliance with, all Permits required under applicable Environmental Laws to permit the Transferred Entities to operate their assets in a manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of, or the failure to be in material compliance with, any such Permit would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

(b) Except as would not, individually or in the aggregate, be reasonably expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business, there are no pending or threatened Actions or Governmental Orders alleging material violations of or material liability under Environmental Laws against the Transferred Entities or any other member of the Transferor Group (solely in respect of the Business).

(c) Except as would not, individually or in the aggregate, be reasonably expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business, none of the Transferred Entities or any other member of the Transferor Group (solely in respect of the Business is conducting or paying for any responsive or corrective action under any Environmental Law at any location and neither Transferor or any of its Subsidiaries (to the extent relating to the Business)) nor any of the Companies is party to any judgment, order, decree, writ, injunction or award of a Governmental Authority that imposes any obligations under any Environmental Law.

Section 3.21 Insurance. Section 3.21 of the Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, general liability, workers’ compensation, and other forms of insurance held by any Transferred Entity for the benefit of the Business whose policy periods are in effect as of the date of this Agreement (excluding, for clarity, the Transferor Insurance Policies) (the “Transferred Insurance Policies”). With respect to each Transferred Insurance Policy: (a) no Transferred Entity is in breach or violation of, or default under, any Transferred Insurance Policies, and no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default of the terms of such Transferred Insurance Policies, including with respect to providing timely and otherwise valid notice to the applicable insurer(s) of any claim, occurrence or other matter that may be covered under any Transferred Insurance Policies (or any predecessor insurance policies), except for breaches, violations or defaults which would not be reasonably expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business; (b) each Transferred Insurance Policy is valid and binding and the limits have not been eroded or exhausted; (c) no premiums due under any Transferred Insurance Policy have not been paid; (d) there are no claims pending under any Transferred Insurance Policies (or any predecessor insurance policies), except for claims which would not be reasonably expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business and (e) no Transferred Entity has received any notice of cancellation or termination, change in premium or denial of renewal in respect of any of the Transferred Insurance Policies, which would reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business. All premiums due on the Transferred Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid in accordance with the payment terms of each Transferred Insurance Policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Entities or the Business, taken as a whole.

Section 3.22 Related Party Transactions; Transferor Guarantees.

(a) Except for (i) this Agreement, the Ancillary Agreements and the Transaction, (ii) as set forth in Section 3.22(a) of the Disclosure Letter, (iii) Benefit Plans, other Contracts relating to labor and employment matters set forth in Section 3.16(a) of the Disclosure Letter or other employment related Contracts entered into in the Ordinary Course of Business and (iv) as will have been terminated, discharged, or otherwise consummated on or prior to the Closing Date with no further obligation on the part of any Transferred Entity, no member of the Transferor Group (other than the Transferred Entities) or any officer, director or key employee of the Transferor Group is party to any Contract or involved in any material business arrangement with a Transferred Entity (including any arrangement pursuant to which a Transferred Entity has pledged any assets or guaranteed any obligations on behalf of any such Person) or owns or has the right to use any material asset or property of the Business.

(b) Section 3.22(b) of the Disclosure Letter sets forth as of the date hereof (i) all outstanding performance guarantees, letters of credit, performance bonds, or similar guarantees entered into by or on behalf of the Transferred Entities and (ii) all outstanding performance guarantees, letters of credit, performance bonds, or similar guarantees entered into by or on behalf of the Remaining Transferor Group in connection with the Business (the items referred to in clause (ii), together with all extensions and replacements thereof and all other performance guarantees, letters of credit, performance bonds or similar guarantees entered into by or on behalf of the Remaining Transferor Group in connection with the Business between the date hereof and the Closing Date, the “Transferor Guarantees”).

Section 3.23 Title and Sufficiency of Assets.

(a) The Transferred Entities have good and marketable title to, a valid leasehold interest in or a valid right to use all of their material tangible assets, free and clear of all Liens except Permitted Liens, except, in each case, as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business. The tangible assets of the Transferred Entities are structurally sound, are in reasonably good operating condition and repair (normal wear and tear not caused by neglect excepted) and are reasonably suitable for the uses to which they are being put.

(b) Except as described in Article VI or as set forth in Section 3.23(b) of the Disclosure Letter, the assets, properties and rights that will be owned, leased or licensed by the Transferred Entities immediately following the Closing (and having given effect to the Pre-Closing Restructuring), and the licenses and services to be provided through the Transition Services Agreement (subject to obtaining any necessary consents thereunder) will constitute all the assets necessary to operate the Business in all material respects in the manner in which it is currently conducted and as conducted as of immediately prior to the Closing.

Section 3.24 International Trade and Anti-Corruption Matters.

(a) Since April 24, 2019, none of the Transferred Entities, nor any of their respective officers, directors or employees, nor, to the Knowledge of the Business, any agent or other third-party representative (when acting on behalf of the Transferred Entities) is or has been: (i) a Sanctioned Person, (ii) directly or indirectly, holding any assets located in any Sanctioned Country or engaging in any dealings or transactions with, in or involving any Sanctioned Person or Sanctioned Country, to the extent such activities violate applicable Sanctions Laws, or (iii) otherwise in violation of applicable Sanctions Laws.

(b) For the past five (5) years, none of the Transferred Entities, nor any of their respective officers, directors, nor, to the Knowledge of the Business, any employee or agent or other third-party representative (when authorized to act on behalf of the Transferred Entities), has (i) given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Person, including any Government Official, in violation of any Anti-Corruption Laws; (ii) has accepted, agreed to accept, requested, or solicited any money or thing of value, directly or indirectly, from any Person in violation of any Anti-Corruption Laws; (iii) established or maintained any unrecorded or “off-book” fund, asset or account for any purpose in violation of any Anti-Corruption Laws; or (iv) engaged in any conduct in violation of Anti-Corruption Laws.

(c) The Transferred Entities are in compliance with and for the past five (5) years, the Transferred Entities have conducted their businesses in material compliance with all applicable Anti-Money Laundering Laws and Trade Laws.

(d) For the past three (3) years, the Transferred Entities have implemented and maintained policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Trade Laws and Sanctions Laws. During the past five (5) years and with respect to Sanctions Laws, since April 24, 2019, the Transferred Entities have not received any report or allegation, and have not conducted or initiated any internal investigation, relating to any actual or suspected violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Trade Laws or Sanctions Laws.

(e) For the past five (5) years and with respect to Sanctions Laws, since April 24, 2019, none of the Transferred Entities, has been convicted of violating any Anti-Corruption Law, Anti-Money Laundering Law, Trade Laws or Sanctions Law; to the knowledge of the Transferred Entities, been the subject of any investigation or proceeding by a Governmental Authority for any potential violation of any Anti-Corruption Law, Anti-Money Laundering Law, Trade Laws or Sanctions Law, as applicable; or received from any Governmental Authority any notice or inquiry or made any voluntary, directed or involuntary disclosure to any Governmental Authority, in each case concerning any actual or potential violation or wrongdoing related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Trade Laws or Sanctions Laws.

(f) No part of the Final Closing Payment will be, directly or knowingly indirectly, used, lent, contributed or otherwise made available to any Person, (i) to fund any activity, business or transaction of, with, or involving any Sanctioned Person or Sanctioned Country in violation of applicable Sanctions Laws, or (ii) in any manner that would result in a violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Trade Laws or Sanctions Laws by any Person (including Acquiror or any of its Affiliates).

Section 3.25 Gaming.

(a) As of the date hereof, none of the Transferred Entities have (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Regulatory Authority related to the Business that has not been issued, granted or given or (ii) withdrawn any such application, in each case except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

(b) All relevant directors, officers, employees and contractors of the Transferred Entities have obtained and hold, or at the Closing will have obtained and hold, personal management licenses (or jurisdictional equivalent license), to the extent required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, and those licenses are in full force and effect, in each case except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

(c) As of the date of this Agreement, the Business is not being conducted in violation of any Applicable Gaming Laws of any jurisdictions in which it holds a Relevant License, except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

(d) None of the Transferred Entities have been or are subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or, to the Knowledge of the Business, threatened, relating to Applicable Gaming Law, in each case except as would not reasonably be expected to materially adversely affect the operation of the Business (taken as a whole) in the Ordinary Course of Business.

Section 3.26 No Additional Representations or Warranties. No member of the Transferor Group has made, or is making, any representation or warranty whatsoever to Acquiror or its respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives, and no such Transferor Related Party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives (except the specific representations and warranties of Transferor and the Companies set forth in this Article III as modified by the Disclosure Letter or in respect of the certificate delivered at Closing pursuant to Section 2.03(b)).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Transferor, the following as of the date hereof:

Section 4.01 Organization and Authority of Acquiror. Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party, to conduct its business as it is now being conducted, to carry out its obligations hereunder and thereunder and to consummate the Transaction. Acquiror is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially adversely affect the ability of Acquiror to carry out its obligations under this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and the Ancillary Agreements by Acquiror, the performance by Acquiror of its obligations hereunder and thereunder and the consummation by Acquiror of the Transaction have been or will be duly and validly authorized and approved by all requisite action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror, and (assuming due authorization, execution and delivery by Transferor) this Agreement constitutes the legal, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms, except as enforcement hereof may be limited by the Remedies Exceptions.

Section 4.02 No Conflict. Assuming that all applicable requirements of the Regulatory Approvals, the execution, delivery and performance of this Agreement by Acquiror do not and will not (a) violate, conflict with or result in the breach of Governing Documents of Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to Acquiror or its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which Acquiror is a party or by which Acquiror may be bound, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Acquiror to carry out its obligations under this Agreement and to consummate the Transaction.

Section 4.03 Government Consents and Approvals. The execution, delivery and performance of this Agreement by Acquiror does not and will not require any Government Consent, except applicable requirements of the Regulatory Approvals.

Section 4.04 Financial Ability. Subject to Section 12.12(b), Acquiror understands and affirms that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Acquiror’s consummation of any financing arrangements, Acquiror’s obtaining of any financing or the availability, grant, provision or extension of any financing to Acquiror, other than the funding of the Transferor Note as set forth therein. Concurrently with the execution of this Agreement, Acquiror has delivered to Transferor a true, correct, and complete copy of (i) the executed Debt Commitment Letter and (ii) the executed Equity Commitment Letter pursuant to which the equity financing sources party thereto have committed to provide to Acquiror, subject solely to the terms and conditions therein, the full amount of the cash required to consummate the Transaction at the Closing (the “Equity Financing” and together with the Debt Financing, the “Financing”). Neither the Equity Commitment Letter nor the Debt Commitment Letter (together, the “Commitment Letters”) has been amended, supplemented or modified in any manner prior to the date hereof, and no such amendment, supplement or modification is contemplated, and the commitments contained in Equity Commitment Letter and the Debt Commitment Letter have not been withdrawn, rescinded, replaced or terminated in any respect as of the date hereof (and, to the knowledge of Acquiror, no such withdrawal or rescission is contemplated (other than, in the case of the Debt Commitment Letter, any customary modification or amendment solely to join additional lenders to the Debt Commitment Letter as contemplated thereunder, which joinders, individually and in the aggregate, could not reasonably be expected to prevent, impede or delay the consummation of the Transaction)). Neither the Equity Commitment Letter nor the Debt Commitment Letter is subject to any conditions precedent or other contingencies relating to the funding of the full amount of the Financing other than the Financing Conditions, and are binding and in full force and effect and are the legal, valid, binding and enforceable obligations of Acquiror and, to the knowledge of Acquiror, each of the other parties thereto to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Condition, except as such enforceability may be limited by the Remedies Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Acquiror or any other party thereto under the Debt Commitment Letter or the Equity Commitment Letter that could, in either case, result in the failure of the funding obligations thereunder. The Debt Commitment Letter provides that the only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents will be the Financing Conditions contained in the Debt Commitment Letter (it being explicitly understood and acknowledged by the Transferor that the Debt Commitment Letter is subject to, among other Financing Conditions, the satisfaction by the Debt Financing Source thereunder with the results of their due diligence (including financial, legal and regulatory) with respect to the Companies, the Assets and the Transaction). Acquiror has no reason to believe, assuming that each of the conditions set forth in Section 9.02 is satisfied at the Closing, that (i) it or any other party thereto will be unable to satisfy on a timely basis any term of the Equity Commitment Letter, (ii) any of the Financing Conditions in relation to the Equity Financing will not reasonably be expected to be satisfied or (iii) the Equity Financing will not reasonably be expected to be made available to Acquiror on the Closing Date. All commitment and other fees required to be paid under the Equity Commitment Letter and the Debt Commitment Letter prior to the date hereof have been paid in full. When the Equity Financing is funded in accordance with the terms of the Equity Commitment Letter and the satisfaction of the conditions set forth in Section 9.01 and Section 9.02, the immediately available aggregate net proceeds contemplated by the Equity Commitment Letter, together with the net proceeds contemplated by the Debt Commitment Letter, will be sufficient for Acquiror to complete the Transaction, and to satisfy all of the obligations of Acquiror under this Agreement at Closing, including (A) paying the Closing Payment at the Closing, and (B) paying all related costs, fees and expenses in connection with the Transactions and the Financing. To the knowledge of Acquiror, assuming that each of the conditions set forth in Section 9.02 is satisfied at the Closing, there is no fact, event, condition or occurrence existing on the date hereof that could, with or without notice, lapse of time or both, (I) constitute a default or breach, of a failure of any condition, under the Equity Commitment Letter or (II) otherwise cause the Equity Commitment Letter to be ineffective or any portion of the Equity Financing to be unavailable on the Closing Date. Neither Acquiror nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing or Equity Financing other than as set forth in the Debt Commitment Letter and the Equity Commitment Letter.

Section 4.05 Solvency. Acquiror is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Transferor and the Companies contained in this Agreement are true and correct in all material respects, and after giving effect to the Closing, at and immediately after the Closing, Acquiror (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.06 Litigation. No Action by or against Acquiror or any of its Affiliates is pending or, to the best of Acquiror’s knowledge, threatened, that would reasonably be expected to materially affect the legality, validity or enforceability of this Agreement against the Acquiror or the consummation of the Transaction by the Acquiror. There is no unsatisfied judgment or any open injunction binding upon Acquiror which would materially and adversely affect the ability of Acquiror to carry out its obligations under this Agreement and to consummate the Transaction.

Section 4.07 Qualification; Investment Purpose; Investor Status.

(a) Acquiror is legally, financially and otherwise qualified to acquire the Transferred Equity Interests and to own the Companies, and there are no facts that would, under existing Laws, disqualify Acquiror as the transferee of the Transferred Equity Interests.

(b) Acquiror is acquiring the Transferred Equity Interests for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Transferred Equity Interests in violation of the Securities Act, and Acquiror has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. Acquiror agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such state laws. Acquiror has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Transferred Equity Interests.

(c) Acquiror certifies and represents to Transferor that Acquiror is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Acquiror’s financial condition is such that it is able to bear the risk of holding the Transferred Equity Interests for an indefinite period of time and the risk of loss of its entire investment. Acquiror has sufficient knowledge and experience in investing in companies similar to the Companies so as to be able to evaluate the risks and merits of its investment in the Companies.

Section 4.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Acquiror.

Section 4.09 Gaming Approvals and Licensing Matters. None of Acquiror or any of its officers, directors or Affiliates or any existing beneficial owner of five percent (5%) or more of the voting stock of Acquiror, in each case who or which will be required to be licensed or found suitable under any Applicable Gaming Law in connection with the consummation of the Transaction has ever been denied a gaming license, approval or related finding of suitability by any Gaming Regulatory Authority, or had any gaming license or approval revoked or suspended and Acquiror is not otherwise aware of any fact or circumstance that would reasonably be expected to lead to a denial of a Relevant License.

Section 4.10 No Additional Representations or Warranties. The Acquiror has not made and is not making any representation or warranty whatsoever to the Transferor or its respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to Transferor or its respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives (except the specific representations and warranties of Acquiror set forth in this Article IV).

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.01 Conduct of the Business. Transferor covenants and agrees that, except (v) for actions taken in connection with the Pre-Closing Restructuring and the settlement of intercompany accounts between the Transferred Entities and the Remaining Transferor Group, (w) for any transfer of any Transferred Entity, Business Employee, Transferred Asset or Transferred Liability to the Transferred Entities or any transfer of any Inactive Employees, Delayed Transfer Business Employees or any non-Business Employee to Transferor or any of its Affiliates (other than the Transferred Entities), (x) as required by applicable Law (including any Applicable Gaming Law or Labor Agreement), a Governmental Authority or any Contract (including any collective bargaining agreement) to which a member of the Transferor Group is a party, (y) as described in Section 5.01 of the Disclosure Letter or (z) as otherwise as expressly contemplated by this Agreement or the Ancillary Agreements or as consented to by Acquiror in writing in advance (which consent shall not be unreasonably conditioned, withheld, delayed or denied), between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Article XI (the “Pre-Closing Period”), Transferor shall use reasonable best efforts to cause the Transferred Entities to conduct the Business in the Ordinary Course of Business in all material respects and to not:

(a) issue, sell, pledge, dispose of, assign, transfer, lease, license, mortgage, abandon, incur or create any Lien on (i) any equity interest of the Transferred Entities or (ii) any material Transferred Assets or material assets or properties of the Transferred Entities, in each case, other than Permitted Liens;

(b) adjust, split, combine or reclassify any equity interest of the Transferred Entities;

(c) materially amend, modify or restate the Governing Documents of the Transferred Entities;

(d) declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to the equity interests of the Transferred Entities;

(e) except as required pursuant to the terms of a Benefit Plan or Labor Agreement, in connection with actions otherwise permitted under Section 5.01(f) or Section 5.01(g), or to the extent such action would not result in any liability to the Transferred Entities, as an Assumed Employee Liability or otherwise, (A) grant or provide any severance, retention bonus, change-in-control or equity or equity-based compensation or benefits to any Business Employee, except for severance payments calculated consistent with any Benefit Plan or Labor Agreement (or otherwise do not exceed $50,000 more than such calculation) or otherwise [ * * * ], (B)(x) establish, adopt, renew, modify or terminate any material Assumed Benefit Plan or any plan, program, scheme, agreement, practice, arrangement or policy that would be such a material Assumed Benefit Plan had it been in effect on the date hereof, or (y) take any action to accelerate the vesting, payment or funding or otherwise securing the payment of, any material compensation or benefit under any Assumed Benefit Plan to any Business Employee, Former Business Employee, officer, director or consultant, (1) in each case of subsection (x) or (y), except for (i) increases in compensation or benefits in the Ordinary Course of Business for individuals who have an annual base salary or annualized base wages of less than $300,000 or (ii) in connection with annual or other customary periodic compensation or benefit plan review (including extensions, renewals or terminations of health and welfare plans) in the Ordinary Course of Business or (2) solely with respect to subsection (x), in connection with new hires, promotions or employment extensions or renewals, (C) take any action to accelerate the vesting, payment or funding or otherwise securing the payment of, any equity or equity-based awards to any Business Employee, Former Business Employee, officer, director or consultant, (D) grant or forgive any loans to Business Employees, Former Business Employees, officers, directors or consultants, or (E) waive, release or limit any restrictive covenant obligation of any Business Employee who has an annual base salary or annualized base wages of more than $300,000;

(f) except (i) as required pursuant to the terms of a Benefit Plan or Labor Agreement, (ii) in connection with actions otherwise permitted under Section 5.01(e) or Section 5.01(g), (iii) to the extent such action would not result in any liability to the Transferred Entities, or (iv) in the Ordinary Course of Business (including in connection with annual or other customary periodic compensation review or in connection with new hires, promotions, extensions or terminations permitted in accordance with Section 5.01(g)), increase the base compensation payable or owed to any current Business Employee with an annual base salary or annualized base wages of greater than $300,000;

(g) except (i) in connection with actions otherwise permitted under Section 5.01(e) or Section 5.01(f) or (ii) or to the extent such action would not result in any liability to the Transferred Entities, hire any individual as a Business Employee with an annual base compensation in excess of $300,000 (other than in the Ordinary Course of Business (including to fill a vacancy)) or terminate the employment of any Business Employee as of the date hereof earning annual base compensation in excess of $300,000 (other than for cause (as determined by the Transferor or its applicable Affiliate in good faith));

(h) change in any material respect any method of accounting or accounting practice or policy used by the Business, other than such changes required by GAAP or applicable Law;

(i) (i) make, change or revoke any material election with respect to Taxes other than in a manner materially consistent with past practice; (ii) waive or extend the statute of limitations in respect of any material Tax (other than pursuant to automatic extensions of time to file any Tax Return); (iii) file any material amended Tax Returns; (iv) settle, consent to or compromise any claim or assessment in respect of a material amount of Taxes; or (v) surrender or compromise any right to claim a Tax refund in respect of a material amount of Taxes; in each case, to the extent such action would reasonably be expected to materially and adversely affect the Acquiror or its Affiliates (including with respect to the ownership of Transferred Entities) with respect to any Post-Closing Tax Period;

(j) permit any Transferred Entity to (i) acquire (by merger, consolidation or combination, or acquisition of stock or assets) or make an investment in any corporation, partnership or other business organization or division thereof or any material properties, equity interests or assets from any third party or (ii) enter into any joint venture or other similar partnership with any third party that is material to the Business, taken as a whole;

(k) other than borrowings in the Ordinary Course of Business (including any borrowings pursuant to the Transferor Group’s credit facility), incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money with an aggregate principal amount in excess of $3,500,000, other than (i) indebtedness that will be repaid, settled, cancelled or terminated prior to the Closing, (ii) intercompany indebtedness between wholly-owned Transferred Entities and (iii) refinancings of existing indebtedness, which do not materially increase the outstanding principal amount of loans or commitments under the applicable existing indebtedness immediately prior to such refinancing;

(l) make any material loans or advances of money or capital contributions to any Person (other than a Transferred Entity) that would constitute Transferred Liabilities or permit a Transferred Entity to make any material loans or advances of money or capital contributions to any Person (other than another Transferred Entity), except, in each case, for (i) advances to Business Employees for expenses incurred in the Ordinary Course of Business, (ii) loans or capital contributions in the Ordinary Course of Business not to exceed $3,000,000 in the aggregate, (iii) the satisfaction or exercise of any obligations or rights of any Transferred Entity existing as of the date hereof (except to the extent such exercise is made solely at the election of any Transferred Entity) or (iv) loans or capital contributions that will be repaid or funded in full prior to the Closing, or otherwise not to exceed $1,000,000 individually or $3,000,000 in the aggregate for all such loans and capital contributions;

(m) except in the Ordinary Course of Business, (i) enter into a new Contract that, if entered into prior to the date hereof, would be deemed a Material Contract, (ii) replace, amend or modify any Material Contract, (iii), waive, release or assign any material rights to claims or benefits under any Material Contract or (iv) voluntarily terminate any Material Contract;

(n) adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Business (other than in connection with the Pre-Closing Restructuring);

(o) sell, pledge, dispose of, assign, transfer, exclusively license, abandon, create any Lien (other than Permitted Liens) or authorize any of the foregoing on or with respect to any material Transferred Intellectual Property, except for any Transferred Intellectual Property expiring at the end of its statutory term or, in Transferor’s reasonable business judgment, no longer in use or commercially desirable to maintain;

(p) release, compromise or settle any Action (i) granting injunctive or other equitable remedy against the Transferred Entities or the Business or (ii) which imposes any material restrictions on the operation of the Business (taken as a whole); or

(q) agree to take any of the actions specified in Section 5.01(a) through Section 5.01(p).

Notwithstanding anything to the contrary in this Agreement, Acquiror may not, prior to the Closing, manage or interfere with the Transferor Group’s ability to conduct the Business in the Ordinary Course of Business and nothing contained in this Agreement is intended to give Acquiror or its Affiliates, directly or indirectly, the right to control or direct the Business prior to the Closing.

Section 5.02 Access to Information.

(a) During the Pre-Closing Period, upon advanced reasonable notice, Transferor shall, at Acquiror’s sole cost and expense, afford Acquiror and its authorized representatives reasonable access to the offices, properties, facilities and books and records (including Transferred Employee records, to the extent permitted by applicable Law) of the Transferred Entities and the other members of the Transferor Group (solely in respect of the Business) as such Acquiror and such representatives may reasonably request for purposes of consummating the Transaction or preparation therefor; provided, however, that any such access shall be conducted during normal business hours, under the supervision of Transferor’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business or the Transferor Group. Notwithstanding anything to the contrary in this Agreement, Transferor shall not be required to disclose any information to Acquiror if (x) such disclosure would, in Transferor’s reasonable discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law (including the HSR Act and any other Antitrust Laws), fiduciary duty, confidentiality obligation or Contract to which any member of the Transferor Group is a party, or (y) Transferor or any of its Affiliates (including the Transferred Entities), on the one hand, and Acquiror or any of its Affiliates, on the other hand, are adverse parties in any Action and such information is reasonably pertinent thereto; provided that if disclosure is restricted pursuant to the foregoing clause (x), Transferor shall, to the extent legally permissible, reasonably necessary and practicable, cooperate with Acquiror and make appropriate substitute arrangements. Neither the auditors nor the independent accountants of Transferor or their respective Affiliates (including the Transferred Entities) shall be obligated to make any work papers available to any Person under this Agreement unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by Transferor at any time during the Pre-Closing Period or following the Closing Date, Acquiror shall, and shall cause its Affiliates (as applicable) to, enter into a customary joint defense agreement (in form and substance reasonably satisfactory to Acquiror) with Transferor or other members of the Transferor Group with respect to any information to be provided to Acquiror pursuant to this Section 5.02 during the Pre-Closing Period or following the Closing Date.

(b) After the Closing Date, Acquiror shall and shall cause its controlled Affiliates to, on the one hand, and Transferor shall and shall cause its controlled Affiliates to, on the other hand, grant to the other reasonable access to financial records and other information in their possession as of the Closing Date related to their conduct of the Business prior to the Closing and such cooperation and assistance, in each case, as shall be reasonably required to enable them to complete their legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters, but excluding disputes under this Agreement or any Ancillary Agreement (it being understood and agreed that the limitations provided in the second sentence of Section 5.02(a) shall apply mutatis mutandis to any access provided pursuant to this Section 5.02(b)). Acquiror, on the one hand, and Transferor, on the other hand, shall promptly reimburse the other for such other’s reasonable and documented out-of-pocket expenses associated with requests made by such first party under this Section 5.02(b), but no other charges shall be payable by the requesting party to the other party in connection with such requests.

(c) Acquiror acknowledges and agrees that (i) certain records may contain information relating to the Remaining Transferor Group or their respective Affiliates, other than information relating solely to the Business and the Transferred Entities, and that the Remaining Transferor Group may retain copies thereof and (ii) prior to making any records available to Acquiror, Transferor may redact any portions thereof that relate to any member of the Remaining Transferor Group or any of their respective Affiliates (other than the Business or the Transferred Entities).

(d) This Section 5.02 shall not govern access to Tax Returns and Tax information, which shall instead be governed by Article VIII.

Section 5.03 Regulatory and Other Authorizations.

(a) Each of Acquiror and Transferor shall (i) obtain all Government Consents set forth in Section 5.03(a) of the Disclosure Letter from Gaming Regulatory Authorities and (ii) use reasonable best efforts to promptly obtain all other Government Consents that may be or become necessary for the performance of its obligations pursuant to this Agreement, and will cooperate fully with each other in promptly seeking to obtain all such Government Consents. Notwithstanding the foregoing, Transferor and Acquiror shall keep the other party reasonably apprised of their respective efforts to secure such Government Consents and provide such notices and provide the other party updates concerning these efforts as reasonably requested by such other party to the extent practicable and legally permissible.

(b) In furtherance, and not in limitation of the foregoing, Acquiror and, where applicable, Transferor shall (i) make or cause to be made the registrations, declarations and filings required of such party under the HSR Act and any other Law (including Antitrust Laws or Foreign Investment Laws) with respect to the Transaction as promptly as reasonably practicable after the date of this Agreement (and, (A) in the case of any filings required under the HSR Act, no later than ten (10) Business Days from the date of this Agreement (or an earlier date as agreed by the parties hereto) and (B) in the case of any filings with Gaming Regulatory Authorities, no later than thirty (30) days after the date of this Agreement (or, with respect to any such filings that are required in respect of licenses granted to the Companies after the date of this Agreement, no later than thirty (30) days after the granting of any such license)); (ii) furnish to the other parties (and, with respect to Acquiror, cause its Affiliates and financing sources to furnish) as promptly as reasonably practicable all information required for any application or other filing to be made by the other parties pursuant to any applicable Law in connection with the Transaction; (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the U.S. Federal Trade Commission (“FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions; (iv) to the extent not prohibited by applicable Law or Governmental Authority, promptly notify the other parties of any material communication between that party and the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any Action by a private party, in each case regarding the Transaction (including any communication relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders, decrees, injunctions or other agreements or authorizations (including the expiration or termination of any waiting periods)), provided, that any communication between a party and the FTC, the DOJ or any other Governmental Authority shall be jointly made (unless (A) prohibited by applicable Law or Governmental Authority or (B) such party received prior written consent of the other parties to communicate on its own with such Governmental Authority); (v) to the extent not prohibited by applicable Law or Governmental Authority, furnish the other parties promptly with copies of all correspondence, filings and communications (or, if provided orally, a summary thereof) relating to any Law or any Action pursuant to any Law between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Transaction; (vi) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the reasonable views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under such Laws) with a Governmental Authority under the HSR Act or any other Law; and (vii) act in good faith and reasonably cooperate with the other parties in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other Law with respect to any such registration, declaration and filing. The parties shall and, with respect to Acquiror, shall cause its Affiliates and financing sources to, supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested related to the transactions contemplated by this Agreement. Acquiror and Transferor shall jointly plan and propose the strategy, timing, content, action, advocacy and resolution of matters related to such required filings and submissions and shall jointly control and direct such matters. The filing fees payable under the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws shall be split equally between Acquiror and the Transferor Group.

(c) Notwithstanding anything to the contrary set forth herein, Acquiror agrees to, and to cause its Affiliates to (i) with respect to any Gaming Regulatory Authority, take any all steps to and (ii) with respect to any Governmental Authority (excluding all Gaming Regulatory Authorities), take reasonable best efforts to, avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other parties, so as to enable the parties hereto to expeditiously close the Transaction as soon as commercially practicable, but in any event no later than the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, (A) the sale, divesture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses of the Transferred Entities; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, properties or businesses; (C) any modification or waiver of the terms and conditions of this Agreement; or (D) any other action that limits the freedom of action with respect to, or the ability to retain, any assets, properties or businesses of Acquiror or of the Transferred Entities as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Governmental Order in any Action, which would otherwise have the effect of materially delaying or preventing the consummation of the Transaction; provided, however, that clause (ii) above shall not require Acquiror to propose, execute, carry out or agree or submit to any action or remedy that individually or in the aggregate would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Transferred Entities (taken as a whole) provided, further, that Acquiror and Acquiror’s Affiliates and equity holders shall not propose, negotiate, commit to or effect any of the actions listed in clause (ii), and no member of the Transferor Group (including the Transferred Entities) shall be required to take such actions, in each case, without the prior written consent of Transferor. In addition, Acquiror (or its Affiliates) shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, Governmental Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Outside Date.

(d) Notwithstanding anything to the contrary set forth herein, in connection with Acquiror’s obligations under this Section 5.03 (other than its obligations relating to filings with and obtaining Government Consents from Gaming Regulatory Authorities) none of Acquiror’s Affiliates or equity holders shall be required to, or be required to agree to: (i) the sale, divestiture or disposition of such of its assets, properties or businesses; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets or properties or businesses; or (iii) any other action that materially limits the freedom of action with respect to, or the ability to retain, any assets or businesses of Acquiror’s affiliates or equity holders, in each case, other than the Transferred Entities and the Business.

(e) In addition, from the date of this Agreement through the Closing, Acquiror and its Affiliates shall not, directly or indirectly, (i) make any acquisition or investment, alter its capital structure or ownership, (ii) lease or license any assets, (iii) take or fail to take any other action or (iv) agree to do any of the foregoing, in each case, if doing so could reasonably be expected to materially impair or materially delay its ability or otherwise make it materially more difficult to (x) obtain all Government Consents required for the consummation of the Transaction, (y) satisfy the conditions set forth in clause (a) above or (z) consummate the Transaction.

(f) For the avoidance of doubt, Acquiror shall not require any member of the Transferor Group to, and no member of the Transferor Group shall be required to, take any action with respect to any order or any applicable Law that would bind any member of the Transferor Group prior to the Closing or in the event the Closing does not occur.

Section 5.04 Further Assurances; Support of Transaction.

(a) Subject to Article VI, the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate and give effect to the Transaction as soon as practicable (but in any event prior to the Outside Date).

(b) Subject to Article VI and without limiting any covenant contained in this Article V, during the Pre-Closing Period, Acquiror and Transferor shall use reasonable best efforts to obtain all Consents of third parties that Transferor and Acquiror mutually agree be obtained in connection with the Transaction and shall keep the other party informed on a timely basis as to the progress of the Consents (including, for clarity, the Pre-Closing Restructuring) (the “Specified Third-Party Consents”); provided, that no such Specified Third-Party Consent shall be required to be obtained as a condition to Closing. To the extent the Closing occurs and one or more such Specified Third-Party Consents have not been obtained, Acquiror and Transferor shall continue to use their reasonable best efforts post-Closing to obtain any such Specified Third-Party Consents not obtained prior to Closing in accordance with Section 6.01(b). Notwithstanding the foregoing, in no event shall any member of the Transferor Group be required to commence, defend or participate in any litigation, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any third party (each an “Extraordinary Action”) in connection with obtaining any Consents in connection with the consummation of the Transaction.

Section 5.05 Indemnification of Directors and Officers.

(a) Acquiror agrees that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors and officers of the Transferred Entities (collectively, the “D&O Indemnitees”) as provided in the Transferred Entities’ Governing Documents as in effect on the date of this Agreement with respect to matters occurring prior to the Closing, shall survive the Closing and continue in full force. For a period of six (6) years after the Closing, Acquiror shall (i) cause the Governing Documents of the Transferred Entities to contain provisions no less favorable in the aggregate with respect to indemnification, exculpation and limitation of liabilities of the D&O Indemnitees and advancement of expenses than are set forth as of the date of this Agreement in the Governing Documents of the Transferred Entities and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of the D&O Indemnitees thereunder.

(b) Prior to the Closing, the Transferred Entities shall obtain as of the Closing and fully pay the premium for a non-cancellable extension (or “tail”) of the existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage of the Transferred Entities (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing (such period, the “Tail Period”) with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with a same or better credit rating than the Transferred Entities’ current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Transferred Entities’ existing policies and covering each Person currently covered by the Transferred Entities’ existing policies. Each of Transferor and Acquiror shall bear 50% of the cost of the D&O Insurance. Acquiror shall, and shall cause the Transferred Entities to, maintain such “tail” policies in full force and effect through such Tail Period; provided, however, that in no event shall the Acquiror be required to expend for the D&O Insurance an aggregate premium amount in excess of 300% of the annual premium allocable the Transferred Entities for their existing directors’ and officers’ liability and fiduciary liability insurance in effect as of the date if this Agreement.

(c) The provisions of this Section 5.05 shall (i) survive the Closing, (ii) are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnitees, their respective heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, in the event that Acquiror or the Transferred Entities or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or if Acquiror dissolves the Transferred Entities, then, and in each such case, Acquiror shall cause proper provision to be made so that the successors and assigns of Acquiror or the Transferred Entities assume the obligations set forth in this Section 5.05.

Section 5.06 Retention of Books and Records. Acquiror shall cause the Transferred Entities to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Transferred Entities and the Business in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date (or such shorter time as specified in the applicable Transferred Entities current retention policies), and to make the same reasonably available after the Closing for inspection and copying by Transferor or its representatives at Transferor’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice, in a manner as to not interfere with the normal operations of the business of Acquiror and its Subsidiaries and in accordance with reasonable procedures established by Acquiror (it being understood and agreed that the limitations provided in the second sentence of Section 5.02(a) shall apply mutatis mutandis to any access provided pursuant to this Section 5.06). After such seven- (7-) year or shorter period, before Acquiror or the Transferred Entities may dispose of any such books and records, Acquiror shall give at least ninety (90) days’ prior written notice of such intention to dispose to Transferor or its representatives, and Transferor or its representatives shall be given an opportunity, at Transferor’s expense, to remove and retain all or any part of such books and records as it may elect.

Section 5.07 Contact with Customers and Suppliers. Prior to the Closing, Acquiror shall not, and shall cause its Affiliates and its and their representatives not to, contact or communicate with (directly or indirectly and whether in writing, verbally or otherwise) any customers, potential customers, clients, suppliers, distributors or licensors of the Business, or any other Persons having a business relationship with the Transferor Group, concerning the Transferred Entities or the Transaction unless, in each case, Acquiror has consulted with Transferor and obtained Transferor’s prior written consent before communicating with such Persons (directly or indirectly and whether in writing, verbally or otherwise).

Section 5.08 Pre-Closing Restructuring. Prior to the Closing, Transferor shall effect the transactions described on Exhibit D. The Transferor shall keep Acquiror reasonably informed in respect of the actions of the Pre-Closing Restructuring and shall reasonably consult with Acquiror with respect to the form of the conveyancing and assumption instruments or other Contracts, documents or instruments to be applied in effecting the Pre-Closing Restructuring. Notwithstanding anything to the contrary herein, Transferor shall be permitted to amend or modify the Pre-Closing Restructuring if such amendment or modification is determined by Transferor to be reasonably necessary or appropriate to effect the transactions contemplated thereby; provided, however, that Acquiror’s prior written consent (not to be unreasonably conditioned, withheld or delayed) shall be required with respect to any material amendments or modifications that would reasonably be expected to (i) prevent, materially delay or materially impair the consummation of the Transaction (including by reason of any newly required Consents or other approvals in connection with the Transaction), or (ii) have a material and adverse economic effect on Acquiror, its Affiliates, the Transferred Entities or the Business (collectively, the “Pre-Closing Restructuring”).

Section 5.09 Financing Cooperation.

(a) Prior to the Closing (or the earlier termination of this Agreement pursuant to Section 11.01), the Companies agree to use reasonable best efforts to provide such assistance (and to cause their Subsidiaries and their respective personnel and advisors to use their respective reasonable best efforts to provide such assistance) with the Debt Financing as reasonably requested by Acquiror, including using reasonable best efforts (i) furnishing Acquiror and the Debt Financing Sources, as reasonably promptly as practicable, the Required Financial Information, (ii) participation, including by officers of appropriate seniority and experience, in and assistance with the preparation and negotiation, execution and delivery of the Debt Financing Documents, and (iii) providing Acquiror with all documentation and other information with respect to the Companies as shall have been reasonably requested in writing by Acquiror at least ten (10) Business Days prior to the Closing Date that is reasonably required in connection with the Debt Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case no later than five (5) Business Days prior to the Closing Date.

(b) Acquiror shall, promptly upon written request by the Companies on the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.01, reimburse each of the Companies and their Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by it in connection with its cooperation with the Debt Financing pursuant to this Section 5.09(b).

(c) Acquiror shall indemnify and hold harmless the Companies and their Subsidiaries and their respective directors, officers, employees and representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing and any information in connection therewith other than any Liabilities suffered or incurred as a result of gross negligence, willful misconduct or bad faith on the part of such Company, Subsidiary or their respective director, officer, employee or representative.

(d) Notwithstanding anything to the contrary in this Agreement, any breach of or non-compliance with this Section 5.09 by the Transferor, the Companies or their respective Affiliates shall not be taken into account in determining whether the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article IX have been satisfied.

(e) Acquiror acknowledges and agrees that obtaining the Debt Financing is not a condition to its obligations under this Agreement. If the Debt Financing has not been obtained, the Transferor Note, at the option of the Acquiror or the Transferor, may be increased up to the amount of the Closing Payment Shortfall (as defined below), and Acquiror shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the transactions contemplated by this Agreement.

(f) At the Closing, all obligations of the Transferred Entities, and all Liens on any Transferred Assets and/or equity interests in any of the Transferred Entities, under the Endeavor Credit Agreement shall be automatically released in accordance with the terms of the Endeavor Credit Agreement. If not provided at the Closing in the payoff letter delivered pursuant to Section 2.03(b)(v), at or promptly following the Closing, Transferor shall use reasonable best efforts to cause the secured parties (or their designees) under the Endeavor Credit Agreement to file the applicable Uniform Commercial Code termination statements and other customary intellectual property lien terminations and releases with respect to such Liens and to deliver such other customary release documentation as Acquiror may reasonably request.

Section 5.10 Financing Efforts. Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to arrange and obtain the (A) Equity Financing and (B) Debt Financing substantially on the terms and conditions described in the Debt Commitment Letter and to consummate the Equity Financing and the Debt Financing on the Closing Date, including as promptly as practicable: (i) satisfying, or causing to be satisfied, on a timely basis (or seeking a waiver of) all conditions to Acquiror obtaining the Debt Financing set forth in the Debt Commitment Letter (it being explicitly understood and acknowledged by the Transferor that the Debt Commitment Letter is subject to, among other Financing Conditions, the satisfaction by the Debt Financing Sources thereunder with the results of their due diligence including financial, legal and regulatory) with respect to the Companies, the Transferred Assets and the Transaction prior to the date that such condition is required to have been waived by the Debt Financing Source in accordance with Exhibit C of the Debt Commitment Letter (which satisfaction is not within Acquiror’s control), (ii) causing the full amount of the Equity Financing to be consummated upon satisfaction of the Financing Conditions contained in the Equity Commitment Letter, (iii) negotiating and entering into definitive agreements with respect to the Debt Financing that reflect (A) the terms contained in the Debt Commitment Letter or (including any “market flex” provisions related thereto) or (B) such other terms as may be acceptable to both Acquiror and the applicable Debt Financing Sources; provided that such other terms (1) do not contain any conditions precedent to the initial funding of the Debt Financing that are different from the Financing Conditions set forth in the Debt Commitment Letter (as in effect on the date hereof); provided, that, notwithstanding the foregoing, the parties to the Debt Commitment Letter may, only after obtaining the prior written consent of the Transferor (in the Transferor’s sole and absolute discretion), modify or amend the Financing Conditions set forth in the Debt Commitment Letter if (I) such modification or amendment is made prior to the date when the Financing Conditions set forth in Section 11 of Exhibit C to the Debt Commitment Letter are satisfied and (II) such modification or amendment is made solely because of a failure to otherwise satisfy the Financing Conditions set forth in Section 11 of Exhibit C to the Debt Commitment Letter, and (2) do not contain any terms that could not reasonably be expected to delay or prevent the consummation of the Closing or could not adversely impact or delay in any material respect the ability of the Acquiror to consummate the Transactions or the Debt Financing, (iv) maintaining in effect and not canceling any commitments under the Debt Commitment Letter or the Equity Commitment Letter and (from and when executed) the other Debt Financing Documents through the consummation of the Closing, (v) paying all commitment or other fees and amounts that become due and payable and (vi) consummating the Financing at or prior to Closing. Upon the request of the Transferor, Acquiror will confirm (a) with its financing sources their intent and ability to perform, and the availability of the Financing, under the Commitment Letters, subject only to the satisfaction or waiver of the Financing Conditions and (b) that it is not, and to its knowledge its financing sources are not, aware of any event or condition that could reasonably be expected to result in the failure of a Financing Condition. Acquiror shall give Transferor prompt written notice (A) of any breach, repudiation or default by any party to any Debt Commitment Letter or other Debt Financing Document of which Acquiror becomes aware, (B) if and when Acquiror becomes aware that any portion of the Debt Financing contemplated by any Debt Commitment Letter may not be available, (C) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential dispute, breach, default, termination or repudiation by any party to any Debt Commitment Letter or other Debt Financing Document, and (D) of any expiration or termination of any Debt Commitment Letter or other Debt Financing Document. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the applicable Debt Commitment Letter (after taking into account flex terms), Acquiror shall use reasonable best efforts to arrange and obtain alternative financing in consultation with the Transferor, including from alternative sources, in an amount that is sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 5.10 shall be applicable to the Alternative Financing, and, for the purposes of Section 4.04 and this Section 5.10, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the applicable Debt Commitment Letter or other Debt Financing Documents shall include the applicable documents for the Alternative Financing. Acquiror shall (1) comply with each Debt Financing Document, (2) enforce their rights under each Debt Commitment Letter and other Debt Financing Document, including, subject to, and contingent upon, the satisfaction or waiver of the conditions precedent thereto, causing the Debt Financing Sources to fund the Financing at or prior to the time the Closing should occur pursuant to Section 2.02; and (3) not permit, without the prior written consent of Transferor, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, any Debt Commitment Letter or other Debt Financing Document, in each case, that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing thereunder, or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (I) delay, impede, impair or prevent the Closing Date, (II) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur, (III) adversely impact the ability of Acquiror to consummate the Transaction on the Closing Date or (IV) further restrict the ability of the Acquiror to make the payment of the Transferor Note. Acquiror shall promptly deliver to the Transferor copies of any such amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent to the Debt Commitment Letter and the Equity Commitment Letter. Acquiror shall consult with and provide to the Transferor, upon request, copies of all agreements and other documents relating to the Debt Financing and shall keep the Transferor reasonably informed on a current basis and in reasonable detail of material developments in respect of the Debt Financing. Notwithstanding anything to the contrary in this Agreement, compliance by Acquiror with this Section 5.10 shall not relieve Acquiror of its obligation under Section 5.09(e) to consummate the transactions contemplated by this Agreement, whether or not the Debt Financing or Alternative Financing is available.

Section 5.11 Certain Transactions. To the extent that Transferor or its Affiliate enters into a definitive agreement in respect of a sale, transfer, divestiture or other disposition of all or any portion of the IMG Arena Business (whether by sale of equity interests or assets, merger or otherwise and in one or any series of transactions) (an “IMG Arena Sale” and such definitive agreement, an “IMG Arena Sale Agreement”) prior to the Closing Date, Acquiror shall and shall cause its Affiliates (including, following the Closing, IMG Arena Parent and its Subsidiaries) to (in each case, from and after the Closing): (a) not amend, terminate or otherwise modify or waive any right or claim under such IMG Arena Sale Agreement, (b) comply in all respects with all of its obligations under such IMG Arena Sale Agreement (including all interim operating and other pre-closing covenants and any confidentiality obligations of Transferor included in the IMG Arena Sale Agreement and the obligations set forth on Section 5.11 of the Disclosure Letter) and (c) use reasonable best efforts to cause the consummation of and give effect to the transactions contemplated by such IMG Arena Sale Agreement (including the execution and delivery of all required transfer documentation as set forth therein) as promptly as practicable. To the extent Transferor does not enter into an IMG Arena Sale Agreement prior to the Closing, Transferor and Acquiror shall cooperate in good faith and use reasonable best efforts to facilitate, negotiate and consummate an IMG Arena Sale as promptly as practicable following the Closing on terms to be mutually agreed by Acquiror, Transferor and the applicable third party purchaser. [***]

ARTICLE VI.

SEPARATION MATTERS

Section 6.01 Services from Affiliates; Transferor Guarantees.

(a) Acquiror acknowledges that the Business currently receives or benefits from certain shared management, administrative and corporate services and benefits provided by Transferor or other members of the Remaining Transferor Group, including management, operations and information technology (including information technology support and website hosting and data center services), customer service, finance, accounting and payroll and back office services and processing, financial systems, treasury services (including banking, insurance, administration, taxation and internal audit), office space, facilities and office management services, business development and marketing services, product support services, procurement services, risk management, corporate communications, general administrative services, executive and management services, legal services, human resources, analytics services, personnel services and travel services. Other than as may be provided pursuant to the terms of this Agreement or an Ancillary Agreement, Acquiror further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof (other than the agreements set forth on Section 6.01(a) of the Disclosure Letter, the Transition Services Agreement or any other Ancillary Agreement related thereto) shall terminate with respect to the Business, as of the Closing Date, and thereafter, Transferor’s and its respective Affiliates’ sole obligation with respect to the provision of any services with respect to the Business shall be specifically as set forth in this Agreement and the Ancillary Agreements.

(b) [***]

(c) The parties hereto will take the actions set forth on Section 6.01(c) of the Disclosure Letter.

Section 6.02 Third-Party Consents.

(a) If following the Closing any Specified Third-Party Consent under any Contract between any Transferred Entity and any third party (a “Specified Third-Party Contract”) remains outstanding or is discovered to exist, (i) Acquiror and Transferor shall cooperate and use reasonable best efforts to obtain such Specified Third-Party Consent from the applicable third party, (ii) solely to the extent permitted by the applicable Specified Third-Party Contract and applicable law, the members of the Remaining Transferor Group or the Transferred Entities (as applicable) that remain party to such Specified Third-Party Contract (the “Other Party”) shall operate such Specified Third-Party Contract on behalf of the Transferred Entities or members of the Remaining Transferor Group (as applicable) that are intended to be the recipients of the rights and benefits of such Specified Third-Party Contract following the Pre-Closing Restructuring (the “Receiving Party”) and the Other Party will use reasonable best efforts to cooperate in a reasonable Back-to-Back Arrangement for the benefit of the Receiving Party and (iii) in no event will the Other Party take any action in connection with such Specified Third-Party Contract or otherwise that would frustrate, undermine or otherwise derogate from the Receiving Party’s intended rights or benefits under such Specified Third-Party Contract. Notwithstanding the foregoing, in no event shall any member of the Remaining Transferor Group be required to take any Extraordinary Action in connection with the foregoing.

(b) If such Specified Third-Party Contract is not able to be obtained or a Back-to-Back Arrangement is not permitted by the terms of any Specified Third-Party Contract or applicable Law following the application of the efforts required under Section 6.02(a), then, subject to Transferor’s compliance with the terms of this Agreement, Transferor will be deemed to have fulfilled its obligations under this Agreement and no member of the Remaining Transferor Group will be subject to any Liability solely on account of the failure to obtain the Specified Third-Party Consent or enter into a Back-to-Back Arrangement. Acquiror further agrees that subject to Transferor’s compliance with the terms of this Agreement, no representation, warranty or covenant of Transferor contained in this Agreement shall be breached or deemed to be breached, and no condition to Acquiror’s obligations to close the Transactions shall be deemed not satisfied solely as a result of the failure to obtain any such Specified Third-Party Consent or enter into a Back-to-Back Arrangement.

Section 6.03 Transferor Names and Marks.

(a) Except as expressly set forth in this Section 6.03, after the Closing, Acquiror shall not, and shall not permit the Business to, use any of the Transferor Names and Transferor Marks. Acquiror, for itself and its Affiliates, acknowledges and agrees that, neither Acquiror nor any of its Affiliates shall have any rights in any of the Transferor Names and Transferor Marks and neither Acquiror nor any of its Affiliates shall contest or challenge the ownership or validity of any rights of Transferor or any of its Affiliates in or to any of the Transferor Names and Transferor Marks. Notwithstanding the foregoing, (i) as soon as practicable following the Closing, but in no event later than the earlier of (A) the sale of the Business to an unaffiliated third party and (B) two hundred seventy (270) days after the Closing, Acquiror shall, and shall cause the Transferred Entities to, file such documents and take, or cause to be taken, such necessary actions, to file with competent Governmental Authorities to change the legal entity name of the Transferred Entities to remove any Transferor Names and (ii) the Transferred Entities shall be entitled to use the Transferor Names in the same manner and scope as used by the Transferred Entities with respect to the Business as immediately prior to the Closing for a transitional period until such legal entity name changes are complete, but in any event, no later than the earlier of (x) the sale of the Business to an unaffiliated third party and (y) two hundred seventy (270) days after the Closing. Additionally, Transferor acknowledges that the Transferor Names and Transferor Marks may have been utilized prior to the Closing in connection with Contracts of the Business and any invoices, letters or other documentation related thereto, and that continued use of the Transferor Names and Transferor Marks solely in connection with such Contracts, and solely in the manner in which they currently appear shall, subject to the remainder of this Section 6.03, not be deemed a breach of this Section 6.03.

(b) Upon Transferor’s request, Acquiror shall, and shall cause each Transferred Entity to, promptly execute all assignment, transfer and other documents, and take all steps, in each case, that are necessary or desirable to confirm, effectuate or otherwise evidence Transferor’s and its Affiliates’ (excluding, after the Closing, any Transferred Entity) rights, title and interests in and to, and control over, the Transferor Names and Transferor Marks. Any and all goodwill generated by the use of the Transferor Names and Transferor Marks under this Section 6.03 shall inure solely to the benefit of the Remaining Transferor Group. In any event, Acquiror shall not, and shall cause its Affiliates and, after the Closing, the Business not to, use the Transferor Names and the Transferor Marks in any manner that may damage or tarnish the reputation of the Remaining Transferor Group or the goodwill associated with the Transferor Names and the Transferor Marks.

(c) Acquiror agrees that neither Transferor nor any other member of the Remaining Transferor Group shall have any responsibility for claims by third parties arising out of, or relating to, the use by the Business of the Transferor Names and Transferor Marks after the Closing. In addition to any and all other available remedies, Acquiror shall defend, indemnify and hold harmless the Transferor Related Parties in accordance with Article X from and against any and all Actions and Losses that may arise out of the use of the Transferor Names and Transferor Marks (i) by the Business in accordance with the terms and conditions of this Section 6.03, other than such claims that the Transferor Names and Transferor Marks infringe the Intellectual Property rights of any third party; or (ii) by the Business, Acquiror or any of its Affiliates in violation of or outside the scope permitted by this Section 6.03. Notwithstanding anything in this Agreement to the contrary, Acquiror hereby acknowledges and agrees that in the event of any breach or threatened breach of this Section 6.03, Transferor, in addition to any other remedies available to it, (A) shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Acquiror and any of its Affiliates (including, after the Closing, the Business) from any such breach or threatened breach and (B) shall not be required to provide any bond or other security in connection with any such injunction, order or other relief.

Section 6.04 Insurance; Litigation.

(a) From and after the Closing Date, the Business and Transferred Entities shall cease to be insured by the Remaining Transferor Group’s insurance policies or by any of the Remaining Transferor Group’s self-insured programs (collectively, the “Transferor Insurance Policies”), and any Transferor Insurance Policies shall continue in force only for the benefit of the Remaining Transferor Group and not for the benefit of Acquiror, the Transferred Entities or the Business, and Acquiror and the Transferred Entities shall arrange for their own insurance policies with respect to the Business, Transferred Entities and the Transferred Assets; provided that the Business and Transferred Entities shall continue to have the benefit of any (i) “occurrence basis” policy that, by its terms, covers and permits claims by the Business and Transferred Entities in respect of acts, omissions and events occurring prior to the Closing (to the extent any such claim relates to the business of the Transferred Entities prior to the Closing), and (ii) “claims made basis” policy with regard to coverage for the Business and the Transferred Entities for claims noticed to the insurers thereunder prior to the Closing, and Acquiror and the Transferred Entities shall reimburse Transferor for any reasonable costs and expenses (including increased premiums) directly incurred thereby as a result of such claims and shall exclusively bear any deductibles, retentions, or uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims. Other than with respect to the Transferred Insurance Policies, Acquiror and the Transferred Entities shall arrange for their own insurance policies with respect to the Business, Transferred Entities and the Transferred Assets; provided, that, prior to and following the Closing, as may be requested by Acquiror, Transferor shall use commercially reasonable efforts to assist Acquiror, at Acquiror’s sole cost and expense, in obtaining appropriate insurance policies for the Business to replace the Transferor Insurance Policies, including introducing Acquiror to insurance brokers and analyzing insurance quotes. Acquiror and the Transferred Entities agree not to seek, through any means, to benefit from the Transferor Insurance Policies which may otherwise have provided coverage for claims relating to the Business, the Transferred Entities or the Transferred Assets prior to the Closing, without the prior written consent of Transferor (such consent not to be unreasonably withheld).

(b) From and after the Closing Date, with respect to any pending or threatened Action that involves a third party, a Transferred Entity and any member of the Remaining Transferor Group, as between the Transferred Entities and the Remaining Transferor Group (each, a “Shared Action”), then each of the Remaining Transferor Group and Acquiror (or their applicable Affiliates) shall be entitled to defend such Shared Action to the extent of any claims brought against such party or its Affiliate named thereto or to the extent of any liabilities for which such party is responsible in respect thereof. The Remaining Transferor Group and Acquiror shall make reasonable efforts to cooperate and consult with each other with the defense of any such Shared Action (including by providing each other the opportunity to review and comment on any filings, submissions and documentation, or to participate in any conferences and meetings, relating to such Shared Action which may impact the potential liabilities for which the other party is responsible under this Section 6.04(b)), to the extent possible without waiving the attorney-client privilege, work product doctrine, joint defense privilege, common interest privilege, or other privilege and protection. The costs and expenses of counsel for any Shared Action shall be allocated among the parties in the same manner as the other liabilities for such Shared Action. No party shall consent to the entry of any judgment, or enter into any settlement or compromise, with respect to any Shared Action without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) each party shall be entitled to consent to the entry of any judgement, or enter into any settlement or compromise of a portion of such Shared Action, to the extent solely related to any liabilities for which such party is responsible under this Section 6.04(b), so long as such judgment, settlement or compromise does not materially and adversely impact the ability of the other party to defend, settle or compromise any remaining portion of such Shared Action or otherwise materially increase such other party’s exposure or liability under such remaining portion of such Shared Action and (ii) in the event that either party or its Affiliates is a named party to such Shared Action, but such Shared Action relates solely to liabilities for which the other party is responsible under this Section 6.04(b), then the parties will cooperate with each other and use reasonable best efforts to have the non-responsible party removed and released as a named party to such Shared Action. Each of the Remaining Transferor Group, on the one hand, and Acquiror and the Transferred Entities, on the other hand, shall be responsible for all liabilities, Losses and expenses arising out of any Shared Action in proportion to which such Shared Action relates to the business of the Remaining Transferor Group, on the one hand, and the Transferred Entities, on the other hand.

Section 6.05 Wrong-Pockets.

(a) If at any time during the five- (5-) year period after the Closing (i) any of Acquiror or its Affiliates (including the Transferred Entities) receives (x) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to any member of the Remaining Transferor Group in accordance with the terms of this Agreement, or (y) any refund or other amount which is related to claims or other matters for which Transferor is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to any member of the Remaining Transferor Group in accordance with the terms of this Agreement or (ii) any member of the Remaining Transferor Group pays any amounts in respect of any Transferred Liability, then, in each case, Acquiror promptly shall remit, or shall cause to be remitted, such amount to Transferor, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting or obtaining such refund or other amount.

(b) If at any time during the five- (5-) year period after the Closing, Acquiror or any of its Affiliates (including the Transferred Entities) shall receive or otherwise possess any asset that should belong to any member of the Remaining Transferor Group pursuant to this Agreement, Acquiror shall promptly notify and transfer, or cause to be transferred, such asset to Transferor or any of its Affiliates. If at any time during the Pre-Closing Period or the five- (5-) year period after the Closing, any member of the Remaining Transferor Group shall receive or otherwise possess any Transferred Liability, Transferor shall promptly notify and transfer, or cause to be transferred, such Transferred Liability to Acquiror or any of its Affiliates. Prior to any such transfer of assets by Acquiror pursuant to this Section 6.05(b), Transferor and Acquiror agree that Acquiror or its Affiliates (including the Transferred Entities) who receive or possess such asset shall hold such asset in trust for each member of the Remaining Transferor Group to whom such asset should rightfully belong pursuant to this Agreement.

(c) If at any time during the Pre-Closing Period or the five- (5-) year period after the Closing (i) any member of the Remaining Transferor Group receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to any Transferred Entity in accordance with the terms of this Agreement, hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to any Transferred Entity in accordance with the terms of this Agreement or (ii) Acquiror or any Transferred Entity pays any amounts in respect of any Excluded Liability, then, in each case Transferor, or another member of the Remaining Transferor Group, promptly shall remit, or shall cause to be remitted, such amount to Acquiror or the applicable Transferred Entity, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting or obtaining such refund or other amount.

(d) If at any time during the Pre-Closing Period or the five- (5-) year period after the Closing, any member of the Remaining Transferor Group shall receive or otherwise possess any asset that should belong to Transferred Entities pursuant to this Agreement, Transferor shall promptly notify and transfer, or cause to be transferred, such asset to the applicable Transferred Entity. If at any time during the Pre-Closing Period or the five- (5-) year period after the Closing, any Transferred Entity shall receive or otherwise possess any Excluded Liability, the applicable Transferred Entity shall promptly notify and transfer, or cause to be transferred, such Transferred Liability to Transferor or any other member of the Remaining Transferor Group. Prior to any such transfer of assets by Acquiror pursuant to this Section 6.05(d), Transferor and Acquiror agree that Transferor or the applicable member of the Remaining Transferor Group who receive or possess such asset shall hold such asset in trust for each Transferred Entity to whom such asset should rightfully belong pursuant to this Agreement.

(e) Acquiror and Transferor shall cooperate with each other and shall set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.05.

(f) For the avoidance of doubt, the transfer or assumption of any assets or Liabilities under this Section 6.05 shall be effected without any additional consideration payable by any party hereto.

ARTICLE VII.

EMPLOYEE MATTERS

Section 7.01 Transfers of Employment; Delayed Transfers; Terms and Conditions of Employment.

(a) Offers of Employment.

(i) No later than twenty (20) Business Days prior to the Closing Date, the Transferor Group shall (A) provide to Acquiror an updated Business Employee List and Excluded Employee List (including to reflect the addition of new hires on or following November 11, 2024 who are determined in good faith by and within the reasonable discretion of the Transferor Group to not be Business Employees) and (B) indicate which Business Employees’ employment will not automatically transfer to Acquiror or its Affiliates upon the occurrence of the Closing and/or to whom offers of employment will be made pursuant to Section 7.01(a)(ii) below.

(ii) In relation to any Business Employee whose employment does not automatically transfer to Acquiror or its Affiliates upon the occurrence of the Closing by operation of Law due to his or her employment with a Transferred Entity or otherwise, not less than ten (10) Business Days prior to the Closing, Acquiror or one of its Affiliates will offer employment, effective at 12:01 A.M., local time, on the Closing Date (the “Transfer Time”), to such Business Employee in accordance with this Agreement. Offers pursuant to this Section 7.01(a) shall (A) be for a position equivalent to the existing position, and commensurate with the skills, responsibilities and experience, of such Business Employee and at a geographic work location that is in the same metropolitan area as the applicable Business Employee’s primary work location immediately prior to the Closing Date; (B) provide for compensation and benefits consistent with Section 7.01(d); and (C) otherwise comply in all respects with applicable Law (including with respect to compensation and benefits). Notwithstanding the foregoing, to the extent any Business Employee’s employment is covered by a Labor Agreement that dictates the terms of any of the categories described in this Section 7.01(a)(ii)(A)-(C), the terms of such Labor Agreement shall prevail. Each Business Employee who accepts an offer of employment with Acquiror or one of its Affiliates made pursuant to this Agreement (including for the avoidance of doubt an offer made under this Section 7.01(a)(ii), Section 7.01(b) or Section 7.01(c)(iii)) and any Business Employee who automatically transfers to Acquiror or its Affiliates (including as a result of being employed by a Transferred Entity at Closing or otherwise by operation of Law), shall be a “Transferred Employee”. To the extent that the terms or conditions of any offer of employment (including location of employment) for any Business Employee whose employment does not automatically transfer to Acquiror or its Affiliates do not comply with the foregoing provisions of this Section 7.01(a)(ii) and such deficiency results in (1) severance or other termination costs or expenses being incurred by the Remaining Transferor Group or (2) any notification, consultation, opinion, advice or similar requirement with respect to such Business Employee under any Labor Agreement or applicable Law, any severance or termination costs or expenses incurred by the Remaining Transferor Group related thereto and any Liabilities associated with any obligations described in subsection (2) shall be Assumed Employee Liabilities.

(b) Inactive Employees. With respect to any Business Employee to whom Acquiror or one of its Affiliates is required to make an offer of employment pursuant to Section 7.01(a)(ii), and who, as of the Closing Date, (i) is on an approved leave of absence from work with Transferor or its Affiliates (excluding any vacation or other paid time off or other short term leave of absence) and (ii) is eligible to return to active service in the future under an applicable policy of the Transferor or its Affiliates or applicable Law (each, an “Inactive Employee”), Acquiror shall offer employment to such Inactive Employee on the earliest practicable date following the return of such individual to work with Transferor or its Affiliates and otherwise on terms and conditions consistent with Section 7.01(a); provided that such Inactive Employee returns to work within 180 days following the Closing Date or such later time as required by applicable Law. In the case of any Inactive Employee who becomes a Transferred Employee following the Closing Date, all references in this Agreement to (1) the Closing Date, other than Section 7.01(d), shall be deemed to be references to the date on which such individual becomes a Transferred Employee and (2) the Transfer Time shall be deemed to be references to 12:01 a.m., local time, on the date that such individual becomes a Transferred Employee. Notwithstanding the foregoing, Acquiror or its Affiliates shall indemnify the Remaining Transferor Group for any Liabilities incurred by the Remaining Transferor Group in respect of Inactive Employees from and after the Closing Date, other than Liabilities that are caused by the Remaining Transferor Group’s non-compliance with applicable Law, gross negligence, or willful misconduct (including (A) all compensation and benefits (including pass-through costs (without mark-up) actually incurred by the Remaining Transferor Group in providing such compensation and benefits (including disability or other paid leave)), (B) all applicable fees, Taxes, social or national insurance contributions, unemployment insurance and other amounts owed to any Governmental Authority or other third party in respect of such Inactive Employee, and (C) all Liabilities related to actions or omissions of such Inactive Employee).

(c) Delayed Transfer Business Employees.

(i) With respect to any Delayed Transfer Business Employee, to the extent permitted by applicable Law, such Delayed Transfer Business Employee shall remain an employee of Transferor or one of its Affiliates following the Closing and the Remaining Transferor Group shall cause the services of such Delayed Transfer Business Employee to be made available exclusively to Acquiror from the Closing through the end of the applicable period contemplated by the Transition Service Agreement (the “Delayed Transfer Period”) through an employee secondment, services, independent contractor, consulting or similar arrangement under which Acquiror shall be solely responsible for all Liabilities in connection with or otherwise related to such Delayed Transfer Business Employee’s employment for such Delayed Transfer Period, other than Liabilities that are caused by the Remaining Transferor Group’s non-compliance with applicable Law, gross negligence, or willful misconduct, including (A) all compensation and benefits (including reimbursement for any expenses incurred by such Delayed Transfer Business Employee and pass-through costs (without mark-up) actually incurred by the Remaining Transferor Group in providing such compensation and benefits), with such benefits, for the avoidance of doubt, to be provided consistent with the fee structure under the Transition Service

Agreement, (B) all applicable fees, Taxes, social or national insurance contributions, unemployment insurance and other amounts owed to any Governmental Authority or other third party in respect of such Business Employee, and (C) all Liabilities related to actions or omissions of such Delayed Transfer Business Employee. Notwithstanding the foregoing, nothing herein obligates the Remaining Transferor Group to cause the Delayed Transfer Business Employees to remain employed and, to the extent any such employee terminates his or her employment, the Remaining Transferor Group is not obligated to employ any additional Person(s) to provide the services previously provided by such Delayed Transfer Business Employee.

(ii) During the Delayed Transfer Period, Acquiror and Transferor shall, and shall cause their applicable Affiliates to, reasonably cooperate to take all actions necessary or appropriate to enable Acquiror or its applicable Affiliate to directly employ each Delayed Transfer Business Employee as of the end of the Delayed Transfer Period, including Acquiror establishing and/or registering a local or employing entity and establishing local payroll and benefits programs. To the extent Acquiror requests any cooperation from Transferor or any of its Affiliates and Transferor or any of its Affiliates bears any incremental costs in connection with such cooperation, any such reasonable costs shall be reimbursed by Acquiror (except to the extent such cooperation is explicitly contemplated by the Transition Services Agreement, in which case, the costs thereof shall be addressed through the Transition Services Agreement).

(iii) At least ten (10) Business Days prior to the end of the Delayed Transfer Period, Acquiror shall offer employment to each Delayed Transfer Business Employee on terms and conditions consistent with Section 7.01(a) and otherwise in accordance with this Article VII (including Section 7.02) and Acquiror shall credit each Delayed Transfer Business Employee for all accrued but unused annual leave or other paid time off. Upon reasonable request of Transferor, Acquiror shall, or shall cause its applicable Affiliate to, and Acquiror and Transferor shall cooperate and each use reasonable best efforts to cause the applicable Delayed Transfer Business Employee to, execute a tripartite agreement to reflect the transfer of employment in a form mutually agreed by Transferor and Acquiror; provided, that any such tripartite agreement shall not result in any obligations or payments by the Remaining Transferor Group unless Transferor so requests and reimburses the Remaining Transferor Group in full for the cost of such obligations and/or payments (except to the extent such obligations or payments are explicitly contemplated by the Transition Services Agreement, in which case, the costs thereof shall be addressed through the Transition Services Agreement). In the case of any Delayed Transfer Business Employee who becomes a Transferred Employee following the Closing Date, all references in this Agreement to (1) the Closing Date shall be deemed to be references to the date on which such individual becomes a Transferred Employee and (2) the Transfer Time shall be deemed to be references to 12:01 A.M., local time, on the date that such individual becomes a Transferred Employee.

(iv) To the extent any Delayed Transfer Business Employee does not accept and commence employment with Acquiror or any of its Affiliates on or prior to the end of the Delayed Transfer Period, then Transferor and its Affiliates shall be entitled to terminate the employment of such Delayed Transfer Business Employee, and to the extent the termination of employment with Transferor or any of its Affiliates or the transfer of employment of any Delayed Transfer Business Employees to Acquiror or to one of its Affiliates triggers any severance, termination, retirement and other similar payments, fees or obligations, Acquiror and its Affiliates shall be solely responsible for any such severance, termination, retirement and other similar payments, fees or obligations (except as otherwise explicitly set forth in the Transition Services Agreement).

(d) Terms and Conditions of Employment. Except as otherwise provided herein, all Business Employees employed as of the Closing Date shall continue in employment with the Acquiror or its Affiliates (including the Transferred Entities) immediately following the Closing Date. For a period of twelve (12) months following the Closing Date (or, such for longer period required by applicable Law), Acquiror and its Affiliates shall provide each Transferred Employee with a base salary or regular hourly wage, as applicable, and target cash short-term incentive compensation opportunities (excluding equity and equity-based awards and transaction-based or other one-time payments or awards) that are no less favorable, in the aggregate, than the base salary or regular hourly wage, as applicable, and target cash short-term incentive compensation opportunities (excluding equity and equity-based awards, severance and transaction-based or other one-time payments or awards) provided to such Transferred Employee immediately prior to the Closing. Until December 31, 2025, or, if earlier, the expiration of the Transition Services Agreement (or, if shorter, during any period of employment), Acquiror and its Affiliates shall provide each Transferred Employee with health, welfare, and retirement benefits that are substantially comparable in the aggregate to the health, welfare and retirement benefits provided to such Transferred Employees immediately prior to Closing; provided, that in determining whether such benefits are substantially comparable in the aggregate, equity and equity-based awards, defined benefit or money purchase pension, post-employment health or welfare benefits and transaction-based or other one-time payments or awards shall not be taken into account. Thereafter, until the date that is twelve (12) months following the Closing Date, Acquiror and its Affiliates shall use commercially reasonable efforts to provide each Transferred Employee then employed health, welfare, and retirement benefits that are substantially comparable in the aggregate to the health, welfare and retirement benefits provided to such Transferred Employees immediately prior to Closing; provided, that in determining whether such benefits are substantially comparable in the aggregate, equity and equity-based awards, defined benefit or money purchase pension, post-employment health or welfare benefits and transaction-based or other one-time payments or awards shall not be taken into account. Notwithstanding the foregoing, Acquiror shall, or Acquiror shall cause its Affiliates to, assume and comply with the terms and conditions of any Labor Agreement applicable to any Transferred Entities or any Business Employees as of the Closing Date. If the Remaining Transferor Group incurs any Liabilities due to the Acquiror or its Affiliates (including the Transferred Entities) not providing any Business Employee (excluding any Business Employee who is employed by a Transferred Entity as of the date of this Agreement) with sufficient compensation and/or benefits on or following the Closing to (x) ensure severance, termination, and other similar payments or obligations do not become due in connection with the termination of employment with the Transferor Group or (y) avoid any notification, consultation, opinion, advice or similar requirements with respect to such Business Employees under any Labor Agreement, then the Liabilities so incurred by the Remaining Transferor Group shall be Assumed Employee Liabilities.

Section 7.02 Service Credit, Etc. Acquiror shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause its Affiliates to, effective as of immediately following the Closing, (i) recognize, for all purposes (other than, unless required by applicable Law, benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements, including any Labor Agreement, established or maintained by Acquiror or its Affiliates for the benefit of the Transferred Employees (the “Acquiror Plans”), service with the Transferor Group (or any predecessor thereof) prior to or as of the Transfer Time to the extent such service was recognized under the corresponding Benefit Plan covering such Transferred Employees, including for purposes of eligibility and benefit levels and accruals, in each case, except where it would result in a duplication of benefits, (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Acquiror or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Benefit Plan, and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to or as of the Transfer Time for the plan year in which the Closing occurs.

Section 7.03 Benefit Plan Participation.

(a) Where in a particular jurisdiction there is no Assumed Benefit Plan that provides retirement, pension, or employee welfare benefits for Transferred Employees as of the Closing Date, no later than the expiration of the Transition Services Agreement, Acquiror shall use commercially reasonable efforts to establish or cause to be established, at its own expense, such retirement, pension and employee welfare and employee benefit plans for Transferred Employees, as applicable, as necessary or appropriate to comply with Section 7.01(d). Immediately following the Closing, each Business Employee (other than an Inactive Employee, Delayed Transfer Business Employee or Work Permit Employee who does not have the necessary work permit or employment pass or other legal or regulatory approval for his or her employment with Acquiror or its Affiliates as of the Closing) shall cease to be an employee of the Transferor Group.

Section 7.04 Work Permits / Visas. If any Business Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with Acquiror or its Affiliates (each, a “Work Permit Employee”), Acquiror shall, and shall cause its Affiliates to, cause any such permit, pass or other approval to be obtained and in effect prior to or as of the Closing (and Transferor shall, and shall cause its Affiliates to, use commercially reasonable efforts to transfer any such permit, pass or other approval, as necessary, to Acquiror, to the extent permitted by applicable Law and to cooperate with Acquiror or its applicable Affiliate with respect to any ongoing approval process). Notwithstanding the foregoing, to the extent permitted by applicable Law, in the event an applicable work permit, pass or other approval for a Business Employee is not in place with Acquiror or its Affiliate as of the Closing, such Business Employee shall be treated as an Inactive Employee and where necessary the parties shall reasonably cooperate to provide for the services of such Business Employee to be made available exclusively to Acquiror for up to 180 days (or such lesser period in which such Business Employee is permitted to work) through an employee secondment, services or similar arrangement under which Acquiror shall be responsible for all Liabilities in connection with or otherwise related to such individual’s employment for such service period until the applicable work permit can be obtained, including (a) all compensation and benefits (including reimbursement for any expenses incurred by such Business Employee and direct and indirect costs associated with providing such compensation and benefits), (b) all applicable fees, Taxes, social or national insurance contributions, unemployment insurance and other amounts owed to any Governmental Authority or other third party in respect of such Business Employee, and (c) all Liabilities related to actions or omissions of such Business Employee; provided, however, that Acquiror shall, and shall cause its Affiliates to, continue to use their reasonable best efforts to obtain the applicable work permit, pass or other approval as soon as reasonably practicable. Notwithstanding the generality of the foregoing, Acquiror and its Affiliates assume the immigration rights and Liabilities of the Transferred Group with respect to the Business Employees, and, to the extent permitted by Law, shall be the successor-in-interest to the Transferor Group’s immigration petitions with respect to the Business Employees. Acquiror and its Affiliates agree that, for immigration purposes, Acquiror and its Affiliates shall be a successor in interest.

Section 7.05 Management Incentive Plan; Unvested Equity Awards; Bonuses.

(a) Management Incentive Plan. On or after the Closing Date, Acquiror shall, or shall cause one of its Affiliates to, implement a management incentive plan that provides for the issuance of equity and/or equity-based awards (the “Management Incentive Plan”) for the benefit of certain members of the Transferred Entities’ management team, as determined by board of directors (or similar governing body) of Acquiror or its applicable Affiliate (the “Board”). The type and manner of awards pursuant to the Management Incentive Plan, and the Management Incentive Plan’s other terms and conditions shall be determined by the Board in its sole and absolute discretion.

(b) EDR Equity Awards. To the extent the Closing Date occurs prior to March 22, 2025, Transferor shall, or shall cause its Affiliates to, on or prior to the Closing Date, take all actions set forth on Section 7.05(b) of the Disclosure Letter with respect to Unvested Company RSUs (as defined in the EDR Merger Agreement) outstanding immediately prior to the Closing that are held by Business Employees.

(c) Bonuses.

(i) To the extent annual bonuses payable by the Transferred Entities to Transferred Employees in respect of the fiscal year ending December 31, 2024, have not been paid as of the Closing and solely to the extent that such bonuses are included in Indebtedness, Acquiror and its Affiliates (including, following the Closing, the Transferred Entities) shall promptly (and in any event within thirty (30) days following Closing) pay all applicable bonuses to such Transferred Employees in accordance with a schedule to be provided by the Remaining Transferor Group, subject to the applicable Transferred Employee’s continued employment through the applicable payment date. To the extent the 2024 Bonus Amount exceeds the actual amount of bonuses in respect of 2024 paid to the applicable Transferred Employees pursuant to this Section 7.05(c)(i), Acquiror shall pay the Transferor an amount equal to such excess within thirty (30) days following payment of the bonuses in respect of 2024 pursuant to this Section 7.05(c)(i).

(ii) To the extent annual bonuses payable by the Transferred Entities to Transferred Employees in respect of the fiscal year ending December 31, 2025, have not been paid as of the Closing and solely to the extent that such bonuses are included in Indebtedness, Acquiror and its Affiliates (including, following the Closing, the Transferred Entities) shall, at the time the 2025 annual bonus would ordinarily be paid, pay all applicable bonuses to such Transferred Employees in accordance with a schedule to be provided by the Remaining Transferor Group, subject to the applicable Transferred Employee’s continued employment through the applicable payment date. To the extent the 2025 Prorated Bonus Amount exceeds the actual amount of bonuses in respect of the prorated portion of 2025 taken into account for purposes of calculation of the 2025 Prorated Bonus Amount paid to the applicable Transferred Employees pursuant to Section 7.05(c)(ii), Acquiror shall pay the Transferor an amount equal to such excess within thirty (30) days following payment of the bonuses in respect of 2025 pursuant to Section 7.05(c)(ii).

(iii) [***]

Section 7.06 No Third-Party Beneficiaries. Nothing contained in this Agreement shall, or shall be construed so as to (i) prevent or restrict in any way the right of the Acquiror or any of its Affiliates to terminate, reassign, promote or demote any employee, independent contractor, director or other service provider of a Transferred Entity (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing; (ii) constitute an amendment or modification of any Benefit Plan, Acquiror Plan or other compensation or employee benefit plan, policy, program, agreement or other arrangement; (iii) create any third-party rights in any such current or former service provider of any member of the Transferor Group or a Transferred Entity (including any beneficiary or dependent thereof); (iv) create any third-party rights with respect to any Labor Union or Labor Agreement applicable to the Business or (v) obligate Acquiror or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Acquiror from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

ARTICLE VIII.

TAX MATTERS

Section 8.01 Certain Tax Return and Other Matters.

(a) Transferor shall timely prepare (or cause to be prepared) all Tax Returns of the Transferred Entities for taxable periods that end on or before the Closing Date, whether filed before, on or after the Closing Date (each such Tax Return that Transferor is entitled to prepare, a “Transferor Tax Return”). Any such Transferor Tax Return shall be prepared in a manner consistent with this Article VIII and the most recent past practices of the Transferred Entities except as otherwise required by Law or as provided herein, and the Transferred Entities and Acquiror will cooperate with Transferor with respect to the preparation and filing of any such Tax Return. Transferor shall provide all Transferor Tax Returns that it prepares to Acquiror at least twenty (20) days prior to the deadline for filing such Tax Return (or, if such deadline is not reasonably practicable given the circumstances of the particular Tax Return, as soon as reasonably practicable) for Acquiror’s review and approval (not to be unreasonably withheld, conditioned or delayed). Acquiror shall timely prepare and file (or cause to be timely prepared and filed) any Tax Returns of the Transferred Entities that Transferor does not prepare consistent with the terms of this Agreement (“Acquiror Tax Returns”). Any Acquiror Tax Returns that pertain to Pre-Closing Tax Periods or Taxes for which Transferor is responsible under this Agreement shall be prepared by the Acquiror in a manner consistent with the most recent past practices (as of the Closing Date) of the Transferred Entities, except as otherwise required by Law or as provided herein. In addition, any Acquiror Tax Returns pertaining to the IMG Arena Business or implicating any Tax liabilities for which Transferor (or its Affiliates or direct or indirect owners) could reasonably be expected to be responsible shall be provided to Transferor for its review and approval (not to be unreasonably withheld, conditioned or delayed) at least twenty (20) days prior to the deadline for filing such Tax Return (or, if such deadline is not reasonably practicable given the circumstances of the particular Tax Return, as soon as reasonably practicable). To the fullest extent permitted by applicable Law at a “more likely than not” or a higher level of confidence, any Transaction Deductions shall be reported as attributable to taxable periods (or portions thereof) ending on or before the Closing Date and as allocable to Transferor or its direct or indirect owners (and in connection therewith the parties agree that the election provided for in Revenue Procedure 2011-29 and any similar election available under provisions of applicable Law shall be made with respect to any fees, expenses or amounts incurred in connection with the Transaction, if any to the extent permitted by applicable Law). For purposes of making allocations with respect to taxable periods (or portions thereof) ending on or around the Closing Date, the parties hereto agree that, except as otherwise provided herein, the Transferred Entities shall (to the extent such method is available under applicable Law) make such allocations on a “closing of the books” basis as of the close of business on the Closing Date.

(b) Notwithstanding anything to the contrary in this Agreement or otherwise, Transferor and its Affiliates (other than the Transferred Entities) shall be responsible for preparing and filing all Transferor Tax Filings, and Transferor shall have sole and absolute discretion regarding the preparation, filing and content of such Tax Returns and the conduct and resolution of any Tax audit, examination or other proceeding with respect thereto.

(c) With respect to any matter that could reasonably be expected to adversely affect Transferor (or its Affiliates or their direct or indirect owners), without Transferor’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Acquiror and the Companies shall not (and shall not permit any of their respective Affiliates to) (i) file (except for filings made consistent with the terms and limitations set forth in this Article VIII), re-file, supplement or amend any Tax Return with respect to any Transferred Entity or the Business for any taxable period ending on or before or including the Closing Date; (ii) voluntarily approach any taxing authority with respect to Taxes or Tax Returns relating to any Transferred Entity or the Business pertaining to any taxable period ending on or before or including the Closing Date; (iii) waive or agree to extend the statute of limitations with respect to the assessment of any Tax pertaining to a taxable period of the Transferred Entities ending on or before or including the Closing Date; (iv) except in connection with Tax filings made in compliance with Section 8.01(a) or the resolution of a Tax proceeding made in compliance with Section 8.05, make any Tax election or take any other Tax position with respect to the Transferred Entities or the Business that would have effect in any taxable period ending on or before or including the Closing Date; or (v) take any action outside the ordinary course of business with respect to the Transferred Entities or the Business on the Closing Date after the Closing (other than any such actions that are required under the terms of this Agreement) that could reasonably be expected to result in Taxes for which Transferor (or its Affiliates or direct or indirect owners) would be responsible.

(d) Within ninety (90) days after the Closing, Transferor shall deliver to Acquiror a draft allocation of value among the Companies (and, with respect to entities treated as pass-through entities for U.S. federal income tax purposes, among the assets held by the Companies and their Subsidiaries) (the “Allocation”), which Allocation shall be determined consistent with the terms of this Agreement and the requirements of Sections 1060, 751 and 755 and any other relevant provisions of the Code and Treasury Regulations promulgated thereunder, to the extent each is applicable for a particular purpose and which shall be consistent with Exhibit E. If Acquiror disagrees with the Allocation delivered by Transferor, Acquiror may, within thirty (30) days after delivery of the Allocation, deliver a written notice (an “Allocation Notice”) to Transferor specifying those items as to which Acquiror disagrees and setting forth Acquiror’s proposed allocation. If the Allocation Notice is duly and timely delivered, Transferor will update the Allocation in good faith, as and to the extent necessary to take into account Acquiror’s comments included in the Allocation Notice with which Transferor agrees. The parties hereto shall, during the twenty (20) days following such delivery, seek to reach agreement on any disputed items or amounts in order to determine the final Allocation. If the parties are unable to reach such agreement, they shall promptly thereafter cause the Independent Auditor to resolve any remaining disputes in a manner consistent with Section 2.04(d); provided, however, that any costs and expenses of the Independent Auditor incurred pursuant to this Section 8.01(d) shall be borne equally by Transferor, on the one hand, and Acquiror, on the other hand, and any determination of the Independent Auditor shall be consistent with Exhibit E. The parties hereto shall make appropriate adjustments to the Allocation to reflect any changes in the Cash Purchase Price pursuant to this Agreement. The parties hereto shall file all income Tax Returns consistently with the Allocation (as finally determined and appropriately adjusted) and shall not take any position for income Tax purposes during the course of any audit or other proceeding that is inconsistent with the Allocation (as finally determined), unless otherwise required by applicable Law or a determination of the applicable Governmental Authority that is final; provided, however, that nothing contained herein shall prevent the parties hereto or their respective Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, or require any of them to litigate any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation (as finally determined), after making good faith efforts to support the Allocation.

(e) In connection with any IMG Arena Sale or any other disposition of assets of the Acquiror or its Subsidiaries where such an election is available, at the request of Transferor, Acquiror shall, to the extent such tax treatment is available (e.g., with respect to an IMG Arena Sale if the tax treatment described in clause (vi) of Section 8.04 is not available), use reasonable best efforts to take (or cause to be taken) any available actions or make any available elections under Treasury Regulation Section 1.245A-5 or otherwise to close the taxable year of any subsidiary of IMG Arena Parent that is a controlled foreign corporation for U.S. federal income tax purposes; provided, that Acquiror shall not be required to take such actions or make such elections if it reasonably determines that such actions or elections could reasonably be expected to have a material and adverse effect on Acquiror, its Affiliates or their direct or indirect owners.

Section 8.02 Certain Tax Matters.

(a) Acquiror, the Transferred Entities and Transferor shall cooperate, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns and the conduct of any Tax audit, examination or other proceeding relating to the Transferred Entities, the Business or the Transaction. Such cooperation shall include the provision of records and information reasonably requested by the other parties which are reasonably relevant to any such Tax Return (and cooperation that will permit the other party (and its Affiliates) to timely meet its Tax filing obligations and complete their tax reporting responsibilities consistent with the intended tax treatment of the Transaction set forth in Section 8.04) or Tax proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto will reasonably cooperate with respect to the provision of information relevant to allocating liabilities under the terms of this Agreement (and with respect to putting procedures or other agreements in place to address the sharing of information and the proper allocation of Tax liabilities between the parties consistent with the terms of this Agreement). Following the Closing, Acquiror shall retain all books and records with respect to Tax matters pertinent to the Transferred Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the applicable taxable period, and to abide by all record retention agreements entered into with any taxing authority. Notwithstanding the foregoing or anything else in this Agreement, in no event will Acquiror (or any of its Affiliates) after the Closing have any right to review or access Transferor Tax Filings.

(b) For purposes of allocating Tax liabilities and Tax assets with respect to any Straddle Period for purposes of this Agreement, the portion of any Tax that is allocable to the portion of such Tax period ending on the Closing Date shall be (i) in the case of any property or other similar Taxes assessed on a periodic basis, determined by allocating such Taxes on a per diem basis, and (ii) in the case of all other Taxes, determined as though the Tax period of the Transferred Entities terminated as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on a periodic basis shall be allocated on a per diem basis, unless such allocation is not permitted by applicable Law.

Section 8.03 Transfer Taxes . All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer or gain Taxes) and fees incurred in connection with this Agreement and the Transaction (other than those incurred in connection with the Pre-Closing Restructuring) (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Acquiror, on one hand, and fifty percent (50%) by Transferor, on the other hand, and paid when due. The party responsible under applicable Law for filing all necessary documents (including all Tax Returns) with respect to any such Transfer Taxes shall prepare and timely file such documentation and shall provide the other party with evidence satisfactory to such other party that such Transfer Taxes have been duly paid and such Tax Returns have been duly filed (and the parties shall make such reimbursement or similar payments as are required to provide for Transfer Taxes to be allocated between them consistent with the terms of this Section 8.03). For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event will any Transfer Taxes constitute Indebtedness or otherwise be taken into account as a liability in any component of the Cash Purchase Price.

Section 8.04 Intended Tax Treatment. For U.S. federal income tax purposes, the parties intend that: (i) the Transferor Note and the Acquiror Equity Interests will be treated as equity of Acquiror and consideration that can be received in connection with the Transfer without the recognition of gain or loss under Section 721(a) of the Code; (ii) cash in an amount equal to the Closing Payment will be treated as having been transferred by Acquiror to Transferor in connection with the Redemption; (iii) to the maximum extent permitted by applicable Law, the transfer of cash to Transferor in connection with the Closing, any IMG Arena Sale and any amounts relating to the Managed Account will (to the extent such amounts are required to be treated as transferred by Acquiror to Transferor including with respect to IMG Arena Sale proceeds as a result of the tax treatment described in clause (v) of Section 8.04 being successfully challenged by a taxing authority) qualify for any available exception to the treatment of such amounts as having been received as part of a “disguised sale” of assets to the Acquiror, including the exception described in Treasury Regulation Section 1.707-5(b), or any other taxable transaction; (iv) (a) for so long as the Transferor Note has not been repaid, any interests in the equity of Acquiror that are issued to the provider of the Debt Financing (or any replacement debt financing) will be provided on terms that permit the application of the exception described in Treasury Regulations Section 1.752-2(d)(1) for purposes of allocating the liabilities of Acquiror under Section 752 of the Code for purposes of application of the exception to disguised sale treatment set forth in Treasury Regulation Section 1.707-5(b) and (b) the initial capital account balance of Transferor in Acquiror (following the redemption described in Section 2.01(b)) will be equal to the Transferor Note Face Amount; (v) the Transfer will be treated as a contribution by Transferor to Acquiror of only the Assets such that after the Transfer, Transferor shall be treated as having retained (and shall be treated as the owner of) all of its assets other than the Assets; and (vi) consistent with the foregoing, Transferor shall be treated as the owner of the amounts in the Managed Account and shall be apportioned any interest or other income that is realized in respect of amounts maintained in the Managed Account. The parties agree to use the “traditional” method with respect to the forward 704(c) layer created in connection with the Transfer. The parties agree to (and to cause their Affiliates to) file their Tax Returns and complete applicable Tax forms (including IRS Forms W-9 and W-8) in a manner consistent with the foregoing intended tax treatment; provided, however, that nothing contained herein shall be construed so as to prevent Acquiror, Transferor, the Companies or their respective Affiliates from settling, or require any of them to litigate, any proposed deficiency or adjustment initiated by any Governmental Authority challenging the foregoing intended tax treatment after making good faith efforts to defend such intended tax treatment.

Section 8.05 Tax Contests. To the extent Acquiror or any Transferred Entity (or any of their respective Affiliates) receives written notice from any taxing authority of any proposed audit, assessment, examination, claim or other controversy or proceeding involving Taxes or Tax Returns with respect to the Transferred Entities in respect of any Pre-Closing Tax Period or that could give rise to any Tax liability for which Transferor or any of its Affiliates or direct or indirect owners could reasonably be expected to be responsible for associated Losses (including for this purpose any audit, assessment, examination, claim or other controversy in respect of any Pre-Closing Flow-Thru Tax Return) or that could reduce the amounts due to Transferor under this Agreement, Acquiror shall promptly notify Transferor thereof in writing (any such claim or proceeding, a “Tax Contest”). Transferor shall be entitled to control any Tax Contest with respect to the Transferred Entities (i) relating to any Pre-Closing Tax Period; or (ii) for which the Transferor or any of its Affiliates is reasonably expected to bear greater than fifty percent (50%) of all Losses associated with such Tax Contest as a result of indemnification obligations under this Agreement; and Acquiror shall take all actions reasonably necessary to enable Transferor to exercise its control rights as set forth in this Section 8.05; provided, that Transferor shall keep Acquiror reasonably informed with respect to the conduct of any Tax Contest of the Transferred Entities that it controls, Acquiror shall be entitled to reasonable participation rights in respect of any such Tax Contest (which participation shall be undertaken at Acquiror’s own expense), and Transferor shall not settle, compromise or otherwise resolve (or take any action that would resolve the allocation of liability for) any such Tax Contest that it controls without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed). Acquiror shall control any Tax Contest of a Transferred Entity that Transferor does not control pursuant to this Section 8.05, provided that Acquiror shall keep Transferor reasonably informed with respect to the conduct of any Tax Contest that Acquiror controls, Transferor shall be entitled to reasonable participation rights in respect of such Tax Contest (which participation shall be undertaken at Transferor’s own expense), and Acquiror shall not settle, compromise or otherwise resolve (or take any action that would resolve the allocation of liability for) any Tax Contest that could reasonably be expected to adversely impact Transferor or any of its Affiliates without the prior written consent of Transferor (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Acquiror and Transferor agree (on behalf of themselves and all of their Affiliates (including, with respect to Acquiror and the Transferred Entities for periods after the Closing)) that (i) all contractual indemnification or reimbursement obligations (for the avoidance of doubt, excluding this Agreement), if any, included in the organizational documents or shareholder agreements governing the Transferred Entities requiring Transferor (or any of its Affiliates or direct or indirect equity holders) to indemnify or reimburse any Transferred Entity, or requiring any Transferred Entity to indemnify or reimburse Transferor, with respect to any Tax shall be void and of no further force or effect as of the Closing and (ii) the indemnification or reimbursement obligations set forth in clause (i) shall include any such obligation included in an operating agreement of a Transferred Entity (provided, that this sentence shall not modify the obligations of any person pursuant to the express terms of this Agreement). For the avoidance of doubt, this Article VIII, and not Section 10.04 and the other provisions of this Agreement, will govern the control and conduct of Tax Contests and other Tax proceedings relating to the Transferred Entities (excluding proceedings in which Taxes only represent ancillary Losses incurred in connection with a non-Tax claim).

Section 8.06 Certain Additional Matters.

(a) Acquiror shall use reasonable best efforts (and cause its Affiliates to use reasonable best efforts) (i) with respect to any “dual consolidated loss” generated during a Pre-Closing Tax Period by a “combined separate unit” (in each case, within the meaning of Section 1503(d) of the Code and the Treasury Regulations thereunder) comprised in part of one or more of the Transferred Entities, to cause there to be no foreign use (as defined in Section 1.1503(d)-3(a) of the Treasury Regulations), unless otherwise required by applicable Law, or other triggering event with respect to such dual consolidated losses and provide Transferor and its Affiliates with the information necessary to comply with the annual certification requirements of Section 1.1503(d)-6(g) of the Treasury Regulations for the remainder of the “certification period” (as defined in Section 1.1503(d)-1(b)(20) of the Treasury Regulations) with respect to such dual consolidated loss as required to avoid a “triggering event” requiring recapture of such dual consolidated loss and (ii) to cooperate to take actions required so that the Closing Payment and other payments of cash to Transferor in connection with this Agreement qualify for any available exceptions to “disguised sale” treatment or other gain recognition in connection with the transaction (including for this purpose complying with the procedural tracing requirements for the Closing Payment to qualify for the exception described in Treasury Regulation Section 1.707-5(b) and by not issuing equity interests with respect to Acquiror or its Affiliates in connection with the Debt Financing (or any replacement debt financing) that would result in the indebtedness undertaken in connection with the Debt Financing being treated as recourse with respect to the provider of the Debt Financing for purposes of applying the exception described in Treasury Regulation Section 1.707-5(b) to the cash transfers to Transferor in connection with the Closing Payment).

(b) The parties agree that no payment shall be treated as having been made to the Acquiror in exchange for the Acquiror’s assumption of any liabilities or obligations hereunder under the principles of James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964) or Rev. Rul. 71-450.

(c) Acquiror covenants that the operating agreement of Acquiror will include customary provisions in respect of the payment of cash tax distributions to its equity holders (based on the income or gain allocable to the holders of interests in Acquiror).

(d) The parties agree to (and to cause their Affiliates to) use reasonable best efforts to characterize the arrangements and payments among the parties in a manner that is tax efficient for the parties and their Affiliates.

(e) Notwithstanding anything else in this Agreement, the “Transferred Assets” shall not include any Tax refunds, Tax prepayments, Tax assets, Tax Returns or Tax attributes of the Remaining Transferor Group.

Section 8.07 Tax Refunds. Any Tax refunds (or credits in lieu thereof) of the Transferred Entities that are requested by the Transferred Entities or their Affiliates that are refunds of Pre-Closing Tax Liabilities shall be for the benefit of Transferor. To the extent Acquiror, any Transferred Entity or their Affiliates receive or obtain the benefit of any such refund or credit after the Closing, Acquiror shall pay the amount of such refund (or credit) to Transferor within twenty (20) Business Days of receipt thereof by Acquiror or its Affiliate (or, with respect to any applicable credit, within twenty (20) Business Days of the due date for filing the Tax Return for the taxable period where the relevant credit generated such benefit to the Acquiror, Transferred Entity or their Affiliates, as applicable), by wire transfer of immediately available funds to the account(s) designated by Transferor. To the maximum extent permitted by Law, Acquiror shall use commercially reasonable efforts upon Transferor’s request to request any available Tax refunds that would give rise to amounts payable to Transferor under this Section 8.07 in cash (rather than as a credit against Tax otherwise due). Tax refunds and credits that are attributable to Straddle Periods shall be allocated in a manner consistent with the principles of Section 8.02(b), with any net overpayment of Tax as of the close of business on the Closing Date considered a Tax refund that is actually received by the applicable Transferred Entity on the date the Tax Return for the relevant Tax period is required to be filed (taking into account extensions obtained). The amounts payable to Transferor under this Section 8.07 shall be net of reasonable out of pocket costs and fees, expenses or Taxes incurred by Acquiror or its Affiliates (including the Transferred Entities) in connection with receiving the applicable refund. In no event will Acquiror be entitled to be paid under this Section 8.07 for any refund to the extent such refund was taken into account as an asset in the final determination of the components of the Final Closing Payment.

Section 8.08 Certain Tax Indemnification Matters. In no event will any Acquiror Indemnified Party be entitled to make any indemnification claim in respect of (i) contingent liabilities in respect of Taxes, or (ii) Taxes attributable to a third-party claim prior to the time that a Governmental Authority has issued a proposed adjustment, deficiency or similar claim to a Transferred Entity with respect to such Taxes or initiated an audit or similar Tax proceeding in respect of a Transferred Entity with respect to such Taxes.

ARTICLE IX.

CONDITIONS TO CLOSING

Section 9.01 Conditions to Obligations of Transferor and the Companies. The obligations of Transferor and the Companies to consummate the Transaction shall be subject to the fulfillment or written waiver by Transferor, at or prior to the Closing, of each of the following conditions:

(a) Covenants. The covenants and agreements contained in this Agreement to be complied with by Acquiror on or before the Closing shall have been complied with in all material respects provided, that for purposes of this Section 9.02(a), a covenant of Acquiror shall only be deemed to have not been complied with if Acquiror has materially breached such covenant and failed to cure within fifteen (15) days after notice (or if earlier, the Outside Date).

(b) Regulatory.

(i) All waiting periods under the HSR Act applicable to the Transaction, including any extensions thereof, shall have expired or been terminated; and

(ii) All approvals of any Governmental Authority or Gaming Regulatory Authority required under any Laws set forth in Section 9.01(b) of the Disclosure Letter shall have been obtained or deemed to have been obtained under such applicable Law (together with the approvals required under the HSR Act and the Applicable Gaming Laws, the “Regulatory Approvals”).

(c) No Order. No Governmental Authority shall have issued any Governmental Order that has the effect of making the Transaction illegal or otherwise restraining or prohibiting the consummation of the Transaction.

Any condition specified in this Section 9.01 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Transferor if the Closing occurs, notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 9.02 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the Transaction shall be subject to the fulfillment or written waiver by Acquiror, at or prior to the Closing, of each of the following conditions:

(a) Covenants; Pre-Closing Restructuring.

(i) The covenants and agreements contained in this Agreement to be complied with by Transferor and the Companies at or before the Closing shall have been complied with in all material respects; provided, that for purposes of this Section 9.02(a)(i), a covenant of the Transferor and the Companies shall only be deemed to have not been complied with if the Transferor or the Companies, as applicable, has materially breached such covenant and failed to cure within fifteen (15) days after notice (or if earlier, the Outside Date); provided, further, that no action that is contemplated by the Pre-Closing Restructuring may be deemed to constitute noncompliance of any covenant.

(ii) The Pre-Closing Restructuring shall have been consummated in accordance with the terms hereof in all material respects.

(b) Regulatory. All waiting periods under the HSR Act applicable to the Transaction (and any extensions thereof) shall have expired or been terminated and all Regulatory Approvals shall have been obtained or deemed to have been obtained under such applicable Law.

(c) No Order. No Governmental Authority shall have issued any Governmental Order that has the effect of making the Transaction illegal or otherwise restraining or prohibiting the consummation of the Transaction.

Any condition specified in this Section 9.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Acquiror if the Closing occurs, notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 9.03 Frustration of Conditions. None of Transferor, the Companies nor Acquiror may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was proximately caused by such party’s material breach of this Agreement.

ARTICLE X.

SURVIVAL AND INDEMNIFICATION

Section 10.01 Survival.

(a) Except as provided under this Section 10.01, none of the representations and warranties set forth in this Agreement or in any certificate delivered in connection herewith shall survive the Closing and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy may be brought after the Closing with respect thereto, and no member of the Transferor Group, nor any of their respective officers, directors, employees, agents, representatives or Affiliates (collectively, the “Transferor Related Parties”) shall have any liability in respect thereof, regardless of whether such liability accrued prior to, on or after the Closing; provided, however, that (i) the Fundamental Representations and Warranties shall survive the Closing and remain in full force and effect until 11:59 p.m. Eastern Standard Time on the date that is twenty-four (24) months following the Closing Date, and (ii) the representations and warranties set forth in Article III and Article IV (other than the Fundamental Representations and Warranties) shall survive the Closing and remain in full force and effect until 11:59 p.m. Eastern Standard Time on the date that is twenty-four (24) months following the Closing Date; provided, further, that the foregoing shall not limit Transferor’s or Acquiror’s liability for Fraud; provided, further, that, notwithstanding anything to the contrary in this Section 10.01, the representations and warranties in Section 3.18 shall survive the Closing and remain in full force and effect until the date that is sixty (60) days following the expiration of the statute of limitations applicable thereto.

(b) Each covenant and obligation contained in this Agreement that is required by its terms to be performed at or prior to the Closing shall terminate as of the Closing. Each covenant and obligation contained in this Agreement that is required by its terms to be performed following the Closing shall survive the Closing in accordance with the term of its performance and then shall be terminated (a “Surviving Covenant”). Notwithstanding the foregoing or anything else in this Agreement, the indemnification obligations set forth in clause (e) of Section 10.02 and clause (d) of Section 10.03 shall survive the Closing and remain in full force and effect until the date that is sixty (60) days following the expiration of the statute of limitations applicable thereto (other than in respect of any unresolved claim for indemnification under clause (e) of Section 10.02 or clause (d) of Section 10.03 made in good faith in accordance with the terms of this Agreement on or prior to such date, with respect to which the indemnification obligations set forth in clause (e) of Section 10.02 or clause (d) of Section 10.03 shall survive until such time as such claim is fully and finally resolved and thereafter shall terminate).

Section 10.02 Indemnification by Transferor. Subject to the provisions of this Article X, effective as of and after the Closing, Transferor shall indemnify, defend and hold harmless Acquiror and its Affiliates (including, following the Closing, the Transferred Entities) and its and their respective directors, officers, agents, successors and representatives (collectively, the “Acquiror Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Acquiror Indemnified Parties to the extent resulting from arising out of: (a) any breach or failure of any of the Fundamental Representations and Warranties of Transferor and the representations set forth in Section 3.09(a) and Section 3.18 to be true and correct; (b) any breach of any Surviving Covenant of Transferor; (c) any Excluded Liabilities; (d) the Pre-Closing Restructuring; (e) the Pre-Closing Tax Liabilities; (f) any breach or failure of any of the representations and warranties set forth in Article III (other than the Fundamental Representations and Warranties of Transferor and the representations set forth in Section 3.09(a) and Section 3.18) to be true and correct (without giving effect to any materiality, Material Adverse Effect or other similar qualification contained therein), in each case, solely to the extent such breach or failure has a Material Adverse Effect; and (g) the matters set forth on Section 10.02(g) of the Disclosure Letter. The indemnification obligation of Transferor pursuant to this Section 10.02 shall (i) not include any amounts taken into account in the final calculation of the Cash Purchase Price in accordance with Section 2.04, and (ii) except with respect to the Pre-Closing Tax Liabilities, be capped at the amount of the Cash Purchase Price (less the amount of the Managed Account Payment to the extent not paid to Transferor in accordance with Section 2.05(d)).

Section 10.03 Indemnification by Acquiror. Subject to the provisions of this Article X, effective as of and after the Closing, Acquiror shall indemnify, defend and hold harmless Transferor and its Affiliates and its and their respective directors, officers, agents, successors and representatives (collectively, the “Transferor Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Transferor Indemnified Parties to the extent resulting from or arising out of: (a) any breach or failure of any of the Fundamental Representations and Warranties of Acquiror to be true and correct; (b) any Transferred Liabilities; (c) any breach of any Surviving Covenant of Acquiror; and (d) any Post-Closing Business Tax Liabilities. Except with respect to Post-Closing Business Tax Liabilities, the indemnification obligations of Acquiror pursuant to this Section 10.03 shall be capped at the amount of the Cash Purchase Price.

Section 10.04 Procedures.

(a) Any Person entitled to be indemnified under this Article X (the “Indemnified Party”) shall promptly give written notice to the party hereto from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Action against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Action (a “Third-Party Claim”), indicating, with reasonable specificity, the nature of such Third-Party Claim, the basis therefor, a copy of any material documentation received from the third party, the amount and calculation of the Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article X (and a good faith estimate of any such future Losses relating thereto), and the provision(s) of this Agreement in respect of which such Losses shall have occurred. A failure by the Indemnified Party to give notice of a Third-Party Claim pursuant to this Section 10.04(a) or to tender the defense of the Third-Party Claim pursuant to Section 10.04(b) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is materially prejudiced thereby.

(b) With respect to any Third-Party Claim, the Indemnifying Party under this Article X shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing (who shall be reasonably acceptable to the Indemnified Party), of such Third-Party Claim and any Third-Party Claims related to the same or a substantially similar set of facts by providing written notice to the Indemnified Party within thirty (30) days of receiving notice of the Third-Party Claim pursuant to Section 10.04(a); provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third-Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if: (i) such Third-Party Claim relates to, or arises in connection with, a criminal Action or is by a Governmental Authority (other than a taxing authority); (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential material conflict of interest exists between the applicable Indemnified Party and the Indemnifying Party with respect to the defense of such Third-Party Claim (including if there are specific defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party); (iii) upon petition by the Indemnified Party, an appropriate court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim; or (iv) the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnified Party.

(c) If the Indemnifying Party so undertakes to control and defend any such Third-Party Claim pursuant to Section 10.04(b), (i) the Indemnified Party shall, at the Indemnifying Party’s cost and expense, reasonably cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third-Party Claim and (ii) the Indemnifying Party shall keep the Indemnified Party timely appraised of any material developments with respect to such Third-Party Claim and the Indemnified Party shall be entitled to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim as the Indemnified Party may reasonably request; provided, however, that the Indemnifying Party shall not settle any such Third-Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) does not involve any non-monetary relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, (B) expressly and unconditionally releases the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim and (C) any monetary damages are borne solely by the Indemnifying Party and, in such case, the Indemnifying Party shall notify the Indemnified Party in writing prior to effecting any settlement and shall make available a copy of the settlement agreement for the Indemnified Party’s review prior to execution thereof. Subject to the foregoing, if the Indemnifying Party so undertakes to control and defend any such Third-Party Claim, the Indemnified Party shall have the right to participate in, but not control, the defense of such Action at its own cost and expense, and to employ separate legal counsel, which legal counsel shall cooperate with the Indemnifying Party and its legal counsel.

(d) In the event the Indemnifying Party does not elect, or is not permitted, to assume control of the defense of a Third-Party Claim pursuant to Section 10.04(c), then the Indemnified Party shall have the right to assume the control and defense (the reasonable costs and expense of which will be borne by the Indemnifying Party) with counsel of its own choosing. In such case, (i) the Indemnifying Party shall reasonably cooperate with the Indemnified Party and its counsel in the defense against, and settlement of, any such Third-Party Claim and (ii) the Indemnified Party shall keep the Indemnifying Party timely appraised of any material developments with respect to such Third-Party Claim and the Indemnifying Party shall be entitled to receive copies of such pleadings, notices and communications with respect to any Third-Party Claim as the Indemnifying Party may reasonably request; provided however, that the Indemnified Party may not settle any Third-Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third-Party Claim, it shall nevertheless be entitled to participate in, but not control, the defense of such Action at its own cost and expense and to employ separate legal counsel at its own cost and expense, and the Indemnifying Party shall keep the Indemnified Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Indemnified Party with respect thereto. For the avoidance of doubt, Article VIII, and not this Section 10.04, shall govern the control and conduct of Tax Contests and Tax-related proceedings (excluding proceedings in which Taxes only represent ancillary Losses incurred in connection with a non-Tax claim that is otherwise described in this Section 10.04). Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third-Party Claim.

(e) In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article X that does not involve a Third-Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Losses (if then known) for which the Indemnified Party is entitled to indemnification under this Article X (and a good-faith estimate of any such future Losses relating thereto), and the provision(s) of this Agreement in respect of which such Losses shall have occurred. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 10.04(e) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 12.11(a).

Section 10.05 Mitigation. Each of the parties hereto agrees to use, and to cause its Affiliates to use, its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder (and the reasonable and documented costs and expenses of such mitigation shall be indemnifiable Losses hereunder). No Indemnified Party shall be entitled to be indemnified, paid or reimbursed more than once for the same Loss. Any Losses will be calculated net of: (a) insurance proceeds or other indemnification payments actually received (net of the cost of recovery, including any increases to any insurance premiums or similar fees) by the Indemnified Party on account of the Loss being claimed hereunder; and (b) any Tax Benefit recognized by the Indemnified Party (or its Affiliates) on account of the Loss being claimed hereunder. In the event that any Indemnified Party actually receives any insurance proceeds or indemnification payments or recognizes a Tax Benefit subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds or indemnification payments relate, appropriate refunds (net of the cost of recovery, including any increases to any insurance premiums or similar fees), not to exceed the amount of the applicable indemnification payments against which such refunds are provided pursuant to this sentence, shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment previously received hereunder by such Indemnified Party.

Section 10.06 Independent Investigation. Acquiror acknowledges that it is an informed and sophisticated purchaser experienced in the evaluation of transactions like the Transaction and it has conducted its own independent investigation, review and analysis of the Business, Transferred Entities, Transferred Assets, Transferred Liabilities and the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Transferred Entities and the Business, which investigation, review and analysis was done by Acquiror and its Affiliates and representatives. Acquiror has had an opportunity to discuss the management, operations and finances of the Business with Transferor and the Transferred Entities’ officers, directors, employees, agents, representatives and Affiliates. Acquiror acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Transferor Group for such purpose. In making its decision to execute and deliver this Agreement, to consummate the Transaction, and to accept the Transferred Equity Interests and the Transferred Assets and Transferred Liabilities at Closing in the condition they are in, Acquiror has relied solely upon the aforementioned investigation, review and analysis and not on any factual express or implied representations, warranties or opinions of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Transferor, any Transferred Entity or their respective representatives (except the specific representations and warranties of Transferor set forth in Article III as modified by the Disclosure Letter).

Section 10.07 No Outside Reliance.

(a) Acquiror acknowledges and agrees that neither Transferor nor the Companies, or any of their respective directors, officers, employees, members, partners, agents, representatives or Affiliates (or any of such Affiliates’ directors, officers, employees, members, partners, agents or representatives), has made, nor is making, any representation or warranty whatsoever, express or implied and neither Acquiror nor any of its Affiliates (or their respective directors, officers, employees, stockholders, partners, members, agents or representatives) has relied on any representation, warranty or statement of any kind by any member of the Transferor Group, beyond those expressly set forth in Article III (as modified by the Disclosure Letter), in any certificate delivered pursuant to Section 2.03(a)(v) or Section 2.03(b)(vi) (as applicable) or in any Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Business. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Acquiror or any of its Affiliates, agents or representatives) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Transferor, the Companies or any of their respective directors, officers, employees, partners, members, agents, representatives or Affiliates (or any of such Affiliates’ directors, officers, employees, members, partners, agents or representatives) and no representation or warranty is made as to the accuracy or completeness of any of the foregoing or the omission of any material information, whether express or implied, except as may be expressly set forth in Article III (as modified by the Disclosure Letter). Acquiror understands and agrees that any inventory, equipment, assets, properties and business of the Business are furnished “as is,” “where is” and subject to the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever. For the avoidance of doubt, the foregoing shall not limit any rights and remedies in the event of Fraud.

(b) Transferor acknowledges and agrees that Acquiror has not made, nor is making, any representation or warranty whatsoever, express or implied, and Transferor has not relied on any representation, warranty or statement of any kind by Acquiror, beyond those expressly given in Article IV. Without limiting the generality of the foregoing, it is understood that no representation or warranty is made as to the accuracy or completeness of any of the foregoing or the omission of any material information, whether express or implied, except as may be expressly set forth in Article IV.

Section 10.08 Exclusive Remedy.

(a) Except for any specific enforcement or other equitable remedy to which Acquiror may be entitled pursuant to Section 12.12, with respect to any Shared Actions (which shall be governed by Section 6.04(b)) and with respect to any adjustments pursuant to Section 2.04 (which shall be governed by Section 2.04), Acquiror, on behalf of itself and each of the other Acquiror Indemnified Parties under Section 10.02, agrees that its sole and exclusive remedy after the Closing with respect to (i) any and all claims arising from (A) any breach or failure of any of the Fundamental Representations and Warranties of Transferor and the representations set forth in Section 3.18 to be true and correct, (B) any breach of any Surviving Covenant of Transferor, (C) any Excluded Liabilities, (D) the Pre-Closing Restructuring; and (E) any Pre-Closing Tax Liabilities and (ii) any other claims arising after the Closing under, out of or relating to this Agreement and the Transaction shall be pursuant to the indemnification provisions set forth in this Article X, and that no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all such other remedies, entitlements and recourse are expressly waived and released by Acquiror to the fullest extent permitted by applicable Law.

(b) Except for any specific enforcement remedy to which Transferor may be entitled pursuant to Section 12.12, with respect to any Shared Actions (which shall be governed by Section 6.04(b)) and with respect to any adjustments pursuant to Section 2.04 (which shall be governed by Section 2.04), Transferor, on behalf of itself and each of the other Transferor Indemnified Parties under Section 10.03, agrees that its sole and exclusive remedy after the Closing with respect to (i) any and all claims arising from any (A) any breach or failure of any of the Fundamental Representations and Warranties of Acquiror to be true and correct, (B) any Transferred Liabilities, (C) any breach of any Surviving Covenant of Acquiror; and (D) any Post-Closing Business Tax Liabilities and (ii) any other claims arising after the Closing under, out of or relating to this Agreement and the Transaction shall be pursuant to the indemnification provisions set forth in this Article X, and that no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all such other remedies, entitlements and recourse are expressly waived and released by Transferor to the fullest extent permitted by applicable Law.

(c) Notwithstanding the foregoing provisions of this Section 10.08, (i) no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies against the other party for Fraud or willful misconduct by or on behalf of such party; and (ii) nothing herein shall limit the remedies, entitlements or recourse of the parties hereto under any Ancillary Agreement.

Section 10.09 Acknowledgement. Acquiror and Transferor acknowledge and agree that:

(a) the parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies with respect to matters relating to the Transaction;

(b) the provisions of and the limited remedies provided in this Article X were specifically bargained for among the parties and were taken into account by the parties in arriving at the Cash Purchase Price and Transferor Note Face Amount;

(c) after the Closing, no party or its Affiliates may seek the rescission of the Transaction and the parties each hereby waive and release any such rights;

(d) the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary Transferor in an arm’s-length transaction; and

(e) this Agreement shall be deemed to have been jointly and equally drafted by Transferor and Acquiror, the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

Section 10.10 Release.

(a) Acquiror, on behalf of itself and its controlling, controlled or under common control Affiliates (including, after the Closing, the Transferred Entities) and any of its and their respective agents, successors and permitted assigns (such Persons, including Acquiror, each a “Acquiror Releasing Party”), at the Closing, hereby releases, remises and forever discharges all claims that Acquiror or any of its Affiliates has had, now has or might have in the future against any Transferor Related Party arising under, in connection with or in any manner related to the conduct of the Business prior to Closing or to any business conducted by Transferor Group prior to the Closing other than (i) claims under this Agreement or any Ancillary Agreements, (ii) claims under commercial agreements unrelated to this Agreement, any Ancillary Agreement or the Transaction between any of the Transferred Entities, on the one hand, and the Transferor and/or its Affiliates, on the other hand, (iii) claims under or related to any employment, compensatory or indemnification agreements in effect as of the date hereof, and (iv) claims to enforce any rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing under the Governing Documents of any Transferor Related Party (the “Acquiror Waived Matters”). Acquiror hereby covenants and agrees that, other than claims under this Agreement or any Ancillary Agreement, it shall not, and it shall cause the other Acquiror Releasing Parties not to, institute any Action in any way under, in connection with or in any manner related to the Acquiror Waived Matters (whether at law or in equity or based on contract, tort, statute or otherwise) against any Transferor Related Party.

(b) Transferor, on behalf of itself and its controlled Affiliates and any of its and their respective agents, successors and permitted assigns (such Persons, including Transferor, each a “Transferor Releasing Party,” and together with Acquiror Releasing Parties, each a “Releasing Party”), at the Closing, hereby releases, remises and forever discharges all claims that Transferor or any of its controlled Affiliates has had, now has or might have in the future against Acquiror or its Affiliates (a “Acquiror Related Party” and together with Transferor Related Parties, each a “Released Party”) arising under, in connection with or in any manner related to the conduct of the Business prior to Closing or to any business conducted by Transferor Group prior to the Closing other than (i) claims under this Agreement or any Ancillary Agreements and (ii) claims under commercial agreements (including employment arrangements) unrelated to this Agreement, any Ancillary Agreement or the Transaction between any of the Transferred Entities, on the one hand, and the Transferor and/or its Affiliates, on the other hand (the “Transferor Waived Matters”). Transferor hereby covenants and agrees that, other than claims under this Agreement or any Ancillary Agreement, it shall not, and it shall cause the other Transferor Releasing Parties not to, institute any Action in any way under, in connection with or in any manner related to the Transferor Waived Matters (whether at law or in equity or based on contract, tort, statute or otherwise) against any Acquiror Related Party.

(c) The foregoing releases extend to any and all claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and include any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. As of the Closing, each Releasing Party (in its capacity as such) hereby irrevocably agrees to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any Action, of any kind against any applicable Released Party, based upon any matter purported to be released hereby. Without limiting the foregoing, each Releasing Party (in its capacity as such) hereby expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the California Civil Code (“Section 1542”) and by any similar provision of the applicable laws of any other jurisdiction and expressly consents that this release shall be given full force and effect according to each of its express terms, including, but not limited to, those relating to unknown or unsuspected claims. Section 1542 states in full: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

ARTICLE XI.

TERMINATION, AMENDMENT AND WAIVER

Section 11.01 Termination.

(a) This Agreement may be terminated and the Transaction abandoned:

(i) By mutual written consent of Acquiror and Transferor at any time prior to the Closing.

(ii) By either Acquiror or Transferor, by written notice to the other, if the Closing has not occurred on or before the Outside Date, other than as a result of a breach of a representation, warranty, covenant or agreement on the part of the terminating party set forth in this Agreement that prevents the satisfaction of any of the conditions to the Closing set forth in Article IX or the Closing from occurring when required pursuant to Section 2.02.

(iii) By either Acquiror or Transferor, by written notice to the other, if consummation of the Transaction is enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

(iv) By Acquiror, by written notice to Transferor, if Transferor has breached or failed to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the condition set forth in Section 9.02(a) and (ii) either (A) cannot be cured or (B) has not been cured by the date that is three (3) Business Days prior to the Outside Date or the Extended Outside Date, as applicable; provided that Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 11.01(a)(iv) if it has materially breached or failed to comply with, or there is a material inaccuracy of, any of Acquiror’s representations, warranties, covenants or agreements contained in this Agreement, which material breach, failure to perform or inaccuracy would give rise to the failure of a condition set forth in Section 9.01.

(v) By Transferor, by written notice to Acquiror, if Acquiror has breached or failed to perform in respect of any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the condition set forth in Section 9.01(a) and (ii) either (A) cannot be cured or (B) has not been cured by the date that is three (3) Business Days prior to the Outside Date or the Extended Outside Date, as applicable; provided that Transferor shall not be permitted to terminate this Agreement pursuant to this Section 11.01(a)(v) if it has materially breached or failed to comply with, or there is a material inaccuracy of, any of Transferor’s representations, warranties, covenants or agreements contained in this Agreement, which material breach, failure to perform or inaccuracy would give rise to the failure of a condition set forth in Section 9.02.

(b) In the event the EDR Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically be terminated and the Transaction abandoned without any further action required by either Transferor or Acquiror.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or equity holders, other than (i) the liability of Acquiror or Transferor, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination and (ii) the liability of either party hereto for Fraud, including, in each case, liability for any and all damages, costs, expenses, liabilities or other losses of any kind incurred or suffered by the non-breaching party in respect thereof. The provisions of this Article XI and Article XII shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, and without limiting the rights of the parties to the Debt Commitment Letter, no Debt Financing Source shall have any liability or obligation to Transferor, any Company, any of their respective Affiliates or any of their respective equity holders or representatives (or any other Person) or be subject to any special, consequential, punitive, or indirect damages or damages of a tortious nature arising out of their breach or failure to perform (whether willfully, intentionally or otherwise) any of their obligations under the Debt Commitment Letter or otherwise in connection with this Agreement or the Transaction.

ARTICLE XII.

GENERAL PROVISIONS

Section 12.01 Expenses. Except as otherwise specified in this Agreement, whether the Transaction is consummated or not, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Acquiror shall be solely responsible for all governmental fees and charges applicable to any requests for Government Consents (other than any filing fees related to the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws), Applicable Gaming Law or any other Laws.

Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (c) if sent by email transmission if receipt is confirmed, and (d) if otherwise actually personally delivered, when delivered; provided that such notices, requests, claims, demands and other communications are delivered to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a) if to Transferor or, prior to the Closing, the Companies:

Attention: ***

Email: ***

with a copy (which shall not constitute notice) to:

Attention: ***

Email: ***

if to Acquiror or, from and after the Closing, the Companies:

Attention: ***

Email: ***

with a copy (which shall not constitute notice) to:

Attention: ***

Email: ***

Section 12.03 Confidentiality; Public Announcements.

(a) Acquiror acknowledges and agrees that, prior to Closing, the provisions of this Agreement, all understandings, agreement and other arrangements between and among the parties hereto, and all Confidential Information shall be confidential, and shall not be disclosed to any other Person other than (i) Acquiror’s employees, accountants, advisors and other representatives as necessary in connection with their evaluation and negotiation of the transactions contemplated by this Agreement (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 12.03 or such confidentiality obligations by the recipients of its disclosure) or (ii) any Governmental Authority in connection with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws or Trade Laws, in each case, without the prior written consent of Transferor. “Confidential Information” means any and all confidential and proprietary information and trade secrets of the Transferor Group including, but not limited to, (i) intellectual property, (ii) any financial, commercial, technical or other information, (iii) any information pertaining to the business, affairs and strategies of the Transferor Group, (iv) the identity of and any information pertaining to any Person with which the Transferor Group has a business relationship or prospective business relationship, (v) the terms, conditions and prices of any contract between the Transferor Group and any other party, (vi) information pertaining to employees, contractors or the industry not generally known to the public, (vii) books, records, concepts, products, formulae, specifications, designs, processes, inventions, discoveries, technologies, trademarks, patents and know-how, and (viii) the terms and provisions of this Agreement; provided that Confidential Information shall not include any information which (1) is available to the public (other than through the fault of Acquiror or its employees, accountants, advisors and other representatives in violation or breach of this Section 12.03(a)), (2) is or becomes available to Acquiror on a non-confidential basis from a source other than the Transferor Group (provided that such source was not known by Acquiror at the time to be prohibited from disclosing such information to Acquiror by a legal, contractual or fiduciary obligation owed to the Transferor Group), or (3) Acquiror can demonstrate by written evidence was independently developed by Acquiror following the Closing and not based upon Confidential Information.

(b) No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transaction or otherwise communicate with any news media without the prior written consent of the other parties; provided that the parties may disclose such matters to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 12.03 or such confidentiality obligations by the recipients of its disclosure); provided, further, that Transferor and its Affiliates may disclose such matters from time to time to its employees, customers, suppliers and any other Person as it may reasonably determine is required or advisable pursuant to applicable Law (including in any filings or otherwise pursuant to SEC or exchange requirements) or required under any Contract to which the Transferor Group is a party. Notwithstanding anything in this Section 12.03 to the contrary, (i) Transferor, Acquiror and their respective Affiliates (including, with respect to Transferor, Silver Lake Partners), may provide general information about the subject matter of this Agreement to any of their respective existing or prospective investors and limited partners in connection with their normal fundraising, marketing, informational or reporting activities; provided that such investors to whom such disclosures are made are required to maintain the confidentiality of such disclosures and (ii) Acquiror and its Affiliates may provide information to actual and potential Debt Financing Sources as contemplated by Section 5.10 as part of a customary arrangement of the Debt Financing Sources, subject to customary confidentiality undertakings by such actual and potential Debt Financing Sources.

Section 12.04 Severability. If any term or other provision of this Agreement is deemed by any court to be violative of Law or public policy and therefore invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.05 Schedules. The Disclosure Letter and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to any Disclosure Letter or Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Disclosure Letter with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules of this Agreement to the extent such disclosure is reasonably applicable on its face. Certain information set forth in the Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.06 Entire Agreement. This Agreement (including the Disclosure Letter), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among Transferor and Acquiror with respect to the subject matter hereof and thereof. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transaction exist between the parties, except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 12.07 Binding Effect; Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, permitted assigns, heirs, executors and administrators. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties to this Agreement, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights, except that (a) each Debt Financing Source shall be a third party beneficiary of Section 11.02, Section 12.08, Section 12.11 and this Section 12.07, and (b) each Debt Financing Source and OB Holdings 2 shall be third party beneficiaries of Section 2.01(a) (only with respect to the Transferred Equity Interests of OpenBet) and Section 2.01(c) (it being understood that the foregoing provisions in subparts (a) and (b) may not be amended in a manner materially adverse to the Debt Financing Sources without their prior written consent to not be unreasonably withheld, conditioned or delayed). No party to this Agreement may assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each of the other parties to this Agreement (which consent may be granted or withheld in such parties’ sole discretion). No assignment permitted by this Section 12.07 shall relieve the assignor of its obligations hereunder. Any attempted assignment or transfer in violation of this Section 12.07 shall be null and void.

Section 12.08 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Transferor and Acquiror or (b) by a waiver in accordance with Section 12.09. Further, no amendments or modifications to the provisions of which the Debt Financing Sources under the Debt Commitment Letter are expressly made third-party beneficiaries pursuant to Section 12.07 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such section or provision) shall be permitted in a manner materially adverse to any such Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 12.09 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto, or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 12.10 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the D&O Indemnitees (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.05, (b) the Transferor Indemnified Parties are intended third-party beneficiaries of, and may enforce, Article X, (c) the Transferor Related Parties shall be intended third-party beneficiaries of, and may enforce, Article X, (d) Prior Company Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 12.15 and (e) the Debt Financing Sources and OB Holdings 2 are expressly made third-party beneficiaries pursuant to Section 12.07.

Section 12.11 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Except as otherwise provided in this Agreement, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that any claim or dispute involving any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any claim or dispute arising out of or relating in any way to the Debt Financing or the performance thereof, shall be governed by the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Except as otherwise provided in this Agreement, the parties hereto irrevocably (i) consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware, for the purposes of any Action arising out of this Agreement or the Transaction, (ii) waive any objection to the laying of venue of any Action brought in such court, (iii) waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum, and (iv) agree that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 12.02 shall be deemed good, proper and effective service upon such party. Notwithstanding anything in this Agreement to the contrary, each party hereto hereby irrevocably and unconditionally submits for itself and its property with respect to any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise involving any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any claim or dispute arising out of or relating in any way to the Debt Financing or the performance thereof to the exclusive jurisdiction of court of competent jurisdiction sitting in the borough of Manhattan of the City of New York, whether state or federal court (and, in the case of appeals, appropriate appellate courts therefrom) and agrees that it will not bring or permit any of its Affiliates or representatives to bring or support any action or litigation against any Debt Financing Source in any way relating thereto, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than such courts, irrevocably waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding, and any judgment of such courts may be enforced in any other jurisdictions by suit on the judgment or by any other manner provided by law, agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law and irrevocably waives any right to trial by jury in any such action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement, the Debt Financing or any of the other transactions thereby, including in any action, proceeding or counterclaim against any Debt Financing Source.

(c) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement, the Ancillary Agreements, the Transaction or in any way related to the Debt Financing. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 12.11(c).

Section 12.12 Enforcement.

(a) The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement (including the execution and delivery of the Transferor Note by the Acquiror), the Debt Commitment Letter or the Equity Commitment Letter were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Outside Date or the Extended Outside Date, as applicable, shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action or (b) such other time period established by the court presiding over such Action. The remedies available to Transferor pursuant to this Section 12.12 shall be in addition to any other remedy to which it is entitled at law or in equity.

(b) Notwithstanding anything herein to the contrary, in the event that (i) all conditions set forth in Section 9.01 and Section 9.02 have been and continue to be satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided, that those conditions could be satisfied in the Closing were to occur), (ii) Transferor has confirmed by written notice to Acquiror that (A) all conditions set forth in Section 9.01 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that Transferor would be willing to waive any unsatisfied conditions in Section 9.01 and (B) Transferor is ready, willing and able to consummate the Closing pursuant to Section 2.02 if the Debt Financing is funded, (iii) as a result of all or any portion of the Debt Financing being unavailable, Acquiror does not have immediately available funds that are sufficient for Acquiror to complete the Transaction, and to satisfy all of the obligations of Acquiror under this Agreement, including (A) paying the Closing Payment at the Closing, (any such shortfall in the amount of the Closing Payment, a “Closing Payment Shortfall”) and (B) paying all related costs, fees and expenses in connection with the Transactions and the Financing and (iv) the Closing has not been consummated, then Acquiror or Transferor may, upon notice to the other party, elect to increase the Transferor Note Face Amount by an amount equal to the Closing Payment Shortfall (in which case the Closing Payment will be decreased by such amount) and consummate the Closing pursuant to Section 2.02.

Section 12.13 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the Transaction may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Transferor or Acquiror under this Agreement (whether for indemnification or otherwise) or of or for any Action based on, arising out of, or related to this Agreement or the Transaction.

Section 12.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic mail in portable document format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 12.15 Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Acquiror acknowledges that Latham & Watkins LLP and the in-house legal counsel of the Companies prior to Closing and such other Persons set forth on Section 12.15 of the Disclosure Letter (collectively, “Prior Company Counsel”), have, on or prior to the Closing, represented one or more of the Transferred Entities, Transferor and their Affiliates, and each of their respective officers, employees and directors (each such Person, other than the Transferred Entities, a “Designated Person”) in one or more matters relating to this Agreement, any other agreements contemplated hereby or the Transaction (including any matter that may be related to an Action or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transaction (including any matter that may be related to an Action or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which Acquiror or any of its Affiliates (including the Transferred Entities), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior

Company Counsel will represent them in connection with such matters. Accordingly, Acquiror hereby (A) waives and shall not assert, and agrees after the Closing to cause its Affiliates (including the Transferred Entities) to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (each, a “Post-Closing Representation”), and (B) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in a Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Acquiror or any of its Affiliates (including the Transferred Entities), and even though Prior Company Counsel may (x) have represented the Transferred Entities in a matter substantially related to such dispute or (y) be currently representing Acquiror, a Transferred Entity or any of their respective Affiliates. Without limiting the foregoing, Acquiror (on behalf of itself and its Affiliates (including, following the Closing, the Transferred Entities)) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Transferred Entities or Prior Company Counsel’s duty of confidentiality as to the Transferred Entities and whether or not such disclosure is made before or after the Closing.

(b) Attorney-Client Privilege. Acquiror (on behalf of itself and its Affiliates (including, following the Closing, the Transferred Entities)) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Transferred Entities (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Acquiror, a Transferred Entity and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by Transferor, and shall not pass to or be claimed or used by Acquiror or a Transferred Entity, except as provided in the last sentence of this Section 12.15(b). Furthermore, Acquiror (on behalf of itself and its Affiliates (including, following the Closing, the Transferred Entities)) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not a Transferred Entity also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or a Transferred Entity, on the one hand, and a third party other than a Designated Person, on the other hand, Acquiror shall cause the Transferred Entities and their Affiliates to assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Transferor.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Transferred Entities or the Business containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to Transferor (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Transferred Entities. Absent the prior written consent of Transferor, neither Acquiror nor (following the Closing) the Transferred Entities shall have a right of access to Privileged Materials.

(d) Miscellaneous. Acquiror hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Transferred Entities) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 12.15 shall be irrevocable, and no term of this Section 12.15 may be amended, waived or modified, without the prior written consent of Transferor and Prior Company Counsel affected thereby.

Section 12.16 Designated Individuals. Notwithstanding anything to the contrary set forth in this Agreement, it is understood and agreed that to the extent that any action or omission taken by any Person set forth on Section 12.16 of the Disclosure Letter (each, a “Designated Individual”) on or after the date hereof, or any action or omission of any other Person taken at the direction or with the consent of any Designated Individual on or after the date hereof, in each case, in such Designated Individual’s capacity as a director, officer or employee of Transferor, the Companies or any of their respective Affiliates, would constitute a breach by Transferor or the Companies of any covenant, agreement, representation or warranty in this Agreement or would result in any representation or warranty of by Transferor or the Companies contained in this Agreement being inaccurate, such breach or inaccuracy shall be disregarded for all purposes under this Agreement. Without limiting the generality of the foregoing, (a) Acquiror shall not have any right to rely on any failure of a condition set forth in Section 9.02 to be satisfied (or terminate this Agreement on the basis thereof) or claim any loss or damage or seek any other remedy (whether at law, in equity or otherwise) to the extent that such failure, loss or damage arises from any action or omission of Transferor or the Companies taken by, at the direction of or with the consent of any Designated Individual on or after the date hereof, in each case, in such Designated Individual’s capacity as a director, officer or employee of Transferor, the Companies or any Affiliate thereof and (b) no Designated Individual shall be entitled to (i) waive any provision of this Agreement or any of the Ancillary Agreements on behalf of Transferor or the Companies or (ii) approve or consent to any action on behalf of, or enforce any right of, Transferor or the Companies under this Agreement or the Ancillary Agreements.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first above written.

ACQUIROR:

OB Global Holdings LLC

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Authorized Person

Signature Page to Transaction Agreement

COMPANIES:

OB US PARENT, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Authorized Signatory

IMG ARENA US PARENT, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Authorized Signatory

TRANSFEROR:

WME IMG, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Authorized Signatory

Signature Page to Transaction Agreement

Annex A

Companies

1.

OB US Parent, LLC, a Delaware limited liability company (the “OB Company”, and the assets held by the OB Company (and any assets held by an entity that is treated as disregarded as separate from the OB Company or its regarded owner for U.S. federal income tax purposes), the “Assets”).

2.	IMG Arena US Parent, LLC, a Delaware limited liability company.

Exhibit A

Equity Commitment Letter

[Omitted]

Exhibit B

Transferor Note

[See attached.]

Exhibit B

THE SECURITIES REPRESENTED BY THIS PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

OB GLOBAL HOLDINGS LLC

PROMISSORY NOTE1

$[198,599,400]	[Date] (the Issue Date”)

FOR VALUE RECEIVED, OB Global Holdings LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to WME IMG, LLC, Delaware limited liability company (the “Holder”), the principal sum of $[198,599,400] and to pay interest on the outstanding principal amount of this Promissory Note (this “Note”) in accordance with Section 2 below.

This Note is being issued pursuant to that certain Transaction Agreement, dated November 11, 2024 (as amended, restated, supplemented, replace or otherwise modified from time to time, the “Purchase Agreement”) by and among the Company, the Holder and the other parties thereto, and this Note is the Transferor Note referred to in the Purchase Agreement.

Capitalized terms used in this Note that are not defined herein have the meanings given to such terms in Exhibit A hereto or, if not so defined therein, the meanings ascribed to such terms in the Purchase Agreement.

1. Maturity. The Company shall repay the entire unpaid principal outstanding balance together with all accrued but unpaid interest thereon, in full on [[ ], [ ], 203[_]2 (the “Maturity Date”). Any payments received shall be applied first against costs of collection (if any), then against accrued and unpaid interest, then against the Prepayment/Redemption Premium, then against the principal.

2. Interest. Interest shall accrue daily on the outstanding principal balance of this Note commencing on the date hereof and continuing until repayment of all amounts due hereunder at the rate of 12% for the $198,599,400 provided herein and at a rate per annum equal to Term SOFR3 plus the Applicable Rate with respect to any additional amount that will be funded under this Note pursuant to Section 12.12 of the Purchase Agreement, in each case, per annum calculated on the

[1]	The Transferor Note Face Amount and interest rate and the related terms on this form are subject to adjustments pursuant to Section 12.12 of the Purchase Agreement.
[2]	To be 6 years from the closing.
[3]	Specific benchmark provisions to track Credit Agreement generally.

basis of a 360 day year and actual days elapsed (the “Interest Rate”). Interest will be payable in kind as described in the last sentence of this Section 2. Interest on the unpaid principal amount of this Note (including as increased by all accrued and unpaid PIK Interest (as defined below)) shall accrue daily at the Interest Rate, be cumulative and compound annually on [MM/DD of closing] of each year (each, an “Interest Payment Date”) (or if such date is not a Business Day on the next succeeding business day, with interest accruing to such date) until the Maturity Date when the entire unpaid principal outstanding balance of, and all additional accrued but unpaid interest on, this Note shall be due and payable. All interest accrued and payable on any Interest Payment Date will be paid by capitalizing such interest (the “PIK Interest”) and adding it to (and thereby increasing) the outstanding principal amount of this Note (as increased by any prior payments of PIK Interest). Thereafter the amount of interest so capitalized itself shall bear interest as provided in this Section 2 and shall for all purposes constitute a principal obligation hereunder.

3. Prepayment.

(a) Voluntary Prepayments. Except as provided in Section 3(b), Section 3(d) or Section 6 below, this Note may not be repaid or prepaid, either in whole or in part, on or prior to [________], 202[__]4. After [________], 202[__]5, the Company may repay or prepay in whole or in part the unpaid principal outstanding balance together with all accrued but unpaid interest thereon.

(b) Notwithstanding the foregoing, the Company shall make cash prepayments under the Note (applied in a manner consistent with the second sentence of Section 1) in an amount equal to the Cash Payment Amount, which payment shall not constitute a Prepayment/Redemption Premium Triggering Event and will not be subject to Section 3(d) below. For purposes of this Note, “Cash Payment Amount” means, with respect to any given calendar year, an amount equal to the amount of cash tax distributions that would have been payable to the Holder pursuant to the terms of the LLC Agreement with respect to taxable periods (or portions thereof) included in such calendar year in respect of the Holder’s interest in the Note (assuming that the principles set forth in such operating agreement with respect to tax distributions (and the highest applicable tax rate utilized for any member of the Company) apply, mutatis mutandis, to any income or gain of the Holder allocated to or realized by the Holder in respect of its interest in the Note (including in respect of any guaranteed payments reportable in respect of the Holder’s ownership of the Note, and taking into account any allocations under Section 704(c) of the Code with respect to the Note)). For the avoidance of doubt, the determination of the amount described in the immediately preceding sentence shall (x) take into account restrictions on the ability of the Company to pay tax distributions (including restrictions under the financing arrangements of the Company and its subsidiaries), and (y) if there is not sufficient cash available to pay the Cash Payment Amount and all tax distribution amounts payable to other Company holders, provide for payments of the Cash Payment Amount and such other tax distribution amounts pro rata in accordance with the amounts that would have been payable had no such limitation on cash existed. For the avoidance of doubt, the Cash Payment Amount will not take into account losses of IMG Arena Parent US LLC and/or its subsidiaries.

[4]	To be a date 5 years from the Closing/Issue Date.
[5]	To be a date 5 years from the Closing/Issue Date.

(c) Amortization. There shall be no amortization requirement for the Note.

(d) Prepayment/Redemption Premium. In the event of the occurrence of any Prepayment/Redemption Premium Triggering Event on or prior to [________], 202[__]6, in addition to the entire principal amount of this Note and all accrued and unpaid interest, the Company shall pay to the Holder, a premium equal to the Make-Whole Amount (such amount, the “Prepayment/Redemption Premium”). The Prepayment/Redemption Premium shall be due and payable at the time of each such Prepayment/Redemption Premium Triggering Event. It is understood and agreed that if the Obligations are accelerated or otherwise become due on or prior to [________], 202[__]7 (including as a result of any Event of Default (including an acceleration upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States or other Debtor Relief Laws or upon the occurrence of an Event of Default pursuant to Sections 7(c) or 7(e)), the Prepayment/Redemption Premium shall also be due and payable at such time and such Prepayment/Redemption Premium shall constitute part of the Obligations. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Holder’s lost profits and actual damages as a result thereof, the Prepayment/Redemption Premium payable above shall be presumed to be the liquidated damages sustained by the Holder as the result of the early termination of the Notes hereunder and the Company agrees that it is reasonable under the circumstances currently existing. The Prepayment/Redemption Premium shall also be payable in the event the Obligations (and/or this Promissory Note) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). THE COMPANY HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT/REDEMPTION PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION OR OTHERWISE. The Company expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment/Redemption Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment/Redemption Premium shall be payable notwithstanding the then-prevailing market rates at the time of the Prepayment/Redemption Premium Triggering Event; (C) there has been a course of conduct between the Holder and the Company giving specific consideration in this transaction for such agreement to pay the Prepayment/Redemption Premium; (D) the Company shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Prepayment/Redemption Premium or any similar or comparable prepayment/redemption fee, and the Company shall be estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment/redemption fee similar or comparable to the Prepayment/Redemption Premium; and (E) the Company shall be estopped hereafter from claiming differently than as agreed to in this Section 3(d). The Company expressly acknowledges that its agreement to pay the

[6]	To be a date 5 years from the Closing/Issue Date.
[7]	To be a date 5 years from the Closing/Issue Date.

Prepayment/Redemption Premium to the Holder as herein described are individually and collectively a material inducement to the Holder to provide the Notes. Any provision of this Section 3(d) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Section 3(d), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Representations and Warranties. To induce Holder to enter into this Note, the Company hereby represents and warrants to Holder as of the date hereof that:

(a) Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization and has the requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted and to execute, issue and deliver this Note. The Company is qualified or licensed to do business in each jurisdiction where the nature of the business conducted requires such qualification or license, except where the failure to be so qualified or licensed to do business would not reasonably be expected to have a Material Adverse Effect. The Company is in compliance with all of the terms and provisions of its certificate of formation, operating agreement or similar documents.

(b) Authorization and Power. The Company has the corporate power and requisite authority to execute, deliver, and perform its obligations under this Note and is duly authorized, and has taken all corporate action necessary to authorize it, to execute, deliver, and perform its obligations hereunder. This Note has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) No Conflicts or Consents. None of the execution and delivery of this Note, the consummation of any of the transactions contemplated hereby or the compliance with the terms and provisions hereof, will (i) contravene or conflict with, or result in a material breach of, or constitute a material default under (with due notice or lapse of time or both), in any material respect, (A) any material provision of law, statute or regulation, (B) any material judgment, license, order or permit applicable to the Company, or (C) any material agreement or indenture to which the Company is a party or by which the Company may be bound, or to which the Company may be subject or (ii) result in the creation or imposition of any claim upon any of the properties or assets of the Company. No material consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by the Company of this Note or to consummate the transactions contemplated hereby, except consents, approvals, authorizations, filings and notices that have been obtained or made and are in full force and effect as of the date of this Note.

5. Covenants. For so long as any Obligations of the Note remains outstanding: [ ]8

6. Events of Default. For purposes of this Note, each of the following constitutes an “Event of Default” hereunder: (a) if any payment of principal under this Note is not paid when due; (b) if any payment of interest under this Note is not paid when due; (c) (i) if the Company becomes insolvent or admits in writing its inability to pay debts as they become due; or the Company applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or any property or assets of the Company, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian appointed for the Company or for a substantial part of its property or assets is not discharged within sixty days; or (ii) any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is authorized by the Company’s board of directors or other applicable governing body and/or is commenced in respect of the Company and if such case or proceeding is not authorized or commenced by the Company it is consented to or acquiesced in by the Company or if such case or proceeding is not vacated, stayed or dismissed within sixty days of such commencement; (d) the Company or its subsidiaries (other than IMG Arena Parent and its subsidiaries) fails to make any payment of principal or interest, whether by scheduled maturity, required payment, acceleration, demand or otherwise, in respect of indebtedness under the Credit Agreement or other material9 indebtedness of the Company or its subsidiaries (other than IMG Arena Parent and its subsidiaries); (e) the earlier of (i) the occurrence and continuance of any event of default under the Credit Agreement or other material10 indebtedness of the Company or its subsidiaries (other than IMG Arena Parent and its subsidiaries), the occurrence and continuance of which has caused such indebtedness to become due prior to its stated maturity pursuant to its terms and (ii) fifteen days following the occurrence and continuance of any event of default (following the expiration of any applicable grace period, the giving notice, or both, if and to the extent applicable) under the Credit Agreement or other material11 indebtedness of the Company or its subsidiaries (other than IMG Arena Parent and its subsidiaries) the occurrence and continuance of which permits the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity pursuant to its terms; (f) the dissolution of the Company or the termination of the Company’s existence as a going business; or (g) the Company’s failure to comply with or perform any other non-monetary term, obligation, covenant or condition contained in this Note, and such failure is not cured within fifteen days after receipt by the Company of written notice from the Holder detailing such failure.

[8]

To include covenants for affiliate transactions, indebtedness, restricted payments, passive holding company, and notice of defaults and events of default covenants substantially consistent with the terms of the Covenant Rider attached hereto as Exhibit B.

[9]	Materiality threshold to be substantially consistent with that in the Credit Agreement plus a 10% cushion.
[10]	Same as FN9.
[11]	Same as FN9.

7. Remedies Upon an Event of Default/ Change in Control; Recapitalization. If an Event of Default under Section 7(c) occurs, the entire unpaid principal amount, all accrued and unpaid interest, and any other amounts due under this Note (including the Prepayment/Redemption Premium ), will be immediately due and payable together with interest thereon accruing daily on the unpaid amount, without presentment, demand, protest or notice of any kind, all of which the Company expressly waives, and Holder may exercise from time to time any rights, powers and remedies available to Holder under all applicable laws or in equity. Without limiting the foregoing, if any other Event of Default occurs, then Holder may, at its option, exercise any one or more of the following rights and remedies: (a) Holder may declare the entire unpaid principal amount, including all accrued interest and the Prepayment/Redemption Premium, immediately due and payable together with interest thereon accruing daily on the unpaid amount without presentment, demand, protest or notice of any kind, all of which the Company expressly waives; and (b) Holder shall be entitled to exercise from time to time any rights, powers, and remedies available to Holder under all applicable laws or in equity. Subject only to any limitation imposed by applicable law, the Company also agrees to pay all expenses incurred by Holder in collecting any amounts payable under this Note which are not paid when due, whether by acceleration or otherwise, including reasonable attorneys’ and paralegals’ fees and expenses and court costs. Additionally, the entire principal amount of this Note, all accrued and unpaid interest, and any other amounts due under this Note (including the Prepayment/Redemption Premium), will be immediately due and payable in the event of (a) a Change in Control and/or (b) a Recapitalization. For purposes of this Note, a “Change in Control” shall mean, (a) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, (b) a transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of the Company) the result of which is that the equityholders (including Affiliates thereof and any trusts held for the benefit of any such equityholders) immediately prior to such transaction or series of related transactions are (after giving effect to such transaction or series of related transactions) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of a majority of the voting power of the outstanding voting securities of the Company, in each case where the acquiring party is a third party unaffiliated with the Company, or (c) an IPO. For purposes of this Note, a “Recapitalization” shall mean any restructuring or change in the capitalization structure of the Company or its subsidiaries involving the distribution or payment of (a) any proceeds of any indebtedness for borrowed money or (b) any other investment proceeds or funds (other than, for the avoidance of any doubt, any Restricted Payments permitted under this Note), in each case, to the equityholders of the Company, other than in connection with the disposition of the IMG Arena Business; provided that (i) a sale or other Transfer (as defined in the LLC Agreement) (in one or more transactions) of no more than 30% in the aggregate of the equity interests of the Company by Ari Emanuel or his Affiliates, or (ii) any restructuring or change in the capitalization structure which, in the case of clause (ii), (x) does not otherwise result in an Event of Default under this Note, (y) does not result in Ari Emanuel and his Affiliates holding less than 70% in the aggregate of the equity interests of the Company, and (z) such transaction (or series of transactions) does not adversely affect, or would reasonably be expected to adversely impact, the Company’s ability to repay this Note or perform its obligations hereunder pursuant to the terms hereof, will not constitute a Recapitalization or Change in Control under this Note.

8. Miscellaneous.

(a) Governing Law. This Note and all matters related hereto shall in all respects be governed by and construed in accordance with the laws of the State of New York. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Note shall be filed exclusively in the United States District Court for the Southern District of New York or the state courts located in the State of New York, and the parties hereto expressly consent to the exclusive jurisdiction of such courts and expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith. Final judgment against the Company in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. The Company hereby acknowledges that this Note constitutes an instrument for the payment of money, and consents and agrees that the Holder, at its sole option, in the event of a dispute by the Company in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213. Nothing in this Section 8 shall affect the right of the Holder to (i) commence legal proceedings or otherwise sue the maker in any other court having jurisdiction over the Company or (ii) serve process upon the maker in any manner authorized by the laws of any such jurisdiction. The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in this Section and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(c) Amendments; Waivers. Neither the Company nor Holder will (by act, delay, omission or otherwise) be deemed to have waived any of its rights or remedies hereunder, or any provision hereof, unless such waiver is in writing signed by such party, and any such waiver will be effective only to the extent specifically set forth therein. A waiver by either party of any right or remedy under this Note on any one occasion will not be construed as a bar to or waiver of any such right or remedy which such party would otherwise have had on any future occasion.

(d) Severability. Wherever possible, each provision of this Note which has been prohibited by or held invalid under applicable law will be ineffective to the extent of such prohibition or invalidity, but such prohibition or invalidity will not invalidate the remainder of such provision or the remaining provisions of this Note.

(e) Transfers; Assignees. This Note may not be transferred or assigned by the Company without Holder’s prior written consent. Holder may transfer or assign this Note only in compliance with the legend set forth hereon and, other than an assignment to an Affiliate of the Holder, with the prior written consent of the Company. If the transfer or assignment is based on an exemption under applicable securities laws, the Company may condition the transfer or assignment on receipt from Holder or the transferee/assignee of a reasonably acceptable opinion of counsel confirming the exemption. Until notified by Holder in writing of the transfer of this Note, the Company shall be entitled to deem Holder or such person who has been so identified by Holder in writing to the Company as the owner and holder of this Note. This Note is issued in registered form as to both principal and interest and shall be initially registered on the books and records of the Company in the name of Holder. Wherever in this Note reference is made to the Company or Holder, such reference will be deemed to include, as applicable, a reference to their respective successors and assigns, legatees, heirs, executors, administrators and legal representatives, as applicable, and, in the case of Holder, any future holder of this Note. The provisions of this Note will be binding upon and will inure to the benefit of such successors, assigns, holders, legatees, heirs, executors, administrators and legal representatives, as applicable. Upon surrender for registration of transfer of this Note, the Company, at its expense, will execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate principal amount. This Note may be exchanged at the option of the Holder thereof for Notes of a like aggregate principal amount but in different denominations. Whenever this Note is so surrendered for exchange, the Company, at its expense, will execute and deliver the Notes that the Holder making the exchange is entitled to receive. All Notes issued upon any registration of transfer or exchange will be the legal and valid obligations of the Company evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange. The person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, until due presentment of a Note for registration of transfer so provided herein.

(f) Headings; Interpretation. The headings of the sections of this Note are solely for convenient reference and will not be deemed to affect the meaning or interpretation of any provision of this Note.

(g) Securities Laws. Holder, by acceptance of this Note, hereby represents and warrants that Holder has acquired this Note for investment only and not for resale or distribution hereof. Holder, by acceptance of this Note, further understands, covenants and agrees that the Company is under no obligation and has made no commitment to provide for registration of this Note under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, or to take such steps as are necessary to permit the sale of this Note without registration under those laws.

(h) Usury. It is the intention of the Company and Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note will be subject to reduction to an amount which is the maximum legal amount allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.

(i) Lost Notes, etc. If the original copy of this Note is mutilated, destroyed, lost or stolen, the Company will execute and deliver one or more new Notes for a like amount, in substitution therefor, in exchange for (i) the statement of the Holder, briefly setting forth the circumstances with respect to such mutilation, destruction, loss or theft, and (ii), except for a mutilation where the original mutilated original is delivered to the Company, a written agreement (without security or payment) to indemnify the Company and Holdco against any claim that may be made on account of the alleged mutilation, destruction, loss or theft. If requested by the Holder, the Company will issue replacement Notes following any merger or other reorganization of the Company not prohibited by this Note or requiring repayment.

(j) Further Assurances. The Company agrees to (i) cooperate fully with the Holder, (ii) execute such further Instruments, documents, financing statements and agreements that may be required under applicable law and (iii) give such further written assurances and take such further action as may be reasonably requested by the Holder, in each case, as may be necessary to carry out and effectuate the provisions and purposes of this Note and the transactions contemplated hereunder.

(k) Certain Additional Matters.

1.

The parties agree that (i) the Note, which is not secured, is intended to be treated as equity of the Company for U.S. federal and other applicable tax purposes and (ii) accruals of interest under this Note are intended to result in an allocation of a preferential right to a distributive share of the Company’s net income to the Holder (and, to the greatest extent permitted by applicable Law, the Note will not give rise to any guaranteed payment or gross item allocation or other allocation to the Holder) (collectively, the “Intended Tax Treatment”). In furtherance of the foregoing, the Company and Holder further agree that (i) this Note shall be treated as part of the LLC Agreement as described in Section 761(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c); and (ii) the provisions of the LLC Agreement set forth in Article VII, clause (i) of Section 8.1(e), and, subject to the terms of this Note, Section 6.6 (each, as in effect on the date of issuance of this Note) shall apply with respect to Holder and the Note (and tax allocations made in respect of the Note). The Company and the Holder agree to prepare and file, or cause to be prepared and filed, all tax returns in a manner that is consistent with the Intended Tax Treatment, provided, however, that nothing contained herein shall be construed so as to prevent the Company, the Holder or their respective Affiliates or direct or indirect owners from settling, or require any of them to litigate, any proposed deficiency or adjustment initiated by any governmental authority challenging the Intended Tax Treatment after making good faith efforts to defend such Intended Tax Treatment. Notwithstanding the foregoing, for the avoidance of doubt, nothing in this clause (k) (including the incorporation of Section 6.6 of the LLC Agreement) shall limit or override the obligations under the Purchase Agreement with respect to the intended tax treatment described in clauses (i) through (vi) of Section 8.04 of the Purchase Agreement.

2.

The parties agree that (i) the Company shall use commercially reasonable efforts to furnish to the Holder (x) with respect to each fiscal year, by March 31 of the following fiscal year, an IRS Schedule K-1, subject to reasonable delays in the event of late receipt of financial or tax information from any Person in which the Company owns an interest, (y) such additional tax-related information requested by the Holder; and (ii) after the Closing, for so long as more than a de minimis amount of the principal or interest under this Note is outstanding (or was outstanding during the taxable period for which such action is being taken), without the Holder’s consent (which shall not be unreasonably withheld, conditioned or delayed), the Company and its subsidiaries shall not make any tax election, take any Tax Return position, or settle or compromise any audit or other tax proceeding, in each case, with respect to the Company or its subsidiaries that would reasonably be expected to have a materially adverse and materially disproportionate effect on the Holder (or any of its direct or indirect owners) (including for this purpose, for the avoidance of doubt, taking actions that would result in Holder no longer holding its interests in the business of the Company in pass-through form for U.S. federal income tax purposes). Notwithstanding anything in the LLC Agreement, the Company and the Holder agree that the Company will utilize the “closing of the books” method for purposes of allocations under Section 706 of the Code (and the calendar day convention) with respect to changes in the interest that Holder owns in the Company, and that in the event of any inconsistency between the terms of this Note or the Purchase Agreement and the terms of Article VII of the LLC Agreement, the terms of this Note or the Purchase Agreement shall control (and, for the avoidance of doubt, any payment of the Cash Payment Amount hereunder shall be treated as provided for herein, and shall not otherwise be treated as an advance of amount due to Holder under this Note). For the avoidance of doubt (and notwithstanding anything else contained herein or in the LLC Agreement), the provisions of Section 7.2(f) of the LLC Agreement shall only apply to Holder in its capacity as Holder and with respect to its interest in the Company and its subsidiaries after the date of the issuance of this Note.

3.

If there is a final audit adjustment or similar assessment in respect of income tax items of the Company for periods beginning on or after the date of the issuance of this Note, the exception to the Restricted Payments limitation set forth in Section 1(c) of Exhibit B will permit incremental Restricted Payments under this Note to the direct and indirect owners of the Company in an amount necessary (as reasonably determined by the Company in good faith) for such owners to pay incremental taxes, interest and penalties attributable to such adjustment (for the avoidance of doubt, without duplication of any such taxes, interest and penalties that are discharged via the payment of an ‘imputed underpayment’ by (or that are otherwise paid by) the Company or its subsidiaries).

4.

The members of the Company have executed and adopted the LLC Agreement as of the date of the issuance of this Note, and the LLC Agreement will not be amended or modified (and the Company shall not fail to comply) with respect to the provisions thereof directly pertaining to this Note in a manner adverse to the Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officer thereunto duly authorized.

OB Global Holdings LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Promissory Note]

Exhibit A

Defined Terms

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (iv) any reference herein to an individual shall be construed to mean a natural person, and (v) all references herein to Sections shall be construed to refer to Sections of this Note.

Further, the following capitalized terms, shall be given the meanings set forth below for purposes of the Note.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Rate” means 6.00%.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time and any successor statute.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain [Credit Agreement, dated as of [•], by and among AE OpenBet AcquireCo LLC, a Delaware limited liability company the several financial institutions party thereto as lenders, and [•] as administrative agent as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time.

“IPO” means the consummation of (i) the initial underwritten public offering of securities of the Company or any of its subsidiaries, (ii) the initial voluntary listing of securities of the Company or any of its subsidiaries, or (iii) a SPAC Acquisition.

“LLC Agreement” means that certain limited liability company agreement of the Company as in effect as of the date of this Note, which agreement shall be consistent in all respects (excluding de minimis changes) with the form of limited liability company agreement shared between the Company and Holder on the date of the Purchase Agreement to the extent directly pertaining to this Note, except for such changes or modifications as are not adverse to the Holder (except as otherwise agreed by each of Company and Holder).

“Make-Whole Amount” means an amount equal to (i) the product of (x) 1.76 multiplied by (y) the outstanding principal amount of this Promissory Note as of the Issue Date, minus (ii) the sum of (A) the sum of the entire unpaid principal amount and all accrued and unpaid interest under this Note as of any Prepayment/Redemption Premium Triggering Event and (B) any prepayments made pursuant to Section 3(b) of this Promissory Note.

“Material Adverse Effect” means any event or series of events that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on: (i) the ability of the Company to perform its obligations under this Note; or (ii) the validity or enforceability of this Note or the rights and remedies of Holder hereunder.

“Obligations” means all obligations of the Company from time to time arising under, or in respect of, the due and punctual (i) payment of the principal hereunder and all other monetary obligations (including fees, expenses, costs and indemnities) of the Company under this Note and under each additional Note issued to, or loan or extension of credit made to, Holder, in each case, when and as due, whether at maturity, by acceleration or otherwise, and including interest or other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding, (ii) performance of all covenants, agreements, obligations and liabilities of the Company under or pursuant to this Note and (iii) any Prepayment/Redemption Premium.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prepayment/Redemption Premium” has the meaning set forth in Section 3(d).

“Prepayment/Redemption Premium Triggering Event” means (A) any payment and/or redemption of the Notes in cash on or prior to [________], 202[__]12 (including at the option of the Company or as a result of any Change in Control or Recapitalization) and/or (B) any acceleration of the Notes on or prior to [________], 202[__]13 (after an Event of Default, by operation of law or otherwise).

“SOFR Floor” shall mean 1.50% per annum.

“SPAC Acquisition” shall mean any merger, amalgamation, business combination or similar transaction between the Company or any of its subsidiaries (or any newly formed direct or indirect parent thereof or any direct or indirect subsidiary thereof) and a “blank-check” company or special purpose acquisition company (i.e., a “SPAC”) that results in equity securities of such resulting entity being registered under the Act.

[12]	To be a date 5 years from the Closing/Issue Date.
[13]	To be a date 5 years from the Closing/Issue Date.

“Term SOFR” shall mean [__].14

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

[14]	Term SOFR definition to track senior secured debt definitive documentation and be subject to the SOFR Floor. Benchmark and margin mechanics to track the credit agreement generally.

Exhibit B

Covenant Rider

1. Covenants. For so long as any Obligation of the Note remains outstanding:

(a) Affiliate Transactions. The Company shall, and shall cause each of its subsidiaries (other than IMG Arena Parent and its subsidiaries) to, not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions respect thereto with, any of its Affiliates, except:

1.	on terms substantially as favorable to the Company as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

2.	transactions required to be undertaken pursuant to this Note or pursuant to the Transaction Agreement or to the extent permitted under Section [ ](c) (Restricted Payments);

3.	transactions between the Company and its subsidiaries; or

4.	as otherwise permitted by the Credit Agreement as in effect as of the date hereof.

(b) Indebtedness. The Company shall, and shall cause each of its subsidiaries (other than IMG Arena Parent and its subsidiaries) to, not incur any secured or unsecured third party indebtedness for borrowed money unless: (i) the Consolidated Total Leverage Ratio15 is less than or equal to 4.00 to 1.00 and (ii) the Consolidated Interest Charge Coverage Ratio is greater than or equal to 1.50 to 1.00, in each case, on a Pro Forma Basis.1617

(c) Restricted Payments. The Company shall not pay or make, directly or indirectly, any Restricted Payment, except for distributions that are (1) payable to Members of the Company (for the avoidance of doubt, excluding Holder) under Section 7.2(g) of the LLC Agreement; and (2) in respect of the tax obligations of the Members of the Company with respect to the Company to the extent permitted by [Section [ ] of the Credit Agreement (as in effect as of the date hereof, and applied mutatis mutandis to the tax items of the Company and based on earnings attributable to the OpenBet Business)]18.

[15]	Consolidated Total Leverage Ratio to be calculated on a gross basis.
[16]	Defined terms to conform to the corresponding terms in the Credit Agreement, which are with respect to OB Global OpenBet Holdings 2 LLC and its subsidiaries.
[17]

All operational and ordinary course debt for borrowed money consistent with past practice will be permitted on the same terms as under the Credit Agreement to the extent captured by this Indebtedness covenant.

[18]	To cover the basket permitting the tax distributions in the Credit Agreement or any replacement credit agreement. Exception is subject to negotiation upon receipt of the Credit Agreement.

(d) Passive Holdings. The Company shall not engage in any business activities other than (i) ownership of the stock and stock equivalents of [OB Holdco, LLC] and [Arena Holdco, LLC], (ii) activities incidental to maintenance of its limited liability company existence, (iii) performance of its rights and obligations under this Note or pursuant to the Transaction Agreement to which it is a party, (iv) holding any cash received in connection with Restricted Payments made in accordance herewith pending application thereof by it to the extent not prohibited hereunder, (v) any issuance of its stock or stock equivalents to the extent not prohibited hereunder, (vi) payment of dividends to the extent not prohibited hereunder, (vii) participating in tax, accounting and other administrative matters of its subsidiaries in the ordinary course of business, (viii) providing indemnification to officers and directors in accordance with the LLC Agreement, (ix) any transaction entered into in connection with any disposition of Arena Holdco, LLC and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this sentence.

(e) Notice of Default. Promptly (but in any event within three Business Days) after the occurrence thereof, the Company shall notify the Holder of the occurrence and continuation of any default or event of default under the Credit Agreement or any other material indebtedness; provided, that, the failure to provide notice of a default (but not event of default) under the Credit Agreement or other material indebtedness shall in no event result in an Event of Default hereunder until fifteen days after such default becomes an event of default under the Credit Agreement or such other applicable material indebtedness. Each notice pursuant to this clause (e) shall be accompanied by a written statement of an officer of the Company setting forth a summary description of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in the Company or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such equity interests, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such equity interests.

Exhibit C

Transition Services Agreement

[Omitted]

Exhibit D

Pre-Closing Restructuring

[Omitted]

Exhibit E

Purchase Price Allocation Methodology

[Omitted]